Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

MONITRONICS INTERNATIONAL, INC.,

as Buyer,

OAK HILL CAPITAL PARTNERS III, L.P.,

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.,

PCP SN HOLDINGS, INC.,

BNY MELLON-ALCENTRA MEZZANINE PARTNERS III, L.P.,

PERRY COMPANIES, INC.,

CHARLES MAY,

KEN WIESENFELD,

GARY FRANKLYN,

AND

NICHOLAS PERRY,

as Sellers of the Target,

OAK HILL CAPITAL PARTNERS III (AIV I), L.P.,

AND

OAK HILL CAPITAL PARTNERS III (AIV II), L.P.,

as the Blocker Sellers,

OAK HILL CAPITAL PARTNERS III, L.P.,

as the Fund Indemnitor for the limited purposes set forth herein,

and, for the limited purposes set forth herein,

ASCENT CAPITAL GROUP, INC.

July 10, 2013

SECTION 10.12	Schedules	121
SECTION 10.13	Counterparts	121

v

EXHIBITS

Exhibit A	Ultimate Interests
Exhibit B-1	Non-Solicitation and Non-Competition Agreement (Oak Hill Entities)
Exhibit B-2	Non-Solicitation and Non-Competition Agreement (Richard Perry)
Exhibit B-3	Non-Solicitation and Non-Competition Agreement (Ken Wiesenfeld)
Exhibit C	[Reserved]
Exhibit D-1	Amended Employment Agreement (Gary Franklyn)
Exhibit D-2	Amended Employment Agreement (Ken Wiesenfeld)
Exhibit D-3	Amended Employment Agreement (John J. O’Brien)
Exhibit D-4	Amended Employment Agreement (Richard Perry)
Exhibit D-5	Amended Employment Agreement (Nicholas Perry)
Exhibit D-6	Amended Employment Agreement (Kurt Becker)
Exhibit E-1	Closing Working Capital
Exhibit E-2	Closing Working Capital Illustrative Calculation
Exhibit F	Form of Escrow Agreement
Exhibit G	Notices

SCHEDULES

1.1(a)	Non-Solicitation and Non-Competition Agreements
1.1(b)	Amended Employment Agreements
1.1(c)	Litigation Reserve
2.3(g)	Policies
3.1	Subsidiaries
3.3(a)	Conflicts
3.3(b)	Consents
3.6	Actions
3.8(a)(i)	Target Capitalization
3.8(a)(ii)	Target Holders
3.8(a)(iii)	Target Options; Voting Agreements
3.8(b)(i)	Intermediate Capitalization
3.8(b)(ii)	Intermediate Voting Agreements
3.8(c)(i)	SN Holdings Capitalization
3.8(c)(ii)	SN Holdings Holders
3.8(c)(iii)	SN Holdings Voting Agreements
3.8(d)(i)	Company Capitalization
3.8(e)(i)	Company Subsidiaries’ Capitalization
3.8(e)(ii)	Company Subsidiaries’ Holders
3.8(e)(iii)	Company Subsidiaries’ Voting Agreements
3.8(f)(i)	Blocker Capitalization
3.8(f)(ii)	Blocker Holders
3.10(a)	Seller Sold Entity Financial Statements
3.10(b)(iii)	Company Liabilities
3.10(b)(iv)	Liability Thresholds
3.10(c)	Seller Sold Entities Consolidated First Quarter Financial Statements
3.10(d)	Indebtedness of Seller Sold Entities

3.11(a)	Blocker Financial Statements
3.11(b)	Blocker First Quarter Financial Statements
3.12(a)	Changes in Operations
3.12(b)(ii)	Indebtedness
3.13(a)	Permits
3.13(b)	Compliance with Laws
3.13(c)	Alarm Monitoring Claims
3.14(a)	Taxes
3.14(b)	Tax Audits
3.14(c)	Changes in Taxable Income
3.14(d)	Distribution or Controlled Corporation Status
3.14(e)	Foreign Residency Issues
3.14(f)	Listed Transactions
3.14(g)	Agreements with Taxing Authorities
3.14(h)	Aggregate Blocker Attributes
3.14(i)	Intercompany Transactions
3.14(j)	Disregarded Entity Status
3.15(a)	Intellectual Property
3.15(b)	Rights to Use Intellectual Property
3.15(c)	Threatened or Pending Claims; Infringement
3.16(a)	Material Contracts
3.16(a)(ii)	Material Alarm Monitoring Purchase Agreements
3.16(b)	Defaults
3.17(a)	Employee Benefit Plans
3.17(m)	Employee Plan Liability
3.18(b)	Leased Real Property
3.19(a)	Employees
3.20	Compliance with Environmental Laws
3.21(a)	Insurance Policies
3.21(b)	Denial of Coverage; Reservation of Rights
3.22	Affiliate Transactions
3.23(a)(i)	Form Alarm Monitoring Purchase Agreements
3.23(a)(ii)	Alarm Monitoring Purchase Agreements
3.23(a)(iv)	Incomplete Alarm Monitoring Purchase Agreements
3.23(b)	Cessation or Reduction of Dealer Business
3.23(c)	RMR Reductions
3.23(d)	Termination of Alarm Monitoring Purchase Agreements
3.23(e)	Dealer Discounts and Rebates
3.23(f)(i)	Aggregate RMR
3.23(f)(ii)	Dealer Loans
3.23(g)	Dealer Disputes
3.23(h)	Dealer Guaranty Period
3.23(i)(i)	Alarm Monitoring Purchase Agreement Defaults
3.23(i)(ii)	Form Alarm Monitoring Purchase Agreement Compliance with Laws
3.24(a)	Other Parties to Alarm Monitoring Agreements
3.24(b)	List of Alarm Monitoring Agreements

3.24(c)(i)	Alarm Monitoring Agreement Defaults
3.24(c)(ii)	Form Alarm Monitoring Agreement Compliance with Laws
3.24(d)	Telephone Lines
3.24(e)	Other Alarm Monitoring Agreements
3.24(f)	Sprinkler Systems, Inspections and Certificates
3.24(h)	Accounts Receivable
3.24(i)	RMR
3.25(b)	Central Monitoring Centers
3.27	Bank Accounts
4.3(b)	Buyer Consents
4.8	Ascent Capital Stock
5.4(k)	Competitor Litigation
5.14(a)	Employee Termination
6.6	Consents
9.9(h)	OHCP III Agreement

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into this 10th day of July, 2013, by and among Monitronics International, Inc., a Texas corporation (the “Buyer”), Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership (“OHCP III”), Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership (“OHCMP III”, and together with OHCP III, the “Oak Hill Entities”), the Fund Indemnitor (as defined below) for the limited purposes set forth herein, PCP SN Holdings, Inc., a Delaware corporation (“PCP”), BNY Mellon-Alcentra Mezzanine Partners III, L.P., a Delaware limited partnership (“BNY”), Perry Companies, Inc., a Florida corporation (“Perry Companies”), Charles May (“May”), Ken Wiesenfeld (“Wiesenfeld”), Gary Franklyn (“Franklyn”) and Nicholas Perry (“Perry” and together with the Oak Hill Entities, PCP, BNY, Perry Companies, May, Wiesenfeld, Franklyn and Perry, the “Sellers” and each, a “Seller”), Oak Hill Capital Partners III (AIV I), L.P., a Cayman Islands exempted limited partnership (“AIV I”), Oak Hill Capital Partners III (AIV II), L.P., a Cayman Islands exempted limited partnership (“AIV II”, and together with AIV I, the “Blocker Sellers”), and solely for the purposes set forth herein, Ascent Capital Group, Inc., a Delaware corporation and the direct parent company of Buyer (“Ascent”).

RECITALS:

WHEREAS, (i) the Sellers, OHCP SN A, Inc., a Delaware corporation (“OHCPSNA”), and OHCP SN B, Inc., a Delaware corporation (“OHCPSNB” and together with OHCPSNA, the “Blockers”), own 100% of the outstanding limited liability company interests, as set forth adjacent to each Seller’s or Blocker’s name on Exhibit A attached hereto, of OHCP Ultimate Security Holdings LLC, a Delaware limited liability company (the “Target”), (those outstanding interests of Target held by the Sellers being referred to as the “Seller Interests”, those outstanding interests of Target held by the Blockers being referred to as the “Blocker Ultimate Interests” and, collectively, the outstanding interests of Target as set forth on Exhibit A being referred to as the “Ultimate Interests”), (ii) the Target and OHCP Intermediate Securities Holdings, Inc., a Delaware corporation (“Intermediate”), own 100% of the limited liability company interests in OHCP Security Networks Holdings LLC, a Delaware limited liability company (“SN Holdings”, together with the Target and Intermediate, the “Holding Companies”), and (iii) SN Holdings owns 100% of the limited liability company interests in Security Networks LLC, a Florida limited liability company (the “Company”);

WHEREAS, the Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, the Seller Interests, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Blocker Sellers own 100% of the outstanding capital stock (the “Blocker Interests”) of the Blockers;

WHEREAS, the Buyer wishes to purchase from the Blocker Sellers, and the Blocker Sellers wish to sell to the Buyer, the Blocker Interests, upon the terms and subject to the conditions set forth herein (the sale and purchase of the Seller Interests and the Blocker Interests are hereinafter referred to as the “Transactions”);

WHEREAS, concurrently with the execution of this Agreement, the Buyer and each of the Persons set forth on Schedule 1.1(a) are executing a non-solicitation and non-competition agreement (the “Non-Solicitation and Non-Competition Agreements”) in the applicable form attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, which Non-Solicitation and Non-Competition Agreements shall be effective at Closing in accordance with the terms and conditions therein; and

WHEREAS, concurrently with the execution of this Agreement, the Company and each of the Persons set forth on Schedule 1.1(b) are executing an amended employment agreement in the applicable form attached hereto as Exhibit D-1, Exhibit D-2, Exhibit D-3, Exhibit D-4 (together with the release attached thereto, fully executed by the applicable Person), Exhibit D-5 and Exhibit D-6 (the “Amended Employment Agreements”) which Amended Employment Agreements shall be effective at Closing in accordance with the terms and conditions therein.

AGREEMENTS:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the term:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“2013 Short Year” has the meaning set forth in Section 3.14(h) (Taxes).

“Accounting Methodology” means, collectively, the accounting principles, methods and practices used in preparing the Company Year-End 2012 Financial Statements and the Company First Quarter Financial Statements, applied on a consistent basis and in accordance with GAAP.

“Actions” has the meaning set forth in Section 3.6 (Absence of Litigation).

“Additional Funds” has the meaning set forth in Section 2.4(a) (Payment; Escrow; Payment Procedures).

“Adjustment Time” means 11:59 p.m., New York time, on the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of the foregoing, (i) for all periods prior to the Closing, neither Buyer, on the one hand, nor the Sold Entities, on the other hand, will be treated as an Affiliate of the other, (ii) for all periods after the Closing, none of the Sellers or the Blocker Sellers, on the one hand, nor the Sold Entities, on the other hand, will be treated as an Affiliate of the other, and (iii) each Oak Hill Entity and each Blocker Seller are Affiliates of each other Oak Hill Entity and each other Blocker Seller.

“Aggregate Blocker Attributes” has the meaning set forth in Section 3.14(h) (Taxes).

“Agreement” has the meaning set forth in the Preamble.

“AIV I” has the meaning set forth in the Preamble.

“AIV II” has the meaning set forth in the Preamble.

“Alarm Monitoring Agreement” means any alarm monitoring agreement under which the Company or any of its Subsidiaries provides monitoring services to a subscriber (whether residential or commercial) (which, for the avoidance of doubt, excludes monitoring agreements pursuant to which revenue attributable to the provision of wholesale monitoring services is received).

“Alarm Monitoring Purchase Agreement” means each written agreement between the Company or any of its Subsidiaries, on the one hand, and any Dealer, on the other hand, pursuant to which the Company or its applicable Subsidiary acquires Alarm Monitoring Agreements.

“Alternative Transaction” has the meaning set forth in Section 5.9(a) (Alternative Transactions).

“Amended Employment Agreements” has the meaning set forth in the Recitals.

“Ascent” has the meaning set forth in the Preamble.

“Ascent Commission Filings” means all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed (and not simply furnished) by Ascent (including any predecessors of Ascent) with the SEC since December 31, 2010.

“Ascent Financing” has the meaning set forth in Section 5.15 (Ascent Funding).

“Ascent Registration Rights Indemnitee” has the meaning set forth in Section 5.22(h)(ii) (Registration Rights).

“Ascent Shares” means 253,333 shares of Ascent Stock.

“Ascent Stock” means the Series A common stock, $0.01 par value per share, of Ascent.

“ASIS” has the meaning set forth in Section 3.15(d) (Intellectual Property).

“Attribute Dispute Notice” has the meaning set forth in Section 9.14(a) (Blocker Attributes).

“Attribute Notice” has the meaning set forth in Section 9.14(a) (Blocker Attributes).

“August 16 RMR” means the aggregate RMR of the Company and its Subsidiaries as of 11:59 p.m., New York time, on August 16, 2013.

“Balance Sheet Date” has the meaning set forth in Section 3.10(a) (Seller Sold Entity Financial Statements; No Undisclosed Company Liabilities; Indebtedness).

“Benefit Plans” has the meaning set forth in Section 3.17(a) (Employee Benefit Plans).

“Blackout Period” has the meaning set forth in Section 5.22(d) (Registration Rights).

“Block Sale” means the sale of a quantity of Ascent Stock that has a purchase price of at least $500,000 (determined without giving effect to discounts, commissions and expenses).

“Blockers” has the meaning set forth in the Recitals.

“Blocker Adjustments” has the meaning set forth in Section 9.14(a) (Blocker Attributes).

“Blocker Closing Date Aggregate Basis” has the meaning set forth in Section 3.14(h) (Taxes).

“Blocker Closing Date NOLs” has the meaning set forth in Section 3.14(h) (Taxes).

“Blocker Financial Statements” has the meaning set forth in Section 3.11(a) (Blocker Financial Statements; Blocker Indebtedness).

“Blocker Interests” has the meaning set forth in the Recitals.

“Blocker Percentage Interest” means twenty-two percent (22%).

“Blocker Sellers” has the meaning set forth in the Preamble.

“Blocker Ultimate Interests” has the meaning set forth in the Recitals.

“BNY” has the meaning set forth in the Preamble.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Delayed Closing” has the meaning set forth in the definition of “Estimated Purchase Price”.

“Buyer Indemnified Person” has the meaning set forth in Section 9.1(a) (Indemnification of Buyer).

“Cap” has the meaning set forth in Section 9.9(a) (Fund Indemnity).

“Claim” has the meaning set forth in Section 9.3(a) (Notice of Claim).

“Closing” has the meaning set forth in Section 2.2(a) (Closing).

“Closing Date” has the meaning set forth in Section 2.2(a) (Closing).

“Closing Date NOL” has the meaning set forth in Section 3.14(h) (Taxes).

“Closing Date RMR” means the aggregate RMR of the Company and its Subsidiaries as of the Adjustment Time.

“Closing Statement” has the meaning set forth in Section 2.3(b) (Working Capital; Closing Date RMR).

“Closing Working Capital” means (i) the aggregate amount of the current assets of the Company and its Subsidiaries, which current assets shall include only the line items set forth on Exhibit E-1 (which, for the avoidance of doubt, shall not include cash), attached hereto under the heading “Current Assets” and no other assets, less the aggregate amount of (ii) the current liabilities of the Company and its Subsidiaries (including any current liabilities attributable to long term Indebtedness (in each case, other than any current liabilities attributable to any Indebtedness included in any Indebtedness Repayment Amount or otherwise paid by or on behalf of the Sold Entities at or prior to the Closing)), which current liabilities shall include only the line items set forth on Exhibit E-1, attached hereto under the heading “Current Liabilities” and no other liabilities, (iii) the long-term deferred Dealer holdback, (iv) any Liabilities related to any financed insurance premiums, and (v) any Liabilities relating to the aggregate severance amounts that will be payable to Wiesenfeld, Franklyn, John O’Brien and, solely to the extent that his Amended Employment Agreement as in effect at the Closing provides for a term of nine months or less, Kurt Becker, in each case, following the termination of their respective Amended Employment Agreements, plus the aggregate amount of cash, in each case calculated on a consolidated basis as of the Adjustment Time and without giving effect to any of the Transactions.  An illustrative calculation of the Closing Working Capital as of each of March 31, 2013 and May 31, 2013, calculated in accordance with the Accounting Methodology and GAAP is set forth on Exhibit E-2.  For the avoidance of doubt, in no event shall any Liabilities related to the Specified Litigation (including the settlement or defense thereof) be included as a “Current Liability.”

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Recitals.

“Company First Quarter Financial Statements” has the meaning set forth in Section 3.10(c) (Seller Sold Entity Financial Statements; No Undisclosed Company Liabilities; Indebtedness).

“Company Second Quarter Financial Statements” has the meaning set forth in Section 5.10(b) (Interim Financial Statements).

“Company Policies and Procedures” means (i) the procedures of the Company with respect to the disconnection of service to subscribers whose accounts (x) are delinquent, (y) will expire in accordance with their terms, or (z) will be terminated based on the request of the subscriber, (ii) the business policies and practices of the Company with respect to its acquisition of Alarm Monitoring Agreements, the cancellation of Alarm Monitoring Agreements, subscriber service (including those policies related to collections, retention, Equipment servicing and other field service) and subscriber rate revisions (including rate increases, rebates and credits) and (iii) the business policies and practices of the Company with respect to the geographic areas in which it conducts business, its Dealer network program, the purchase terms offered to any Dealer and its Dealer retention programs, in each case, consistently applied since March 31, 2013.

“Company Year-End 2012 Financial Statements” has the meaning set forth in Section 3.10(a) (Seller Sold Entity Financial Statements; No Undisclosed Company Liabilities; Indebtedness).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 28, 2012, by and among Ascent, the Company and OHCP III.

“Consents” has the meaning set forth in Section 3.3(b) (No Conflict; Required Filings and Consents).

“Contested Claim” has the meaning set forth in Section 9.5(b) (Resolution of Notice of Claim).

“Contested Reg Rights Claim” has the meaning set forth in Section 5.22(k) (Resolution of Claims).

“Contractual Encumbrance” means any lien, security interest, security agreement, pledge, contractual restriction on transfer or any other encumbrance.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Cure Period” has the meaning set forth in Section 8.1(d) (Events of Termination).

“Damages” has the meaning set forth in Section 9.1(a) (Indemnification of Buyer).

“Dealer” means each Person from whom the Company or any of its Subsidiaries acquires Alarm Monitoring Agreements pursuant to the Company’s affiliate network program (as such term is customarily used in the ordinary course of the Company’s business).

“Dealer Communication” has the meaning set forth in Section 5.12(a) (Dealer Communication).

“Deductible” has the meaning set forth in Section 9.1(b) (Indemnification of Buyer).

“Deemed Stock Value” means $20,000,000.

“Disadvantageous Condition” has the meaning set forth in Section 5.22(d) (Registration Rights).

“Disclosure Package” means, with respect to any offering of the Ascent Shares, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 under the 1933 Act, to have been conveyed to purchasers of securities at the time of sale of such securities.

“Dispute Notice” has the meaning set forth in Section 2.3(c) (Working Capital; Closing Date RMR).

“Disputed Items” has the meaning set forth in Section 2.3(c) (Working Capital; Closing Date RMR).

“Drag Along Rights” has the meaning set forth in Section 3.7 (Drag Along Rights).

“Effectiveness Period” has the meaning set forth in Section 5.22(a) (Registration Rights).

“Encumbrances” means any lien, security interest, security agreement, pledge, restriction on transfer, right of first refusal, right of first offer, right of first negotiation, option, assessment, charge, restriction on the exercise of any attribute of ownership (including voting rights), or any other encumbrance.

“Environmental Law” means any Law or Order of any Governmental Entity relating to the protection of the environment (including protection of air, water, soil, and natural resources) or the use, storage, handling, release, exposure to or disposal of any Hazardous Substance, as in effect on the date hereof or thereafter through the Closing Date.

“Equipment” means all tangible assets used in the provision of services under an Alarm Monitoring Agreement, including the physical elements of each installed alarm system (including all hardware installed in or on any subscriber’s residence or place of business).

“ERISA” has the meaning set forth in Section 3.17(a) (Employee Benefit Plans).

“ERISA Affiliate” means any entity which is or has been required to be treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.4(b)(ii) (Payment; Escrow; Payment Procedures).

“Escrow Agreement” has the meaning set forth in Section 2.4(b)(ii) (Payment; Escrow; Payment Procedures).

“Escrow Funds” has the meaning set forth in Section 2.4(b)(i) (Payment; Escrow; Payment Procedures).

“Estimated August 16 RMR” means the estimated aggregate RMR of the Company and its Subsidiaries as of 11:59 p.m., New York time, on August 16, 2013, as determined in good faith by the Sellers, the Blocker Sellers and the Company.

“Estimated Closing RMR” means the RMR, as determined in good faith by the Sellers, the Blocker Sellers and the Company as of the Adjustment Time, which estimate shall be calculated as the sum of (i) the actual RMR on the fourth (4th) Business Day prior to the Closing Date, plus (ii) an estimate of incremental RMR generated in each day during the period commencing as of the day after such fourth (4th) Business Day and ending on the Closing Date, subject to a maximum amount per day during such period of $8,000 per day.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a) (Working Capital; Closing Date RMR).

“Estimated Purchase Price” means:

(i)                                     if the Closing occurs on August 16, 2013 (a “Standard Closing”), (A) fifty-seven and seven tenths (57.7), multiplied by (B) the Estimated Closing RMR;

(ii)                                  if the Closing occurs at any time after August 16, 2013 and, as of 5:00 p.m. New York time on August 16, 2013, (x) the conditions set forth in Sections 6.1 (Governmental or Legal Action) or 6.2 (HSR Act) were not satisfied or capable of being satisfied contemporaneously with the Closing if the Closing had occurred on August 16, 2013 or (y) the conditions set forth in Sections 7.1 (Governmental or Legal Action) or 7.2 (HSR Act) were not satisfied or capable of being satisfied contemporaneously with the Closing if the Closing had occurred on August 16, 2013 (a “Regulatory Failure Closing”):

(A)                               (x) fifty-seven and seven tenths (57.7), multiplied by (y) the Estimated August 16 RMR, plus

(B)                               (x) thirty-five (35), multiplied by (y) the greater of (I) zero (0) and (II) the Estimated Closing RMR less the Estimated August 16 RMR;

(iii)                               provided, that a Regulatory Failure Closing has not occurred, if the Closing occurs at any time after August 16, 2013, and the failure of the Closing to have occurred on August 16, 2013 was due to the failure of any of the conditions precedent to the obligations of (x) Buyer to consummate the Closing set forth in Section 6.7 (Financing) or (y) the Sellers and the Blocker Sellers to consummate the Closing set forth in Sections 7.3 (Accuracy of Representations and Warranties), 7.4 (Performance of Agreements) or 7.6 (Ascent Stock Condition) to be satisfied or to be capable of being satisfied contemporaneously with the Closing if the Closing had occurred, in each case, as of August 16, 2013 (each, a “Buyer Delayed Closing”), (I) fifty-seven and seven tenths (57.7), multiplied by (II) the Estimated Closing RMR; or

(iv)                              provided, that a Regulatory Failure Closing has not occurred, if (A) the Closing occurs at any time after August 16, 2013, and the failure of the Closing to have occurred on August 16, 2013 was due to the failure of any of the conditions precedent to the obligations of the Buyer to consummate the Closing set forth in Sections 6.3 (Accuracy of Representations and Warranties), 6.4 (Performance of Agreements), 6.5 (Deliveries), 6.6 (Consents) or 6.8 (Non-Solicitation and Non-Competition Agreements; Release; Amended Employment Agreement) to be satisfied or to be capable of being satisfied contemporaneously with the Closing if the Closing had occurred, in each case, as of August 16, 2013 (each, a “Seller Delayed Closing”):

(I)                                   (x) fifty-seven and seven tenths (57.7), multiplied by (y) the Estimated August 16 RMR, plus

(II)                              (x) thirty-five (35), multiplied by (y) the greater of (A) zero (0) and (B) the Estimated Closing RMR less the Estimated August 16 RMR;

in the case of each of clauses (i) through (iv), less the Litigation Reserve, if any.

“Final August 16 RMR” has the meaning set forth in Section 2.3(d) (Working Capital; Closing Date RMR).

“Final Closing Date RMR” has the meaning set forth in Section 2.3(d) (Working Capital; Closing Date RMR).

“Final Closing Statement” has the meaning set forth in Section 2.3(d) (Working Capital; Closing Date RMR).

“Final Closing Working Capital” has the meaning set forth in Section 2.3(d) (Working Capital; Closing Date RMR).

“Final Determination” means a determination within the meaning of Code Section 1313(a).

“Final Purchase Price” has the meaning set forth in Section 2.3(d) (Working Capital; Closing Date RMR).

“Financing” shall mean the availability to Buyer of debt financing, on terms and conditions acceptable to Buyer in its sole discretion, in an amount that, together with the Ascent Financing, is sufficient to consummate the Transactions contemplated by this Agreement.

“Form AMA” means each Alarm Monitoring Agreement, a copy of which has been provided to Buyer for review prior to the date hereof.

“Form AMPA” has the meaning set forth in Section 3.23(a)(i) (Dealers).

“Franklyn” has the meaning set forth in the Preamble.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

“Fund Indemnitor” means OHCP III in its capacity as such indemnitor for the limited purposes set forth herein.

“Fund Indemnity” has the meaning set forth in Section 9.9(a) (Fund Indemnity).

“Fund Indemnity Obligations” has the meaning set forth in Section 9.9(a) (Fund Indemnity).

“Fundamental Reps” has the meaning set forth in Section 9.1(b) (Indemnification of Buyer).

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Entity” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any securities regulatory authority.

“Governmental Order” has the meaning set forth in Section 6.1 (Governmental or Legal Action).

“Hazardous Substance” means any substance that is regulated as hazardous, toxic or radioactive, including petroleum and any derivative or by products thereof.

“Holding Companies” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication, with respect to any Person, (A) all indebtedness of such Person for borrowed money (including all principal, interest, premiums, penalties, and breakage fees), (B) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty, (C) all indebtedness of such Person created or arising under any conditional sale, title retention or similar agreement or creating an obligation of such Person with respect to the deferred purchase price of property or services, (D) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (measured by the aggregate amount that would be shown as a liability with respect to such capital leases on a balance sheet of such Person as of the relevant date, prepared in accordance with GAAP), (E) all liabilities of such Person for any bank overdrafts, (F) all liabilities of such Person for any outstanding drawings or reimbursement, payment or similar outstanding drawn obligations under performance bonds, letters of credit or similar facilities, (G) all accrued and unpaid interest, premiums, penalties, fees, expenses and other obligations relating to the foregoing, (H) all liabilities of such Person to guarantee, directly or indirectly, whether through contract or otherwise, any of the foregoing types of obligations on behalf of any other Person (excluding endorsement of negotiable instruments in the ordinary course of business), and (I) all indebtedness of a type described above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person may not have assumed or become liable for payment of such indebtedness.  For the avoidance of doubt, in calculating the Indebtedness of any of the Sold Entities, none of the foregoing shall be included: (i) any Indebtedness included in the calculation of current liabilities (including any with respect to any long-term Indebtedness), or otherwise as a deduct in the determination of Closing Working Capital, (ii) any intercompany

Indebtedness solely among the Sold Entities and (iii) any Indebtedness incurred by Buyer and/or its Affiliates (and subsequently assumed by any of the Sold Entities on the Closing Date).

“Indebtedness Repayment Amount” has the meaning set forth in Section 5.19 (Indebtedness).

“Indemnified Person” has the meaning set forth in Section 5.22(i) (Notice of Reg Rights Claim).

“Indemnifying Person” has the meaning set forth in Section 5.22(i) (Notice of Reg Rights Claim).

“Indemnitee” has the meaning set forth in Section 9.3(a) (Notice of Claim).

“Indemnitor” has the meaning set forth in Section 9.3(a) (Notice of Claim).

“Independent Accountants” has the meaning set forth in Section 2.3(d) (Working Capital; Closing Date RMR).

“Initial Payment Fund” has the meaning set forth in Section 2.4(a) (Payment; Escrow; Payment Procedures).

“Intellectual Property” means, in any jurisdiction in the world, all (i) patents and patent applications, including all reissues, continuations, divisions, continuations in part and renewals and extensions thereof, and including the right to pursue claims for all subject matter included within such patents and patent applications (ii) internet domain names, trademarks, trade dress, service marks, trade and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software and (v) trade secrets.

“Interested Persons” has the meaning set forth in Section 2.3(c) (Working Capital; Closing Date RMR).

“Intermediate” has the meaning set forth in the Recitals.

“Intermediate Percentage Interest” means the product of (a) the number of limited liability company interests owned by Intermediate in SN Holdings divided by the total number of limited liability company interests owned by Intermediate and Target in SN Holdings and (b) 100.

“IRS” means the Internal Revenue Service.

“Issuer Free Writing Prospectus” means an “issuer free writing prospectus” as defined in Rule 433 under the 1933 Act.

“Knowledge of the Company” means the existing actual knowledge of Richard Perry, Franklyn, Wiesenfeld and Perry.

“Knowledge of the Sellers and the Blocker Sellers” means the existing actual knowledge, after the reasonable exercise of his professional duties, of each of Benjamin Diesbach, Jonathan Friesel, Adam Hahn, Richard Perry and each of the Natural Person Sellers.

“Law” has the meaning set forth in Section 3.3(a) (No Conflict; Required Filings and Consents).

“Lease” has the meaning set forth in Section 3.18(b) (Properties; Assets).

“Leased Real Property” has the meaning set forth in Section 3.18(b) (Properties; Assets).

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Litigation Reserve” has the meaning set forth on Schedule 1.1(c).

“Lock-Up Period” has the meaning set forth in Section 5.23(a) (Lock-Up).

“Lock-Up Securities” has the meaning set forth in Section 5.23(a) (Lock-Up).

“Material Adverse Effect” means any event, development, effect or change that would be materially adverse to (i) the business, operations, results of operations, assets or financial condition of the Sold Entities, taken as a whole, or (ii) the ability of the Sold Entities to consummate the Transactions; provided, that, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect, except, with respect to clauses (i) through (iv) below, to the extent that the Sold Entities, taken as a whole, are disproportionately (relative to other similarly situated Persons in the industries in which the Sold Entities operate) affected thereby:  any change, event, development or effect arising from or relating to (i) general business, market or economic conditions worldwide or in the United States or within the industry in which the Sold Entities operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, act of war or other national or international calamity, crisis or emergency or any government or other response to any of the foregoing anywhere in the world, (iii) the state of or changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes or proposed changes in GAAP, Law, Orders, or other binding directives issued by any Governmental Entity, (v) any event, development, effect or change related to or resulting from the announcement or pendency of the Transactions (including any loss of customers, Dealers or personnel), (vi) any event, development, effect or change resulting from the identity of Buyer, (vii) effects resulting from compliance with the terms and conditions of this Agreement by the Sold Entities or the Sellers or the Blocker Sellers or otherwise requested or consented to in writing by the Buyer, (viii) any material breach of this Agreement by Buyer or Ascent, (ix) effects resulting from the Specified Litigation, including the defense or settlement thereof (provided, the Sellers, the Blocker Sellers and the Sold Entities have complied in all respects with their obligations under Section 5.4(k)), or (x) any failure of any of the Sold Entities to meet any projections, provided, that, the underlying event, development, effect or change giving rise to such failure shall not be excluded by virtue of this clause (x) from consideration in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 3.16(a) (Material Contracts).

“May” has the meaning set forth in the Preamble.

“Month End RMR” means the RMR of the Company and its Subsidiaries as of 11:59 p.m., New York time, as of the last day of the applicable calendar month.

“Natural Person Sellers” means May, Wiesenfeld, Franklyn and Perry.

“NOLs” means net operating losses for U.S. federal income tax purposes.

“Non-Solicitation and Non-Competition Agreements” has the meaning set forth in the Recitals.

“Notice of Claim” has the meaning set forth in Section 9.3(a) (Notice of Claim).

“Notice of Reg Rights Claim” has the meaning set forth in Section 5.22(i) (Notice of Reg Rights Claim).

“Oak Hill Entities” has the meaning set forth in the Preamble.

“Oak Hill Legal Department” has the meaning set forth in Section 5.24 (Paul Weiss and the Oak Hill Legal Department).

“OHCMP III” has the meaning set forth in the Preamble.

“OHCP III” has the meaning set forth in the Preamble.

“OHCPSNA” has the meaning set forth in the Recitals.

“OHCPSNB” has the meaning set forth in the Recitals.

“Order” means any injunction, judgment, ruling, award, writ, assessment, order, determination or decree of any Governmental Entity or arbitrator.

“Other Seller Sold Entity Financial Statements” has the meaning set forth in Section 3.10(a) (Seller Sold Entity Financial Statements; No Undisclosed Company Liabilities; Indebtedness).

“Other Seller Sold Entity First Quarter Financial Statements” has the meaning set forth in Section 3.10(c) (Seller Sold Entity Financial Statements; No Undisclosed Company Liabilities; Indebtedness).

“Other Sold Entity Second Quarter Financial Statements” has the meaning set forth in Section 5.10(b) (Interim Financial Statements).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Partnership Sold Entities” has the meaning set forth in Section 3.14(j) (Taxes).

“Paul Weiss” has the meaning set forth in Section 5.24 (Paul Weiss and the Oak Hill Legal Department).

“Payment Fund” has the meaning set forth in Section 2.4(a) (Payment; Escrow; Payment Procedures).

“Payoff Letters” has the meaning set forth in Section 5.19(a) (Indebtedness).

“PCP” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 3.13(a) (Licenses and Permits; Compliance with Laws).

“Permitted Encumbrances” means (i) statutory Encumbrances securing payments not yet due, (ii) rights of the landlords under the Leases, (iii) statutory Encumbrances incurred or deposit made in connection with workers’ compensation, employment insurance and other social security legislation, (iv) Encumbrances for taxes, assessments and governmental charges not yet due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (v) inchoate Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen, and other similar inchoate Encumbrances, imposed by operation of Law and arising in the ordinary course of business, security obligations that are not yet due and payable (or which are being contested in good faith) and (vi) restrictions on transfer imposed by applicable securities Laws.

“Perry” has the meaning set forth in the Preamble.

“Perry Companies” has the meaning set forth in the Preamble.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date or the portion beginning after the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Preceding Redetermined Aggregate Blocker Attributes” has the meaning set forth in Section 9.14(b) (Blocker Attributes).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Prior Bidders” has the meaning set forth in Section 5.9(a) (Alternative Transactions).

“Prospectus” means the prospectus included in a Shelf Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

“Purchase Price” means:

(i)                                     in the case of a Standard Closing, (A) fifty-seven and seven tenths (57.7), multiplied by (B) the Closing Date RMR;

(ii)                                  in the case of a Regulatory Failure Closing,

(A)                               (x) fifty-seven and seven tenths (57.7), multiplied by (y) the August 16 RMR, plus

(B)                               (x) thirty-five (35), multiplied by (y) the greater of (I) zero (0) and (II) the Closing Date RMR less the August 16 RMR.

(iii)                               in the case of a Buyer Delayed Closing, (A) fifty-seven and seven tenths (57.7), multiplied by (B) the Closing Date RMR; or

(iv)                              in the case of a Seller Delayed Closing,

(A)                               (x) fifty-seven and seven tenths (57.7), multiplied by (y) the August 16 RMR, plus

(B)                               (x) thirty-five (35), multiplied by (y) the greater of (I) zero (0) and (II) the Closing Date RMR less the August 16 RMR;

in the case of each of clauses (i) through (iv), less the Litigation Reserve, if any.

“Qualifying Termination Event” has the meaning set forth in Section 8.2(c)(i) (Notice of Termination; Effect of Termination; Reverse Termination Fee).

“Recurring Monthly Revenue” or “RMR” means the sum of:

(i)                                     the aggregate recurring monthly revenue attributable to all Alarm Monitoring Agreements taken from the monthly roll-forwards schedule of the Company and its Subsidiaries (which schedule shall reflect those accounts that are active in the billing system maintained by the Company as of the relevant measurement time), plus

(ii)                                  the lesser of (A) the aggregate monthly revenue attributable to the provision of wholesale monitoring services on behalf of third party alarm companies (the category of which revenue is reflected as “Monitoring Revenue, Wholesale” in the Company’s statement of income for each calendar month) (which revenue shall relate to those wholesale monitoring accounts that are active in the billing system maintained by the Company as of the relevant measurement time), and (B) $111,200, minus

(iii)                               all monthly revenue included in clause (i) or clause (ii) of this definition that relates to an account which is more than one hundred twenty (120) days past due from the due date of the earliest unpaid invoice, minus

(iv)                              all monthly revenue included in clause (i) or clause (ii) of this definition that relates to Taxes, fees, monitoring charges or other charges imposed by any Governmental Entity relative to the furnishing of alarm services, minus

(v)                                 all monthly revenue included in clause (i) of this definition that relates to any Alarm Monitoring Agreement sourced by a Dealer pursuant to its Dealer network program and with respect to which a Sold Entity has not paid full consideration therefor to the applicable Dealer; minus

(vi)                              all monthly revenue included in clause (i) of this definition that relates to any Alarm Monitoring Agreement acquired following October 27, 2010 other than from a Dealer pursuant to its Dealer network program (for the avoidance of doubt, the Alarm Monitoring Agreements referred to in this clause (vi) are those acquired following the specified date in “bulk buy transactions” (as such term is customarily used in the alarm monitoring industry));

in each case, calculated as of the relevant measurement time.

“Redetermination Notice” has the meaning set forth in Section 9.14(b) (Blocker Attributes).

“Redetermined Aggregate Blocker Attributes” has the meaning set forth in Section 9.14(b) (Blocker Attributes).

“Reg Rights Claim” has the meaning set forth in Section 5.22(i) (Notice of Reg Rights Claim).

“Registrable Securities” means the Ascent Shares delivered to the Sellers and the Blocker Sellers pursuant to this Agreement, provided that any such shares will not be Registrable Securities when (i) they are sold pursuant to the Shelf Registration Statement or (ii) they have otherwise been sold, transferred or otherwise disposed of by a Seller or a Blocker Seller (including pursuant to any exception to the Lock-Up Period provided in Section 5.23(b) (Lock-Up)).

“Registration Expenses” means (i) all expenses incurred by Ascent in filing the Shelf Registration Statement, including, all registration and filing fees, fees and disbursements of counsel for Ascent, SEC registration and filing fees, and expenses of Ascent’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration and (ii) the reasonable fees and disbursement of one counsel for the Sellers and the Blocker Sellers, as selected by the Sellers’ Representative, but shall not include Selling Expenses.

“Registration Rights Indemnitee” has the meaning set forth in Section 5.22(h)(i) (Registration Rights).

“Regulatory Failure Closing” has the meaning set forth in the definition of “Estimated Purchase Price”.

“Representative” means, as to any Person, any officer, director, manager, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person.

“Reverse Termination Fee” has the meaning set forth in Section 8.2(c)(i) (Notice of Termination; Effect of Termination; Reverse Termination Fee).

“Schedules” means the disclosure schedules attached to this Agreement and references to “Schedules” in this Agreement refer to numbered schedules of the Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 754 Election” has the meaning set forth in Section 9.11(a)(ii) (Responsibility for Filing Tax Returns and Payment of Taxes).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller-Blocker Seller Agreement” has the meaning set forth in Section 2.4(b)(iii) (Payment; Escrow; Payment Procedures).

“Seller Delayed Closing” has the meaning set forth in the definition of “Estimated Purchase Price”.

“Seller Indemnified Person” has the meaning set forth in Section 9.2(a) (Indemnification of Sellers and the Blocker Sellers).

“Seller Interests” has the meaning set forth in the Recitals.

“Sellers’ Representative” means OHCP III.

“Sellers’ Representative Parties” has the meaning set forth in Section 5.1(b) (Access and Information).

“Seller Sold Entities” means the Target, the Holding Companies, the Company and their respective Subsidiaries.

“Seller Sold Entity Financial Statements” has the meaning set forth in Section 3.10(a) (Seller Sold Entity Financial Statements; No Undisclosed Company Liabilities; Indebtedness).

“Selling Expenses” mean all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

“Shelf Registration Statement” means a shelf registration on an appropriate form under Rule 415 under the 1933 Act covering the resale of the Registrable Securities by the Sellers and the Blocker Sellers in open market transactions.

“SN Holdings” has the meaning set forth in the Recitals.

“Sold Entities” means the Blockers, the Target, the Holding Companies, the Company and their respective Subsidiaries.

“Specified Litigation” has the meaning set forth on Schedule 1.1(c).

“Standard Closing” has the meaning set forth in the definition of “Estimated Purchase Price”.

“Stock Exchange” means The Nasdaq Stock Market.

“Straddle Period” has the meaning set forth in Section 9.10 (Straddle Period).

“Straddle Returns” has the meaning set forth in Section 9.11(b) (Responsibility for Filing Tax Returns and Payment of Taxes).

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity in which any Person (other than an individual) (i) owns, directly or indirectly, 50.1% or more of the outstanding voting securities, equity interests, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

“Target” has the meaning set forth in the Recitals.

“Target LLC Agreement” has the meaning set forth in Section 3.7 (Drag Along Rights).

“Target Optionholder” has the meaning set forth in Section 2.1(b) (Purchase and Sale of Interests and Blocker Interests; Cancellation of Target Options).

“Target Option” has the meaning set forth in Section 2.1(b) (Purchase and Sale of Interests and Blocker Interests; Cancellation of Target Options).

“Target Tax Audit” means the audit of Target currently being conducted by the IRS for the period ended on November 5, 2010 and the taxable year ended on December 31, 2011.

“Target Working Capital” means negative twelve million five hundred twenty thousand seven hundred and sixty-four dollars (negative $12,520,764).

“Tax” and “Taxes” shall mean (i) any and all taxes, levies, customs, duties, tariffs, or other assessments, including income, gross income, gross receipts, capital stock, excise, real or personal property, sales, withholding, social security, Medicare, retirement, employment, unemployment, workers compensation, disability, occupation, use, goods and services, service use, license, value added, ad valorem, stamp, net worth, payroll, profits, withholding, franchise, alternative minimum, estimated, transfer and recording taxes, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments (ii) any liability for an amount described in (i) by reason of being a member of any combined, consolidated, affiliated, unitary or other group and (iii) any liability for an amount described in (i) or (ii) by contract, as a successor in interest or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be supplied to a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means September 30, 2013, as such date may be extended pursuant to Section 8.1(c) (Events of Termination).

“Third-Party Claim” has the meaning set forth in Section 9.3(a)(ii) (Notice of Claim).

“Title IV Plan” has the meaning set forth in Section 3.17(d) (Employee Benefit Plans).

“Trading Day” means any day (i) other than a Saturday, a Sunday, a day on which the Stock Exchange is not open for business, or a day on which the Stock Exchange is scheduled, as of the date hereof, to close prior to its normal weekday scheduled closing time and (ii) during which trading of shares of Ascent Stock on the Stock Exchange has not been suspended for more than ninety (90) minutes.

“Transaction Percentage” means, with respect to any Seller or Blocker Seller, the pro rata portion of the Purchase Price paid to such Person at Closing relative to the Purchase Price paid to all Sellers and Blocker Sellers at the Closing, including, for the avoidance of doubt, proceeds received in respect of Target Options.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 9.13 (Certain Taxes and Fees).

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations that amend or supersede such regulations.

“Ultimate Interests” has the meaning set forth in the Recitals.

“Unresolved Items” has the meaning set forth in Section 2.3(d) (Working Capital; Closing Date RMR).

“WARN Act” has the meaning set forth in Section 3.19(c) (Employees; Labor Relations).

“WARN Obligations” has the meaning set forth in Section 5.14(d) (Labor and Employment Matters; WARN).

“Wiesenfeld” has the meaning set forth in the Preamble.

ARTICLE II

THE PURCHASES

SECTION 2.1                              Purchase and Sale of Interests and Blocker Interests; Cancellation of Target Options

(a)         Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, (i) the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, assign, transfer and deliver to the Buyer, the Seller Interests, (ii) the Buyer agrees to purchase from the Blocker Sellers, and the Blocker Sellers agree to sell, assign, transfer and deliver to the Buyer, the Blocker Interests, in the case of each of clause (i) and clause (ii), free and clear of all Encumbrances, except for restrictions on transfer imposed by applicable securities Laws and Encumbrances created by the Buyer’s or its Affiliate’s acts, and (iii) in exchange for the sale contemplated by clauses (i) and (ii), the Buyer agrees to pay the Estimated Purchase Price (together with any adjustments pursuant to Section 2.3 (Working Capital; Closing Date RMR)).

(b)         Immediately prior to the Closing, each option to purchase limited liability company interests of the Target (each, a “Target Option”) that is outstanding immediately prior to the Closing, as set forth on Exhibit A, shall, if unvested, vest and become exercisable in full.  Each holder of an unexercised Target Option outstanding as of immediately prior to the Closing (a “Target Optionholder”) will be entitled to receive from the Purchase Price, in cancellation of its Target Option, a cash payment, (i) at the Closing, in an amount equal to the product of (A) the number of limited liability company interests provided for in such Target Option and (B) an amount equal to (x) the imputed price per Seller Interest derived from the Estimated Purchase Price minus (y) the exercise price per interest provided for in such Target Option and (ii) a pro rata portion of any amounts released from the Escrow Funds to the Sellers’ Representative (for the benefit of the Sellers, the Blocker Sellers and the Target Optionholders) if, when and to the extent released to the Sellers’ Representative pursuant to Section 2.3 (Working Capital; Closing Date RMR) and Section 2.4 (Payment; Escrow; Payment Procedures).  With respect to any Target Optionholder who is also a Seller, such payment shall be treated as a guaranteed payment for services and as net earnings from self-employment, and with respect to any Target Optionholder who is not a Seller, such payment shall be treated as compensation for services and shall be net of any applicable withholding taxes.  The Sellers’ Representative (and not the Buyer) shall be solely responsible to ensure the payment to all Target Optionholders of the amounts payable to them under this Section 2.1(b) (Purchase and Sale of Interests and Blocker Interests; Cancellation of Target Options), and Buyer shall have no obligation with respect thereto (other than pursuant to its obligations under Section 2.2(c)(iv) (Closing) and, if applicable, Sections 2.3(e) and (f)) (Working Capital; Closing Date RMR).

(c)          The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or Blocker Seller such amounts as it is required to deduct and withhold with respect to making of such payment under any provision of applicable Tax Law.  To the extent that amounts are so withheld by Buyer and timely paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller or Blocker Seller, as applicable.

SECTION 2.2                              Closing

(a)         Upon the terms set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place not more than three (3) Business Days following the date on which the conditions precedent set forth in both Articles VI (Conditions Precedent to Obligations of Buyer) and VII (Conditions Precedent to Obligations of the Sellers and the Blocker Sellers) shall have been waived or satisfied (other than those conditions that are to be satisfied at the Closing and are capable of being satisfied contemporaneously with the Closing), or on such other date as Buyer and the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers) shall mutually agree (the “Closing Date”); provided, however, that in no event shall the Closing take place on any date prior to August 16, 2013.  The Closing shall be held at 10:00 a.m., local time, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York or such other location as Buyer and the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers) shall mutually agree.

(b)         Sellers’ Representative’s Deliveries.  At the Closing, the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers) will deliver each of the following to Buyer:

(i)                                     resignations of the directors or managers, as applicable, and the officers of the Sold Entities (other than those Persons identified by Buyer in writing at least two (2) Business Days prior to the Closing Date);

(ii)                                  short-form certificates of good standing of each of the Sold Entities from their respective states or countries of organization dated within five (5) Business Days of the Closing Date;

(iii)                               a properly completed IRS Form W-9, or, as appropriate, a properly completed IRS Form W-8, from each Seller and Blocker Seller;

(iv)                              evidence (reasonably satisfactory to Buyer) of the payment to such Person of the severance amounts owed or that would be owed to him as contemplated by Section 5.14(a) (Labor and Employment Matters; WARN);

(v)                                 the Escrow Agreement duly executed by the Sellers’ Representative;

(vi)                              the stock books, stock ledgers, and minute books of the Sold Entities;

(vii)                           all the books and records of the Sold Entities, except as otherwise required by applicable Law;

(viii)                        certificates (or other indicia of ownership) representing all of the Seller Interests, accompanied by duly executed instruments of transfer in the name of the Buyer as transferee or duly endorsed in blank, together with any required New York State stock transfer tax stamps attached;

(ix)                              certificates (or other indicia of ownership) representing all of the Blocker Interests, accompanied by duly executed instruments of transfer in the name of the Buyer as transferee or duly endorsed in blank, together with any required New York State stock transfer tax stamps attached;

(x)                                 a certificate executed by an authorized officer of the Target, dated as of the Closing Date, certifying that all Target Options have been cancelled as of the Closing;

(xi)                              upon receipt of the applicable Indebtedness Repayment Amount at the Closing, documentation from the applicable administrative agent or noteholder, as the case may be, evidencing the release, as of the Closing, of (i) the Sold Entities from its obligations under such Indebtedness and (ii) the liens created by such Indebtedness and related security agreements on the equity interests of the Sold Entities and all collateral owned by the Sold Entities;

(xii)                           from the Target, a certificate issued by the Target and signed by a managing member of the Target under penalties of perjury, dated no more than thirty (30) days prior to the Closing Date, to the effect that the Seller Interests are not described in Treasury Regulation Section 1.1445-11T(d)(1) in accordance with Treasury Regulation Section 1.1445-11T(d)(2) (and such certificate has not been withdrawn or modified prior to Closing);

(xiii)                        from each Blocker, a certificate issued by such Blocker, dated no more than thirty (30) days prior to the Closing Date, to the effect that the Blocker Interests with respect to such Blocker are not U.S. real property interests in compliance with Treasury Regulation Section 1.1445-2(c)(3) (and such certificate has not been withdrawn or modified prior to Closing); and

(xiv)                       the certificates required under Sections 6.3 (Accuracy of Representations and Warranties) and 6.4 (Performance of Agreements).

(c)                                  Buyer Deliveries.     At the Closing, Buyer (or, with respect to the Ascent Shares, Ascent) will deliver to the Sellers’ Representative (or in the case of each Indebtedness Repayment Amount pursuant to Section 5.19 (Indebtedness) to the applicable administrative agent or noteholder), on behalf of the Sellers and the Blocker Sellers, each of the following:

(i)                                     the Escrow Agreement duly executed by Buyer and the Escrow Agent;

(ii)                                  the certificates required under Sections 7.3 (Accuracy of Representations and Warranties) and 7.4 (Performance of Agreements);

(iii)                               the Ascent Shares, free and clear of all Encumbrances other than transfer restrictions imposed by applicable securities Laws or this Agreement; and

(iv)                              the Estimated Purchase Price, less the Escrow Funds, less the Deemed Stock Value, by wire transfer of immediately available funds to an account or accounts designated by the Sellers’ Representative (or, in the case of each Indebtedness Amount, designated in the applicable Pay-Off Letter).

SECTION 2.3                              Working Capital; Closing Date RMR

(a)         Not later than three (3) Business Days prior to the Closing, the Company shall deliver an estimated statement (the “Estimated Closing Statement”) setting forth (in reasonable detail) the Sellers’ and the Blocker Sellers’ good faith estimate of the amount of (A) Closing Working Capital, calculated in accordance with Section 2.3(g) (Working Capital; Closing Date RMR), (B) (x) if the Closing is contemplated to occur on August 16, 2013, the Estimated Closing RMR and (y) if the Closing is to occur on a date after August 16, 2013, the Estimated August RMR and the Estimated Closing RMR, in each case prepared in accordance with Section 2.3(g) (Working Capital; Closing Date RMR) and (C) the resulting Estimated Purchase Price, together with an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Adjustment Time (which shall be prepared by the Company in good faith and in accordance with the Accounting Methodology and the policies set forth on Schedule 2.3(g); provided, however, that Buyer acknowledges and agrees that (i) none of the Sellers or the Blocker Sellers are making any representation or warranty with respect to such estimated consolidated balance sheet, (ii) none of the Sellers or the Blocker Sellers shall have any Liabilities with respect thereto and (iii) no amounts set forth therein shall be adjusted pursuant to this Section 2.3 (Working Capital; Closing Date RMR)).

(b)         No later than the ninetieth (90th) day after the Closing Date, Buyer will prepare and deliver, or cause to be prepared and delivered, to the Sellers’ Representative a statement (the “Closing Statement”) setting forth (in reasonable detail) Buyer’s determination of (i) the Closing Working Capital, (ii) (A) if the Closing occurred on August 16, 2013, the Closing Date RMR and (B) if the Closing occurred after August 16, 2013, the August 16 RMR and the Closing Date RMR and (iii) the resulting Estimated Purchase Price.  Buyer will prepare, or cause to be prepared, the Closing Statement (including the determinations included therein) in accordance with Section 2.3(g) (Working Capital; Closing Date RMR).

(c)          During the sixty (60) day period immediately following the Sellers’ Representative’s receipt of the Closing Statement (provided, that, if Buyer fails to deliver the Closing Statement within the ninety (90) day period described in Section 2.3(b) (Working Capital; Closing Date RMR), then the Estimated Closing Statement will be treated as the Closing Statement for all purposes of this Section 2.3 (Working Capital; Closing Date RMR)), the Sellers’ Representative and its Representatives and advisors

(i) will be permitted to review, during normal business hours and upon reasonable notice, the Company’s and its Subsidiaries books and records and their and their outside accountants’ working papers related or relevant to the preparation of the Closing Statement (including the determinations included therein), and (ii) will be given reasonable access, during normal business hours and upon reasonable prior notice, to knowledgeable employees and accounting professionals of Buyer, the Company and its Subsidiaries in order to facilitate the Sellers’ Representative’s review of the Closing Statement; provided, however, that the review and access described in clauses (i) and (ii) will be conducted at times and in a manner that does not unreasonably interfere with the operation of Buyer’s, the Company’s or any of their respective Subsidiaries’ businesses.  The Closing Statement (including the determinations included therein) will become final, binding and conclusive upon Buyer, the Company, the Sellers and the Blocker Sellers (collectively, the “Interested Persons”) (A) on the sixtieth (60th) day following the Sellers’ Representative’s receipt thereof, unless Buyer receives from the Sellers’ Representative on or prior to such sixtieth (60th) day written notice of the Sellers’ Representative’s disagreement (the “Dispute Notice”) with any account or determination set forth in the Closing Statement or (B) on such earlier date as the Sellers’ Representative notifies Buyer in writing that it does not dispute the Closing Statement.  The Dispute Notice will specify the items in the Closing Statement disputed by the Sellers’ Representative (collectively, the “Disputed Items”).  Any item set forth or reflected on the Closing Statement that is not objected to in the Dispute Notice will be deemed final, binding and conclusive upon the Interested Persons upon delivery of the Dispute Notice.  If the Sellers’ Representative timely delivers the Dispute Notice, then the Closing Statement will become final, binding and conclusive upon the Interested Persons on the first to occur of (x) the date on which Buyer and the Sellers’ Representative resolve in writing all differences they have with respect to the Disputed Items or (y) the date on which all of the Disputed Items that are not resolved by Buyer and the Sellers’ Representative in writing are finally resolved in writing by the Independent Accountants in accordance with Section 2.3(d) (Working Capital; Closing Date RMR).

(d)         During the thirty (30) days following delivery of a Dispute Notice, Buyer and the Sellers’ Representative will seek in good faith to resolve in writing any differences they have with respect to the Disputed Items.  Any Disputed Item agreed in writing by Buyer and the Sellers’ Representative will be deemed final, binding and conclusive on the Interested Persons when such written agreement has been entered into by each of Buyer and the Sellers’ Representative.  If Buyer and the Sellers’ Representative do not reach agreement on all of the Disputed Items during such thirty (30) day period (or such longer period as they shall mutually agree), then at the end of such thirty (30) day (or longer) period Buyer and the Sellers’ Representative shall submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to Deloitte LLP (provided, that, if Deloitte LLP does not accept such engagement, such independent nationally recognized accounting firm as mutually selected by the Buyer and the Sellers’ Representative) (the “Independent Accountants”) to review and resolve such matters.  The scope of the disputes to be resolved by the Independent Accountants shall be limited to fixing mathematical errors and determining whether the Unresolved Items were determined in accordance with this Agreement and whether there were errors in the calculation of the items set forth in the Closing Statement (including the Closing Date RMR and the Purchase Price).  The Independent Accountants will determine each Unresolved Item (the amount of which may not be more favorable to Buyer than the related amount reflected in the Closing Statement delivered by Buyer under Section 2.3(b) (Working Capital; Closing Date RMR) nor more favorable to the Sellers and the Blocker Sellers than any related amount set forth in the Dispute Notice) in accordance with this Section 2.3(d) and Section 2.3(c) (Working Capital; Closing Date RMR) as promptly as may be reasonably practicable, and Buyer and the Sellers’ Representative will instruct the Independent Accountants to complete such process within a period of no more than sixty (60) days from the date of its engagement.  The Independent Accountants shall act as an arbitrator to resolve each Unresolved Item based solely on written presentations by Buyer and the Sellers’ Representative and their respective agents, and not by independent review.  Except as Buyer and the Sellers’ Representative may otherwise agree in writing, all communications with respect to this Section 2.3 (Working Capital; Closing Date RMR) between Buyer and the Sellers’ Representative or any of their respective Representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing, with copies simultaneously delivered to the non-communicating party.  The Independent Accountants’ determination of the Unresolved Items will be final, binding and conclusive on the Interested Persons, effective as of the date the Independent Accountants’ written determination is received by Buyer and the Sellers’ Representative.  During the review by the Independent Accountants, Buyer, the Sellers’ Representative and their respective representatives shall make available to the Independent Accountants interviews with such individuals and such information, books and records and workpapers as may be reasonably required by the Independent Accountants to fulfill its obligations under this Section 2.3 (Working Capital; Closing Date RMR).  The fees and expenses of the Independent Accountants will be borne one-half by Buyer and one-half by the Sellers’ Representative (for the account of the Sellers and the Blocker Sellers), and each of Buyer and the Sellers’ Representative (for the account of the Sellers and the Blocker Sellers) will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.  For purposes of this Agreement, the “Final Closing Statement” shall mean the Closing Statement, as finally determined pursuant to the terms and conditions of Section 2.3(c) or (d) (Working Capital; Closing Date RMR), as applicable, the “Final Closing Working Capital” means the Closing Working Capital, as finally determined pursuant to the terms and conditions of Section 2.3(c) or (d) (Working Capital; Closing Date RMR), as applicable, “Final August 16 RMR” means the August 16 RMR as finally determined pursuant to the terms and conditions of Section 2.3(c) or (d) (Working Capital; Closing Date RMR), “Final Closing Date RMR” means the Closing Date RMR as finally determined pursuant to the terms and conditions of Section 2.3(c) or (d) (Working Capital; Closing Date RMR), and the “Final Purchase Price” shall mean the Purchase Price as calculated based on the Final Closing Date RMR and, if applicable, the Final August 16 RMR, in each case as set forth in the Final Closing Statement; it being understood that the Final Closing Statement shall be subject in all respects to the third sentence of Section 2.3(g) (Working Capital; Closing Date RMR).

(e)          Upon determination of the Final Closing Working Capital, an adjustment will be determined and paid as follows (subject to any payment previously made under Section 2.3(d) (Working Capital; Closing Date RMR)):

(i)                                     If the Target Working Capital exceeds the Final Closing Working Capital, the Sellers’ Representative and Buyer shall within five (5) Business Days after such final determination issue joint written instructions directing the Escrow Agent to pay to Buyer the amount of such excess out of the Escrow Funds, by wire transfer of immediately available funds to the account specified by Buyer.

(ii)                                  If the Final Closing Working Capital exceeds the Target Working Capital, the Buyer shall within five (5) Business Days after such final determination pay to the Sellers’ Representative (on behalf of the Sellers, the Blocker Sellers and the Target Optionholders) the amount of such excess, by wire transfer of immediately available funds to the account specified by the Sellers’ Representative.

(f)           Upon determination of the Final Closing Statement, a further adjustment will be determined and paid as follows (subject to any payment previously made under Section 2.3(d) (Working Capital; Closing Date RMR)):

(i)                                     If the Final Purchase Price is less than the Estimated Purchase Price, the Sellers’ Representative and the Buyer shall within five (5) Business Days after such final determination issue joint written instructions directing the Escrow Agent to pay to the Buyer out of the Escrow Funds, by wire transfer of immediately available funds to the account specified by the Buyer, an amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price.

(ii)                                  If the Final Purchase Price exceeds the Estimated Purchase Price, the Buyer shall within five (5) Business Days after such final determination pay to the Sellers’ Representative (on behalf of the Sellers, Blocker Sellers and the Target Optionholders), by wire transfer of immediately available funds to the account specified by the Sellers’ Representative, an amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price.

(g)                                  The payments required under Section 2.3(e) and (f) (Working Capital; Closing Date RMR) shall occur simultaneously with one another (subject to any payment previously made under Section 2.3(d) (Working Capital; Closing Date RMR)); provided, that, in no event shall the amounts paid to the Buyer under this Section 2.3 (Working Capital; Closing Date RMR) exceed the Escrow Funds.  Except as otherwise specified in this Agreement, each accounting term used herein will have the meaning that is applied thereto in accordance with GAAP.  Each of the items set forth in the Estimated Closing Statement, the Closing Statement and the Final Closing Statement will be calculated in accordance with the Accounting Methodology and the policies set forth on Schedule 2.3(g) and, subject to the Sellers’, the Blocker Sellers’ and the Company’s compliance in all respects with the last sentence of Section 5.3(a) (Operation of Business - Affirmative Covenants).  Notwithstanding anything contained in this Agreement to the contrary, this Section 2.3 (Working Capital; Closing Date RMR) sets forth the sole remedy of Buyer in respect of any Damages related to any asset or liability accounted for and taken into account in the calculation of items set forth in the Final Closing Statement, and Buyer shall not be entitled to indemnification under Article IX (Indemnification; Tax

Matters) or any other recovery for any such Damages in respect thereof, whether or not the underlying facts constitute a breach of this Agreement.

SECTION 2.4                              Payment; Escrow; Payment Procedures

(a)         Initial Payment Fund.  On the Closing Date, (i) Buyer shall pay to the Sellers’ Representative (on behalf of the Sellers, the Blocker Sellers and the Target Optionholders) an amount in cash equal to the Estimated Purchase Price less the Escrow Funds, less the Deemed Stock Value, by wire transfer of immediately available funds to the account specified by the Sellers’ Representative, including pursuant to Section 5.19 (Indebtedness) and (ii)  Ascent shall issue and deliver to the Sellers’ Representative (for the benefit of the Sellers and the Blocker Sellers) the Ascent Shares, free and clear of all Encumbrances except for restrictions on transfer imposed by applicable securities Laws or this Agreement.  The amounts paid to or at the direction of the Sellers’ Representative pursuant to this Section 2.4(a) (Payment; Escrow; Payment Procedures) (the “Initial Payment Fund”), and any and all amounts paid to the Sellers’ Representative by Buyer or the Escrow Agent pursuant to Section 2.3 (Working Capital; Closing Date RMR) or this Section 2.4 (Payment; Escrow; Payment Procedures) (the “Additional Funds” and together with the Initial Payment Fund and all interest thereon, the “Payment Fund”), shall be held and disbursed by the Sellers’ Representative in accordance with this Article II (The Purchases).

(b)         Escrow Funds.

(i)                                     On the Closing Date, Buyer shall deposit with the Escrow Agent (as defined below) $20,000,000 (the “Escrow Funds”), by wire transfer of immediately available funds.

(ii)                                  Pursuant to the terms of an agreement to be entered into among Buyer, the Sellers’ Representative (on behalf of the Sellers, the Blocker Sellers and the Target Optionholders) and Bank of America, N.A. as escrow agent (including any successor in such capacity, the “Escrow Agent”) substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”), Buyer and the Sellers’ Representative shall appoint the Escrow Agent to hold and disburse the Escrow Funds as provided below.

(iii)                               Buyer and the Sellers’ Representative shall instruct the Escrow Agent to disburse the Escrow Funds as follows:

(A)                               to Buyer, to the extent provided in Section 2.3(e)(i) (Working Capital; Closing Date RMR);

(B)                               to Buyer, to the extent provided in Section 2.3(f)(i) (Working Capital; Closing Date RMR); and

(C)                               simultaneously with the payments, if any, described in immediately preceding clauses (A) and (B) or, if no payments are required to be made to Buyer pursuant to such clauses, the entire remaining balance of the Escrow Funds, together with all interest accrued thereon, if any, to the Sellers’ Representative (on behalf of the Sellers, the Blocker Sellers and the Target Optionholders).

Subject to Section 2.4(c) (Use and Disbursement of Payment Fund), any Escrow Funds paid to the Sellers’ Representative pursuant to this Section 2.4(b) (Escrow Funds) shall be distributed by the Sellers’ Representative to the Sellers and the Blocker Sellers (and the Target Optionholders, if applicable) in accordance with the arrangements among such Persons (the “Seller-Blocker Seller Agreement”), and Buyer shall have no further obligations to any Seller or any Blocker Seller with respect to the payment of any Escrow Funds, regardless of the Sellers’ Representative’s compliance or any alleged noncompliance with such Seller-Blocker Seller Agreement.

(c)          Use and Disbursement of Payment Fund.  The Sellers’ Representative shall hold the Payment Fund on behalf of the Sellers, the Blocker Sellers and the Target Optionholders and use such funds for the sole purposes of (i) delivery of the consideration due to the Sellers and the Blocker Sellers or the payments due to the Target Optionholders, in each case, pursuant to this Agreement as set forth in Section 2.1 (Purchase and Sale of Interests and Blocker Interests; Cancellation of Target Options) or pursuant to the Seller-Blocker Seller Agreement, or (ii) to pay or set aside a portion of the Payment Fund as a reserve for the Sellers and the Blocker Sellers potential indemnification obligations hereunder and actual or anticipated fees, expenses and other costs (including any of the foregoing in connection with the indemnification obligations set forth in Section 9.1 (Indemnification of Buyer)) incurred by the Sellers’ Representative or, with respect to pre-Closing periods, the Target for the benefit of the Sellers, the Blocker Sellers or the Target Optionholders in connection with the Transactions contemplated by this Agreement.  The Sellers’ Representative shall have sole and exclusive authority to disburse and pay amounts placed into the Payment Fund consistent with the provisions of this Agreement and the Seller-Blocker Seller Agreement.  In no event shall Buyer or any of its Affiliates or Representatives (including the Sold Entities and their Affiliates and Representatives from and following the Closing) have any liability or obligation to any Seller, any Blocker Seller or any Target Optionholder with respect to the Payment Fund or any application thereof or disbursement therefrom, or otherwise for any amount paid or disbursed to the Sellers’ Representative pursuant to this Agreement.

(d)         No Further Rights.  All cash paid pursuant to this Section 2.4 (Payment; Escrow; Payment Procedures) to or for the benefit of Sellers, the Blocker Sellers and the Target Optionholders (including all amounts paid to the Sellers’ Representative or deposited with the Escrow Agent) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Seller Interests held by the Sellers, the Blocker Interests held by the Blocker Sellers and the Target Options held by the Target Optionholders.

SECTION 2.5                              Adjustment to Number and Type of Ascent Shares

If, between the date of this Agreement and the Closing Date, any change in the outstanding shares of any series of Ascent Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, dividend (including stock dividends) or distribution, exchange or readjustment of shares, with a record date during such period, the number and type of Ascent Shares deliverable pursuant to this Agreement shall be appropriately and equitably adjusted.  For the avoidance of doubt, Ascent will not take any action to frustrate the intent to issue and deliver to the Sellers’ Representative (for the benefit of the Sellers and the Blocker Sellers) the Ascent Shares on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE BLOCKER SELLERS

The (i) Oak Hill Entities and the Blocker Sellers, jointly and severally (as to itself, each other and each of the Sold Entities), each hereby represents and warrants to Buyer, and (ii) the Natural Person Sellers, the Perry Companies, PCP and BNY (subject to, in the case of PCP and BNY, the last sentence of Section 3.30 (Exclusivity of Representations)), severally (as to itself and each of the Sold Entities other than the Blockers) and not jointly, each hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.1                              Organization and Qualification; Subsidiaries

Each Seller (other than the Natural Person Sellers), each Blocker Seller, each Sold Entity and each of their respective Subsidiaries is a corporation, limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Each Seller (other than the Natural Person Sellers), each Blocker Seller, each Sold Entity and each of their respective Subsidiaries is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to so qualify, individually and in the aggregate, (x) has not had and would not reasonably be expected to have a material adverse effect on any Seller, any Blocker Seller, any of the Sold Entities or any of their respective Subsidiaries and (y) would not reasonably be expected to prevent, or materially delay, the consummation of the Transactions.  Each Seller (other than the Natural Person Sellers), each Blocker Seller, each Sold Entity and each of their Respective Subsidiaries has the requisite power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the businesses as now conducted by it.  Each Sold Entity and each of their respective Subsidiaries has no Subsidiaries other than those listed on Schedule 3.1.

SECTION 3.2                              Authority

Each Seller and each Blocker Seller has the necessary power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement by each Seller and each Blocker Seller and the consummation by the Sellers and the Blocker Sellers of the Transactions have been duly and validly authorized by all necessary action on the part of each of the Sellers and each of the Blocker Sellers.  No other proceedings or approvals on the part of any of the Sellers or any of the Blocker Sellers are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly executed and delivered by each of the Sellers and each of the Blocker Sellers and, assuming its due authorization, execution, delivery and performance by Buyer, constitutes a legal, valid and binding obligation of each of the Sellers and each of the Blocker Sellers, enforceable against each of the Sellers and each of the Blocker Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 3.3                              No Conflict; Required Filings and Consents

(a)         The execution, delivery and performance of this Agreement by each of the Sellers and each of the Blocker Sellers does not, and the performance by each of the Sellers and each of the Blocker Sellers of its obligations under this Agreement will not, (i) conflict with or violate, result in a breach of, or constitute a default under the organizational documents of any of the Sellers, any of the Blocker Sellers, any of the Sold Entities or any of their respective Subsidiaries, (ii) subject to compliance with the requirements of the HSR Act, conflict with or violate any federal, state, or local law or statute or governmental ordinance, rule, regulation, Order, writ, judgment, injunction, award or decree (“Law”) applicable to any of the Sellers, any of the Blocker Sellers, any of the Sold Entities or any of their respective Subsidiaries or by which any of their respective properties is bound or affected, or (iii) except as set forth in Schedule 3.3(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of any of the Sellers, any of the Blocker Sellers, any of the Sold Entities or any of their respective Subsidiaries pursuant to, (A) any material contract to which any of the Sellers, any of the Blocker Sellers, any of the Sold Entities or any of their respective Subsidiaries, or their assets or properties (including the Seller Interests and the Blocker Interests) may be bound or subject (including any Material Contract and any Lease), or (B) any Permit of any of the Sellers, any of the Blocker Sellers, any of the Sold Entities or any of their respective Subsidiaries.

(b)         Except as required under the HSR Act and as set forth in Schedule 3.3(b), no consent, approval, authorization, license or Order of, registration or filing with, or notice to any Governmental Entity or any other Person (collectively, “Consents”) are necessary to be obtained, made or given by any of the Sellers, any of the Blocker Sellers, any of the Sold Entities or any of their respective Subsidiaries in connection with the execution, delivery and performance by each of the Sellers and each of the Blocker Sellers of this Agreement, the performance by each of the Sellers and each of the Blocker Sellers of each of their obligations hereunder and the consummation of the Transactions contemplated hereby, except for where the failure to obtain such Consents would not prevent or materially delay the consummation of the Transactions or otherwise prevent any of the Sellers or any of the Blocker Sellers from performing its obligations under this Agreement in any material respect.

SECTION 3.4                              Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller, any Blocker Seller, any of the Sold Entities, any of their respective Subsidiaries or any of their respective Affiliates, or any of their respective Representatives.

SECTION 3.5                              Organizational Documents

The Sellers and the Blocker Sellers have heretofore made available to Buyer a true, correct and complete copy of each of the organizational documents of each of the Sold Entities.  Each such organizational document is in full force and effect and no amendments have been made thereto.

SECTION 3.6                              Absence of Litigation

Except as set forth on Schedule 3.6, there are (a) no actions, suits, claims, arbitrations, proceedings, inquiries or investigations, by or before any court, administrative, governmental, arbitration, mediation or regulatory authority or body, domestic or foreign, (collectively, “Actions”) pending or threatened in writing against any Seller, any Blocker Seller, any of the Sold Entities or any of their respective Subsidiaries, any of their respective directors and officers (in their capacity as such) or any of their respective assets or properties (w) relating to the Transactions, (x) that would be reasonably likely to result in a Liability to any of the Sold Entities in excess of $50,000 (without giving effect to any potential Tax benefit or insurance recovery relating thereto), (y) that would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, or (z) challenges or seeks to prevent, enjoin, alter or materially delay the Transactions, and (b) no Orders outstanding against any of the Sold Entities, any of their respective Subsidiaries, any of their respective directors and officers (in their capacity as such) or any of their respective assets or properties.  Schedule 3.6 contains a notation as to which Actions set forth on such Schedule are covered by, and are reasonably expected, if adversely determined, to be paid by, one or more of the insurance policies set forth on Schedule 3.21(a).

SECTION 3.7                              Drag Along Rights

Pursuant to Section 9.7 of the Amended and Restated Limited Liability Company Agreement of Target, dated as of November 5, 2010 (the “Target LLC Agreement”), the Oak Hill Entities, the Blockers and the Blocker Sellers have the right to deliver a Drag Along Notice (as defined in the Target LLC Agreement) to the other Sellers to cause the other Sellers to transfer the entirety of their respective Ultimate Interests to Buyer (the “Drag Along Rights”).  The Target LLC Agreement is valid and in full force and effect and is a binding obligation of each of the parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 3.8                              Capitalization of the Seller Sold Entities

(a)         Target.

(i)                                     Schedule 3.8(a)(i) sets forth the designation, par value and the number of authorized, issued and outstanding limited liability company interests of the Target.  The issued and outstanding limited liability company interests of the Target consist solely of the Ultimate Interests.  No other class of equity securities (other than the Target Options) of the Target are authorized, issued or outstanding.  All of the Ultimate Interests are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers and the Blockers, free and clear of any Encumbrance, except for any restrictions on transfer imposed by applicable securities Laws or as set forth on Schedule 3.8(a)(i).  No limited liability company interests or any other securities, in each case, of the Target, were issued in violation of the 1933 Act or any other Law.

(ii)                                  Schedule 3.8(a)(ii) sets forth a true, correct and complete list of all holders of outstanding limited liability company interests of the Target and their respective percentage ownership of limited liability company interests of the Target.

(iii)                               The Target has not issued any securities in violation of any preemptive or similar rights and, except for this Agreement and the Target Options set forth on Schedule 3.8(a)(iii), there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any equity, phantom equity or quasi-equity interests (whether outstanding, authorized but unissued, unauthorized or designated as treasury) of the Target.  Except for the Target LLC Agreement and as set forth in Schedule 3.8(a)(iii), there are no restrictions upon, or voting trusts, proxies, or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the equity interests of the Target.  Except for the Target LLC Agreement and as set forth on Schedule 3.8(a)(iii), there are no outstanding contractual obligations of the Target to purchase, redeem or otherwise acquire limited liability company interests of the Target or make any material investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding bonds or other Indebtedness whose holders have the right to vote on any matter submitted to a vote of the members of the Target, or any securities convertible into, exercisable or exchangeable for any such voting debt.

(b)         Intermediate.

(i)                                     Schedule 3.8(b)(i) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock of Intermediate.  No other class of equity securities of any kind of Intermediate are authorized, issued or outstanding.  All of the shares of capital stock of Intermediate are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Target, free and clear of any Encumbrance, except for any restrictions on transfer imposed by applicable securities Laws or as set forth on Schedule 3.8(b)(i).  No shares of capital stock or any other securities, in each case, of Intermediate, were issued in violation of the 1933 Act or any other Law.

(ii)                                  Intermediate has not issued any securities in violation of any preemptive or similar rights and, except for this Agreement, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any equity, phantom equity or quasi-equity interests (whether outstanding, authorized but unissued, unauthorized or designated as treasury) of Intermediate.  Except as set forth in Schedule 3.8(b)(ii), there are no restrictions upon, or voting trusts, proxies, or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the equity interests of Intermediate.  There are no outstanding contractual obligations of Intermediate to purchase, redeem or otherwise acquire shares of capital stock of Intermediate or make any material investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding bonds or other Indebtedness whose holders have the right to vote on any matter submitted to a vote of the members of Intermediate, or any securities convertible into, exercisable or exchangeable for any such voting debt.

(c)          SN Holdings.

(i)                                     Schedule 3.8(c)(i) sets forth the designation, par value and the number of authorized, issued and outstanding limited liability company interests of SN Holdings.  No other class of equity securities of any kind of SN Holdings are authorized, issued or outstanding.  All of the limited liability company interests of SN Holdings are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Target and Intermediate, free and clear of any Encumbrance, except for any restrictions on transfer imposed by applicable securities Laws or as set forth on Schedule 3.8(c)(i).  No limited liability company interests or any other securities, in each case, of SN Holdings, were issued in violation of the 1933 Act or any other Law.

(ii)                                  Schedule 3.8(c)(ii) sets forth a true, correct and complete list of all holders of limited liability company interests and their percentage ownership of limited liability company interests of SN Holdings.

(iii)                               SN Holdings has not issued any securities in violation of any preemptive or similar rights and, except for this Agreement, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any equity, phantom equity or quasi-equity interests (whether outstanding, authorized but unissued, unauthorized or designated as treasury) of SN Holdings.  Except as set forth in Schedule 3.8(c)(iii), there are no restrictions upon, or voting trusts, proxies, or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the equity interests of SN Holdings.  There are no outstanding contractual obligations of SN Holdings to purchase, redeem or otherwise acquire limited liability company interests of SN Holdings or make any material investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding bonds or other Indebtedness whose holders have the right to vote on any matter submitted to a vote of the members of SN Holdings, or any securities convertible into, exercisable or exchangeable for any such voting debt.

(d)         Company.

(i)                                     Schedule 3.8(d)(i) sets forth the designation, par value and the number of authorized, issued and outstanding limited liability company interests of the Company.  No other class of equity securities of any kind of the Company are authorized, issued or outstanding.  All of the limited liability interests of the Company are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially by SN Holdings, free and clear of any Encumbrance other than for any restrictions on transfer imposed by applicable securities Laws or as set forth on Schedule 3.8(d)(i).  No limited liability company interests or any other securities, in each case, of the Company, were issued in violation of the 1933 Act or any other Law.

(ii)                                  The Company has not issued any securities in violation of any preemptive or similar rights and there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any equity, phantom equity or quasi-equity interests (whether outstanding, authorized but unissued, unauthorized or designated as treasury) of the Company.  There are no restrictions upon, or voting trusts, proxies, or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the equity interests of the Company.  There are no outstanding contractual obligations of the Company to purchase, redeem or otherwise acquire limited liability company interests of the Company or make any material investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding bonds or other Indebtedness whose holders have the right to vote on any matter submitted to a vote of the members of the Company, or any securities convertible into, exercisable or exchangeable for any such voting debt.

(e)          Company Subsidiaries.

(i)                                     Schedule 3.8(e)(i) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock, limited liability company interests or partnership interests, as applicable, for each of the Company’s Subsidiaries and ownership interest of the Company in each such Subsidiary.  No other class of equity securities of any kind of any of the Company’s Subsidiaries are authorized, issued or outstanding.  All of the outstanding capital stock, limited liability company interests or partnership interests, as applicable, of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable.  All of the outstanding shares of capital stock, limited liability company interests or partnership interests, as applicable, of each of the Company’s Subsidiaries are owned of record and beneficially by the Company, in each case free and clear of any Encumbrances except for any restrictions on transfer imposed by applicable securities Laws or as set forth on Schedule 3.8(e)(i).  No shares of capital stock, limited liability company interests, partnership interests or any other securities, in each case, of any of the Company’s Subsidiaries, were issued in violation of the 1933 Act or any other Law.

(ii)                                  Schedule 3.8(e)(ii) sets forth a true, correct and complete list of all holders of equity interests in each of the Company’s Subsidiaries and their respective percentage ownership of shares of capital stock, limited liability company interests or partnership interests, as applicable, of each of the Company’s Subsidiaries.

(iii)                               The Company’s Subsidiaries have not issued any securities in violation of any preemptive or similar rights, and there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any capital stock (whether outstanding, authorized but unissued, unauthorized or designated as treasury) of any of the Company’s Subsidiaries.  Except as set forth in Schedule 3.8(e)(iii), there are no restrictions upon, or voting trusts, proxies, or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock, limited liability company interests or partnership interests, as applicable, of any of the Company’s Subsidiaries.  Except as set forth on Schedule 3.8(e)(iii), there are no outstanding contractual obligations of any of the Company’s Subsidiaries to purchase, redeem or otherwise acquire shares of capital stock, limited liability company interests or partnership interests, as applicable, of such Company Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding bonds or other Indebtedness whose holders have the right to vote on any matter submitted to a vote of the shareholders, members or partners of any of the Company’s Subsidiaries, or any securities convertible into, exercisable or exchangeable for any such voting debt.

(f)           Blockers.

(i)                                     Schedule 3.8(f)(i) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock of each Blocker.  The issued and outstanding shares of capital stock of the Blockers consist solely of the Blocker Interests.  No other class of equity securities of any kind of each Blocker are authorized, issued or outstanding.  All of the Blocker Interests are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Blocker Sellers, free and clear of any Encumbrance except for any restrictions on transfer imposed by applicable securities Laws.  No shares of capital stock or any other securities, in each case, of each of the Blockers, were issued in violation of the 1933 Act or any other Law.

(ii)                                  Schedule 3.8(f)(ii) sets forth a true, correct and complete list of all holders of equity interests of each of the Blockers and the ownership thereof.

(iii)                               Each Blocker has not issued any securities in violation of any preemptive or similar rights and, except for this Agreement, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any equity, phantom equity or quasi-equity interests (whether outstanding, authorized but unissued, unauthorized or designated as treasury) of each Blocker.  There are no restrictions upon, or voting trusts, proxies, or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the equity interests of each Blocker.  There are no outstanding contractual obligations of any Blockers to purchase, redeem or otherwise acquire shares of capital stock of any Blocker or make any material investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding bonds or other Indebtedness whose holders have the right to vote on any matter submitted to a vote of the stockholders of each Blocker, or any securities convertible into, exercisable or exchangeable for any such voting debt.

SECTION 3.9                              No Operations

(a)         (i) Target has not acquired any properties or assets or engaged in any business or operations, other than its ownership of the interests in the other Holding Companies and their respective Subsidiaries, and (ii) Target has not incurred and is not subject to any obligations or Liabilities, other than nominal Liabilities that are incidental to its maintenance and existence, Liabilities of any of the other Sold Entities for which it may be held liable as a parent company of Intermediate or any of its Subsidiaries and Liabilities in connection with the Transactions contemplated hereunder.

(b)         (i) Intermediate has not acquired any properties or assets or engaged in any business or operations, other than its ownership of the interests in SN Holdings and its Subsidiaries, and (ii) Intermediate has not incurred and is not subject to any obligations or Liabilities, other than nominal Liabilities that are incidental to its maintenance and existence, Liabilities of any of the other Sold Entities for which it may be held liable as a parent company of SN Holdings or any of its Subsidiaries and Liabilities in connection with the Transactions contemplated hereunder.

(c)          (i) SN Holdings has not acquired any properties or assets or engaged in any business or operations, other than its ownership of the interests in the Company and its Subsidiaries, and (ii) SN Holdings has not incurred and is not subject to any obligations or Liabilities, other than nominal Liabilities that are incidental to its maintenance and existence, Liabilities of any of the other Sold Entities for which it may be held liable as a parent company of the Company or any of its Subsidiaries and Liabilities in connection with the Transactions contemplated hereunder.

(d)         (i) Each Blocker has not acquired any properties or assets or engaged in any business or operations, other than its ownership of the Blocker Ultimate Interests and the respective Subsidiaries of each Blocker, and (ii) each Blocker has not incurred and is not subject to any obligations or Liabilities, other than nominal Liabilities that are incidental to its respective maintenance and existence, Liabilities of any of the other Sold Entities for which it may be held liable as a parent company of any of the Seller Sold Entities and Liabilities in connection with the Transactions contemplated hereunder.

SECTION 3.10                       Seller Sold Entity Financial Statements; No Undisclosed Company Liabilities; Indebtedness

(a)                                 Attached as Schedule 3.10(a) are (i) the audited consolidated balance sheet and the related audited consolidated statements of income and cash flow of the Company and its Subsidiaries as of and for the fiscal year ended on December 31, 2012 (the “Balance Sheet Date”) (collectively, and with any notes to the foregoing, the “Company Year-End 2012 Financial Statements”), and (ii) the unaudited consolidated balance sheets and the related unaudited consolidated statements of income and cash flow of the Seller Sold Entities (other than the Company and its Subsidiaries) as of and for the fiscal year ended on the Balance Sheet Date (collectively, the “Other Seller Sold Entity Financial Statements”, and together with the Company Year-End 2012 Financial Statements, the “Seller Sold Entity Financial Statements”).  The Seller Sold Entity Financial Statements have been prepared based on the books and records of the Seller Sold Entities and in accordance with GAAP (except, in the case of the Other Seller Sold Entity Financial Statements, the absence of required footnotes) and fairly present in all material respects the financial position of the Seller Sold Entities as of the date indicated and the results of operations, changes in stockholder’s equity and cash flows for the period indicated in accordance with GAAP.

(b)         The Company and its Subsidiaries have no Liabilities, except for (i) the Liabilities reflected or reserved on the Company First Quarter Financial Statements (including any notes thereto), (ii) current liabilities incurred in the ordinary course of their business consistent with past practice, (iii) the Liabilities set forth on Schedule 3.10(b)(iii), (iv) other Liabilities incurred by the Company or any of its Subsidiaries which do not exceed the amounts set forth on Schedule 3.10(b)(iv), (v) contractual and similar Liabilities incurred in the ordinary course of business consistent with past practice, (vi) Liabilities under Material Contracts and (vii) Liabilities under applicable Law (other than Liabilities arising as a result of a violation of applicable Law).

(c)          Attached as Schedule 3.10(c) are (i) the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2013 (the “Company First Quarter Financial Statements”), and (ii) the unaudited balance sheets and unaudited statements of income and cash flow for each of the Seller Sold Entities (other than the Company and its Subsidiaries) as of and for the three-month period ended March 31, 2013 (collectively, the “Other Seller Sold Entity First Quarter Financial Statements”), each of which have been prepared based on the books and records of each of the Seller Sold Entities and in accordance with GAAP, except (x) in the case of the Other Seller Sold Entity First Quarter Financial Statements, for the absence of required footnotes and (y) for normal year-end adjustments, and fairly present in all material respects the financial position of each of the Seller Sold Entities as of the date indicated and the results of operations, changes in stockholder’s equity and cash flows for the period indicated in accordance with GAAP.

(d)         Except as set forth on Schedule 3.10(d), as of the Closing, after giving effect to repayment of Indebtedness contemplated by Section 5.19 (Indebtedness) at the Closing, none of the Seller Sold Entities shall have any outstanding Indebtedness.

SECTION 3.11                       Blocker Financial Statements; Blocker Indebtedness

(a)         Attached as Schedule 3.11(a) are the unaudited balance sheets of each of the Blockers as of December 31, 2012, and the related unaudited statement of income as of the Balance Sheet Date (all of the foregoing financial statements and any notes thereto are hereinafter collectively referred to as the “Blocker Financial Statements”).  The Blocker Financial Statements have been prepared based on the books and records of the Blockers and in accordance with GAAP, and fairly present in all material respects the financial position of the Blockers as of the dates indicated and the results of operations, changes in stockholder’s equity and cash flows for the respective periods indicated in accordance with GAAP.

(b)         Attached as Schedule 3.11(b) is the unaudited balance sheet and the related unaudited statement of income for the three- (3) month period ended March 31, 2013 of each of the Blockers, which have been prepared based on the books and records of each of the Blockers and in accordance with GAAP, except for any absence of required footnotes and except for normal year end adjustments, and fairly present in all material respects the financial position of each of the Blockers as of the date indicated and the results of operations, changes in stockholder’s equity and cash flows for the respective periods indicated in accordance with GAAP.

(c)          As of the Closing, none of the Blockers shall have any outstanding Indebtedness.

SECTION 3.12                       Absence of Certain Changes or Events

(a)         Since the Balance Sheet Date, except as set forth on Schedule 3.12(a), there have not been any changes in the business, operations, results of operations, properties, assets or financial condition of the Sold Entities, taken as a whole, which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and each of the Sold Entities has conducted its respective business in all material respects in the ordinary course consistent with past practice.

(b)         Since March 31, 2013 through the date hereof, none of the Sold Entities has:

(i)                                     declared, paid or set aside any sum for any dividends or declared or made any other distributions of any kind (whether in cash, stock, property, any combination thereof or otherwise) to any of its shareholders, members or other equityholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any of its limited liability company interests, shares of capital stock, partnership interests or other equity interests or any bonds, debentures, notes, debt instruments, evidences of Indebtedness, options, warrants, other rights to acquire limited liability company interests, shares of capital stock, partnership interests or other securities of any kind;

(ii)                                  other than (A) as set forth on Schedule 3.12(b)(ii) and borrowings for working capital purposes in the ordinary course of business or (B) in amounts below $1,000,000 in the aggregate, incurred any Indebtedness or entered into any agreement, arrangement or understanding to incur Indebtedness;

(iii)                               made any change in its accounting or reserving methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

(iv)                              made any changes in any material respect to any of the Company Policies and Procedures (in each case, other than as set forth in the Schedules);

(v)                                 suffered any damage, destruction, casualty or loss, whether covered by insurance or not, affecting any of its property, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(vi)                              allowed the creation of any Contractual Encumbrance on any tangible or intangible asset or property, other than Contractual Encumbrances in the ordinary course of business consistent with past practice and Permitted Encumbrances;

(vii)                           forgiven or permitted any cancellation of any material claim, debt or account receivable in favor of any Sold Entity, or effected the release of any material right or claim of any Sold Entity (other than as set forth in any applicable Schedule delivered under Sections 3.23 (Dealers) and 3.24 (Alarm Monitoring Agreements));

(viii)                        directly or indirectly made any payment, discharge or satisfaction of any Liability before the same became due in accordance with its terms, other than in the ordinary course of business consistent with past practice, or as fully reflected or reserved against in its Seller Sold Entity Financial Statements or Blocker Financial Statements for periods ended prior to the date hereof;

(ix)                              made any revaluation of any assets or properties or write-down or write-off of the value of any assets or properties or change in the basis of valuation thereof (including any receivables) in an amount in excess of $500,000 in the aggregate;

(x)                                 made any loan or advance to any Person in an amount that exceeds $100,000 in the aggregate (in each case, other than as set forth in Schedule 3.23(f)(ii));

(xi)                              except as required by existing written agreements or in the ordinary course of business consistent with past practice, increased or agreed to increase any salary, wages, bonus, severance, compensation, pension or other benefits payable or to become payable, or granted any severance or termination payments or benefits, to any of its current or former officers, employees, consultants, agents or other Representatives, or increased any of the above forms of compensation for the benefit of any class of employees generally;

(xii)                           entered into any collective bargaining agreement or any other contract with any labor union or association representing any employee, or been subjected to any strike, picket, work stoppage, work slowdown, labor dispute or other labor trouble;

(xiii)                        considered or adopted a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, redomestication or other reorganization;

(xiv)                       made, changed or revoked, or permitted to be made, changed or revoked, any election or method of accounting with respect to Taxes affecting or relating to any of the Sold Entities;

(xv)                          entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to any of the Sold Entities;

(xvi)                       entered into any joint venture, partnership, managing general agency or similar arrangement with any Person;

(xvii)                    purchased or agreed to purchase, or sold or agreed to sell, or leased or agreed to lease, any assets or properties of any Person, other than the acquisition of assets (including Alarm Monitoring Agreements) in the ordinary course of business consistent with past practice;

(xviii)                 accelerated the collection, or sale to third parties, of any receivables, or delayed the payment of any payables, other than in the ordinary course of business consistent with past practice; or

(xix)                       entered into any contract, whether in writing or otherwise, to do any of the foregoing.

SECTION 3.13                       Licenses and Permits; Compliance with Laws

(a)         Each of the Sold Entities holds all permits, licenses, approvals, certificates, accreditations and other authorizations from all Governmental Entities necessary for each of the Sold Entities to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted (collectively, “Permits”), except for Permits the absence of which, individually and in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole, and all such Permits are valid and in full force and effect.  Except as set forth in Schedule 3.13(a), there is no action, proceeding, inquiry or investigation pending or, to the Knowledge of the Company, threatened that contemplates or would reasonably be expected to result in the suspension, modification, cancellation, revocation or nonrenewal of any such Permit, and, to the Knowledge of the Company, there is no existing fact or circumstance which (with or without notice or lapse of time or both) could reasonably be expected to result in the suspension, modification, limitation, cancellation, revocation or nonrenewal of any such Permit.

(b)         The businesses of each of the Sold Entities are being conducted in all material respects in compliance with (x) all applicable Laws (other than Tax Laws, which are addressed in Section 3.14 (Taxes), Environmental Laws, which are addressed in Section 3.20 (Environmental Matters), and ERISA and Laws related to employee matters, which are addressed in Section 3.17 (Employee Benefit Plans) and Section 3.19 (Employees; Labor Relations), respectively), (y) all applicable Orders (other than pursuant to Tax Laws, which are addressed in Section 3.14 (Taxes), Environmental Laws, which are addressed in Section 3.20 (Environmental Matters), and ERISA and Laws related to employee matters, which are addressed in Section 3.17 (Employee Benefit Plans) and Section 3.19 (Employees; Labor Relations), respectively), and (z) its Permits and other authorizations of Governmental Entities (other than with respect to Environmental Laws, which are addressed in Section 3.20 (Environmental Matters)).  Except as set forth on Schedule 3.13(b), since December 31, 2010, (i) no written notices have been received by, and, (ii) to the Knowledge of the Sellers and the Blocker Sellers, no claims have been filed against any Sold Entity alleging a material violation of Laws (other than, in all such cases, notices, claims or violations that have been fully resolved).

(c)          Each of the Sold Entities, and the Sold Entities’ maintenance and operation of the alarm monitoring services, are in compliance in all material respects with all Laws related to the alarm monitoring services (or the entry into any Alarm Monitoring Agreement), including: the provisions of federal, state, provincial and territorial Laws relating to “truth in lending”, “home solicitation contracts”, “direct sales contracts”, “home solicitation”, “consumer protection”, “personal information” or “privacy” of any kind or nature whatsoever; the Federal Communications Commission Telephone Consumer Protection Act; the Federal Trade Commission’s Telemarketing Sales Rule; any other state, provincial, territorial, federal telemarketing and consumer marketing statutes, rules, regulations and policies; and, any other consumer marketing methods which are subject to restrictions under state, provincial, territorial or federal Law.  Except as set forth on Schedule 3.13(c), there are no claims of a violation thereof pending or threatened in writing, and none of the Sold Entities has received any written notice of such violation.

SECTION 3.14                       Taxes

(a)         Except as set forth on Schedule 3.14(a), all material Tax Returns required to be filed by or on behalf of the Sold Entities have been prepared and filed with all appropriate Governmental Entities by the date such returns were due to be filed (after giving effect to extensions timely filed), and all such returns are true, correct and complete in all material respects.  Except as set forth on Schedule 3.14(a), no Sold Entity is currently the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth on Schedule 3.14(a), each of the Sold Entities has timely paid in full all material Taxes that are payable by them with respect to any Pre-Closing Tax Period.  Except as set forth on Schedule 3.14(a), each Sold Entity has withheld from each payment made to any of its present or former employees, officers, directors, shareholders, creditors or other payees all amounts required by Law to be withheld and have, where required, remitted such amounts within the applicable periods allowed by Law to the appropriate Governmental Entities.  The Sold Entity Financial Statements reflect an adequate reserve for all Taxes payable by the Sold Entities for all taxable periods and portions thereof accrued through the date of such Sold Entity Financial Statements.

(b)         Except as set forth on Schedule 3.14(b), within the past three (3) years (i) no Governmental Entity has conducted an audit of any Sold Entity in respect of Taxes; (ii) no audit, action, suit or proceeding is in progress, against or with respect to any Sold Entity in respect of any Tax and (iii) within the past three (3) years, no Sold Entity has received from any foreign, federal, state, or local taxing authority (including jurisdictions where any Sold Entity has not filed Tax Returns) any written notice indicating an intent to open an audit or other review (excluding any such notices related to Taxes now paid and matters otherwise resolved).  Except as set forth on Schedule 3.14(b), within the past three (3) years (i) no Sold Entity has received from any foreign, federal, state, or local taxing authority (including jurisdictions where any Sold Entity has not filed Tax Returns) any written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Sold Entity (excluding any such notices related to Taxes now paid and matters otherwise resolved); and (ii) within the past three (3) years, no Sold Entity has executed or filed any agreement extending the period for the assessment or collection of any Taxes.  Except as set forth on Schedule 3.14(b), within the past three (3) years no claim has been made in writing by a Governmental Entity in a jurisdiction where any Sold Entity does not file Tax Returns that such Sold Entity is or may be subject to taxation by that jurisdiction (other than any such claims resolved).  There are no Contractual Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Sold Entity.

(c)          Except as set forth on Schedule 3.14(c), no Sold Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing, (iii) installment sale or open transaction occurring prior to the Closing, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.

(d)         Except as set forth on Schedule 3.14(d), no Sold Entity has constituted either a “distributing corporation” or a “controlled corporation” (or is a successor to a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code.

(e)          Except as set forth on Schedule 3.14(e), no Sold Entity (x) has, or has had, a permanent establishment for Tax purposes under the applicable Laws of any country, other than the United States or (y) is, or has been, a resident for Tax purposes under the applicable Laws of any country, other than the United States.

(f)           Except as set forth on Schedule 3.14(f), no Sold Entity has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)          Except as set forth on Schedule 3.14(g), no Sold Entity is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any taxing authority.

(h)         The sum of the Blocker Closing Date NOLs and the Blocker Closing Date Aggregate Basis (the “Aggregate Blocker Attributes”), as determined in accordance with the principles set forth in Section 9.14 (Blocker Attributes), is at least $68 million.  For purposes of this Agreement, the “Blocker Closing Date NOLs” shall mean the sum of the Closing Date NOL of OHCPSNA and the Closing Date NOL for OHCPSNB; the “Closing Date NOL” with respect to any Blocker shall mean (A) the sum of (i) the NOL of such Blocker carried forward to 2013 and (ii) the absolute value of net loss of such Blocker for the 2013 Short Year (including, for the avoidance of doubt, net losses attributable to expenses and other items described in the last sentence of Section 9.11(a)(i) (Seller Tax Returns) incurred by, allocated to or otherwise accrued by such Blocker) minus (B) the amount of NOL actually used to offset its taxable income in the 2013 Short Year, if any; the “2013 Short Year” shall mean, with respect to each of the Blockers, Target and SN Holdings, the 2013 taxable year ending on the Closing Date; and the “Blocker Closing Date Aggregate Basis” shall mean the sum of (i) the aggregate basis that the Blockers have in their assets (including cash but excluding their interests in Target or SN Holdings) and (ii) Blocker Percentage Interest multiplied by SN Holdings’ aggregate tax basis in its assets, in each case as of the Closing Date for U.S. federal income tax purposes.  Schedule 3.14(h) includes illustrative examples for determination of a Closing Date NOL and the Blocker Closing Date Aggregate Basis.

(i)             Except as set forth on Schedule 3.14(i), no Sold Entity is a party to or bound by any Tax allocation or sharing agreement (excluding any Tax allocation or sharing agreements solely among Sold Entities).  No Sold Entity (a) is or has been a member of an affiliated group filing a consolidated federal income Tax Return; (b) is or has been a member of any affiliated, combined, unitary or similar group for state, local or foreign tax purposes; or (c) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.  The NOLs of the Blockers, to the extent they are taken into account to determine the Blocker Closing Date NOLs, are not subject to any limitation under Section 382 of the Code; provided, however, that no representation is made with respect to any limitation that may apply to any NOLs solely as a result of the consummation of the Transactions.

(j)                       Each of Target and SN Holdings (collectively, the “Partnership Sold Entities”) is, and has been since November 5, 2010, classified as a partnership for U.S. federal income tax purposes.  Except as set forth on Schedule 3.14(j), each of the Company and the Company’s Subsidiaries is, and has been since November 5, 2010, classified as a disregarded entity within the meaning of Section 301.7701-3(b)(1)(ii) of the Treasury Regulations for U.S. federal income Tax purposes.

(k)                    Target and the Blockers have taken the position for all purposes that the percentage of the aggregate liabilities (within the meaning of Code Section 752 and the Treasury Regulations thereunder) of Target that is allocable to the Blockers pursuant to

Code Section 752 and the Treasury Regulations thereunder does not exceed the Blocker Percentage Interest.  In addition SN Holdings, Target and Intermediate have taken the position for all purposes that the percentage of the aggregate liabilities (within the meaning of Code Section 752 and the Treasury Regulations thereunder) of SN Holdings that is allocable to Intermediate pursuant to Code Section 752 and the Treasury Regulations thereunder does not exceed the Intermediate Percentage Interest.

(l)                        No representation or warranty contained in this Section 3.14 (Taxes), other than the representations and warranties set forth in Sections 3.14(c), (g), (h) and (i), shall be deemed to apply directly or indirectly with respect to any Taxes of any Post-Closing Tax Period.

SECTION 3.15                       Intellectual Property

(a)         Schedule 3.15(a) sets forth all (i) patented or registered Intellectual Property owned by each Sold Entity, (ii) all licensed and owned Intellectual Property necessary to conduct the business of each Sold Entity as currently conducted and (iii) pending patent applications and other applications for registrations of Intellectual Property filed by or on behalf of each Sold Entity.  Each Sold Entity exclusively owns all right, title and interest to the Intellectual Property referenced in (i), (ii) and (iii) above.  Each Sold Entity has the unconditional right to assign or transfer its interests in the licensed Intellectual Property referenced in (ii) above.  Each Sold Entity has obtained and recorded executed assignments for all Intellectual Property owned by such Sold Entity, and all subject matter claimed or embodied in such Intellectual Property, as necessary to perfect its rights and title therein.  All material Intellectual Property owned by the Sold Entities is free and clear of all Contractual Encumbrances except for Permitted Encumbrances.

(b)         Except as set forth on Schedule 3.15(b), each Sold Entity owns, is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to conduct its business as currently conducted, except where the failure to own or possess rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All Intellectual Property owned by each Sold Entity is valid, subsisting and enforceable, except where the failure of such Intellectual Property to be valid, subsisting and enforceable would not reasonably be expected to have a Material Adverse Effect.

(c)          Except as set forth on Schedule 3.15(c), (i)  none of the Sold Entities is, nor will it be as a result of the consummation of the Transactions by the Sold Entities, in violation of any material provision of any licenses, sublicenses or other agreements as to which any of the Sold Entities is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property, (ii) there are no claims pending or, to the Knowledge of the Sellers and the Blocker Sellers, threatened in writing against any Sold Entity asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned by any Sold Entity, (iii) to the Knowledge of the Sellers and the Blocker Sellers, none of the Sold Entities is infringing on the Intellectual Property of any Person, and (iv)  to the Knowledge of the Sellers and the Blocker Sellers,

no Person is infringing in any material respect on the Intellectual Property owned by any Sold Entity.

(d)         The Sold Entities are the sole owners of all Intellectual Property related to the Affiliate Services Information System (“ASIS”) software developed by Aspenroot LLC and such ASIS software is owned by the Sold Entities free and clear of all Contractual Encumbrances.  The Sold Entities have the right to transfer their Intellectual Property rights in the ASIS software to Buyer.  The Sold Entities have heretofore made available to Buyer a true, correct and complete copy of the Master Consulting Agreement, effective as of August 24, 2007, by and between the Company and Aspenroot LLC.  The ASIS software provides adequate and sufficient support for the operation of the Company’s Dealer network program.

SECTION 3.16                       Material Contracts

(a)         Schedule 3.16(a) sets forth a true, correct and complete list of all agreements of the following types to which any Sold Entity is a party or is subject or to which any of them or their assets or properties are or may be bound or subject that are in effect as of the date hereof (collectively, the “Material Contracts”):

(i)                                     any contract, agreement or legally binding commitment (including any leases) providing for payments by or to the Sold Entity in excess of $75,000 in the aggregate at any time during any twelve- (12) month period (other than (A) purchase orders entered into in the ordinary course of business consistent with past practice, (B) any Alarm Monitoring Purchase Agreements and (C) any Alarm Monitoring Agreements) or that is otherwise material to the business or operations of the Sold Entities taken as a whole;

(ii)                                  the Alarm Monitoring Purchase Agreements (together with all amendments and supplements thereto) with each of the top twenty (20) Dealers, determined by RMR generation over the trailing twelve (12) months ending April 30, 2013, all of which Alarm Monitoring Purchase Agreements (together with all amendments and supplements thereto), except that the identities of all Dealers party thereto have not been included, are set forth on Schedule 3.16(a)(ii);

(iii)                               employment, severance, bonus, retention, termination and consulting agreements (excluding agreements with at-will employees and agreements that may be terminated by the Sold Entity without penalty or other Liability other than customary severance and obligations arising under applicable Laws) involving payments by the Sold Entity to be made in excess of $75,000 to any individual during any twelve- (12) month period;

(iv)                              agreements containing non-solicitation and non-compete provisions by which any Sold Entity is restricted;

(v)                                 material partnership or joint venture contracts;

(vi)                              loan agreements, indentures, reimbursement agreements for letters of credit, mortgages, notes, other debt instruments evidencing Indebtedness, contracts relating to the borrowing of money, or the direct or indirect guaranty of any obligation for borrowed money, or contracts to service the repayment of borrowed money or any other Liability in respect of Indebtedness for borrowed money of any other Person, in each case, in excess of $75,000, including any contract relating to (A) the maintenance of compensating balances, (B) any lines of credit, (C) the advance of any funds to any other Person outside the ordinary course of business, (D) the payment for property, products or services that are not conveyed, delivered or rendered to any such party or (E) any obligation to keep-well, make-whole or maintain working capital or earnings or perform similar requirements (other than any amounts held back under any Alarm Monitoring Purchase Agreement in the ordinary course of business consistent with past practice);

(vii)                           lease, sublease, rental or other contracts under which the Sold Entity is a lessor or lessee of any real property providing for annual rental payments in excess of $75,000 or the guaranty of any such lease, sublease, rental or other contracts;

(viii)                        contracts relating to licenses of trademarks, trade names, service marks or any other material Intellectual Property rights (including the Company’s rights to the ASIS software);

(ix)                              contracts under which any Sold Entity agrees to indemnify any Person or share any Tax Liability of any Person; and

(x)                                 other material agreements with any current or former officer, director, member, employee, consultant, agent or other Representative or with an entity in which any of the foregoing is a controlling person.

(b)         Except as set forth on Schedule 3.16(b) or as set forth on Schedules 3.17(a) or 3.18(b) with respect to employee benefit related agreements and Leases, respectively, which are Material Contracts: (i) each of the Material Contracts is valid and is in full force and effect, (ii) none of the Sold Entities is in default of a material provision, and no event has occurred which with or without notice, lapse of time or both would constitute a default of a material provision by any Sold Entity of any Material Contract, (iii) no Sold Entity has received any written notice of any such default (other than notices of matters that have been resolved), and (iv) to the Knowledge of the Sellers and the Blocker Sellers, there does not exist any default, and no event has occurred which with or without notice, lapse of time or both would constitute a default, by any party other than a Sold Entity, in each case under any material provision of any Material Contract. True, correct and complete copies (except that the identity of all Dealers party to the Alarm Monitoring Purchase Agreements have been redacted) of all Material Contracts have been delivered to Buyer or made available to Buyer for inspection.

SECTION 3.17                       Employee Benefit Plans

(a)         Schedule 3.17(a) sets forth a true, correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income

Security Act of 1974 (“ERISA”)), each other bonus, incentive, deferred compensation, stock option (or other equity-based), employment, severance, or change in control plan or agreement, and each other material benefit plan, program, practice, agreement or arrangement, whether or not subject to ERISA that is sponsored by, maintained or contributed or required to be contributed to as of the date of this Agreement by the Sold Entities or any ERISA Affiliate (collectively, the “Benefit Plans”).

(b)         With respect to each Benefit Plan, the Sold Entities have furnished or made available to Buyer copies of, to the extent applicable:  (1) the plan document, any amendments thereto and summary plan description; (2) the most recent determination letter from the Internal Revenue Service; (3) the two (2) most recent annual reports (Form 5500 series); (4) nondiscrimination testing results for the prior two (2) plan years; and (5) all current trust agreements and insurance contracts that implement such Benefit Plan.

(c)          None of the Sold Entities has engaged in any transaction with respect to any Benefit Plan as a result of which the Sold Entities would be subject to any material Liability pursuant to Sections 406 and 409 of ERISA or to either a material civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a material Tax imposed pursuant to Section 4975 of the Code.  No employee of the Sold Entities who is a fiduciary of any Benefit Plan or, to the Knowledge of the Sellers and the Blocker Sellers, any other fiduciary of any Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan that would result in material Liability to the Sold Entities.

(d)         None of the Benefit Plans is a plan subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code (collectively, a “Title IV Plan”).  None of the Sold Entities nor any ERISA Affiliate has ever sponsored, had an obligation to contribute to or incurred any Liability with respect to a Title IV Plan, including any Liability relating to any “multiemployer plan” as defined in Section 3(37) of ERISA, and no events have occurred and no circumstances exist that would reasonably be expected to result in such Liability to the Sold Entities or any ERISA Affiliate.

(e)          None of the Sold Entities nor any ERISA Affiliate has ever contributed to, had an obligation to contribute to, or would reasonably be expected to have any Liability with respect to, a “multiple employer welfare association” within the meaning of Section 3(40) of ERISA or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f)                                   Each Benefit Plan has been operated, funded and administered in all material respects in compliance with its governing documents and in all material respects with the requirements of applicable Laws, including ERISA and the Code.

(g)          Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Sellers and the Blocker Sellers, no event has occurred since the date of the most recent determination letter (other than the effective date of certain amendments to the Code the remedial amendment period for which has not expired) that would reasonably be expected to cause the disqualification of such Benefit Plan.

(h)         There are no claims (other than routine claims for benefits and claims which have been resolved), proceedings, hearings, actions or lawsuits pending, or to the Knowledge of the Sellers and the Blocker Sellers, threatened, with respect to any Benefit Plan that would result in material Liability to the Sold Entities.

(i)             Neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions contemplated by this Agreement will either alone or in combination with any other event:  (i) result in a payment becoming due from any of the Sold Entities under any Benefit Plan; (ii) increase any benefit otherwise payable under any Benefit Plan; or (iii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any individual.

(j)            There are no agreements to which any Sold Entity is a party which will provide payments to any officer, employee or highly compensated individual which will be “parachute payments” under Section 280G or Section 4999 of the Code for which Buyer or any of the Sold Entities will have withholding Liability or that will result in loss of Tax deductions under Section 280G of the Code.

(k)         Each Benefit Plan which is a nonqualified deferred compensation plan or arrangement has been maintained in operational and documentary compliance with Section 409A of the Code.

(l)                                     All individuals who performed any compensatory services for the Sold Entities, whether as an employee, independent contractor or “leased employee” (as defined in Section 414(n) of the Code) are, and have been, properly classified for purposes of withholding Taxes and eligibility to participate in, and coverage under, any Benefit Plan.

(m)     Except as set forth on Schedule 3.17(m) and other than as required by COBRA, none of the Sold Entities has any Liability for post-employment or retiree health, medical, life insurance or other welfare benefits for current, former or retired employees of the Company or any Subsidiary.

SECTION 3.18                       Properties; Assets

(a)         None of the Sold Entities has, nor have the Sold Entities had since January 1, 2012, any Owned Real Property.

(b)         Schedule 3.18(b) sets forth the address of each material leasehold or subleasehold estate and other material rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Sold Entities (the “Leased Real Property”), and a list of all material leases, subleases, licenses, concessions and other written or oral agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which the Sold Entities hold Leased Real Property (each a “Lease”).  The Sold Entities have made available to Buyer a true, correct and complete copy of each written Lease and a summary of the material terms of any oral Lease.  Except as set forth in Schedule 3.18(b) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Lease: (i) such Lease is valid and in full force and effect; (ii) none of the Sold Entities is in default under any material provision of such Lease, and no event has occurred which with or without notice, lapse of time or both would constitute a default by any Sold Entity in each case under any material provision of any such Lease; (iii) no Sold Entity has received any written notice of any such default (other than notices of matters that have been resolved); (iv) to the Knowledge of the Sellers and the Blocker Sellers there does not exist any material default, and no event has occurred which with or without notice, lapse of time or both would constitute a default, by any party other than a Sold Entity under any material provision of any such Lease; (v) none of the Sold Entities has granted any Person the right to use or occupy such Leased Real Property or any portion thereof by sublease, sublicense or otherwise; and (vi) the Transactions do not require the consent of any other party to such Lease.

SECTION 3.19                       Employees; Labor Relations

(a)         Schedule 3.19(a) contains a true, correct and complete list of employees who are employed by any of the Sold Entities, including the names, dates of service, current rate of compensation, employment status (including whether any such employee is on approved leave of absence (whether family leave, maternity or parental leave, workers’ compensation, short-term and long-term disability, medical leave or otherwise), department, title and whether full-time, part-time or per-diem.

(b)         None of the Sold Entities is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other collective bargaining representative of any of the employees of the Sold Entities, and, to the Knowledge of the Sellers and the Blocker Sellers, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.  Each Sold Entity is in compliance in all material respects with all Laws relating to the employment or the workplace, including provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions.

(c)          None of the Sold Entities has any liabilities under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar applicable Law as a result of any action taken by the Sold Entities.

SECTION 3.20                       Environmental Matters

Except as set forth on Schedule 3.20, each of the Sold Entities (a) is in compliance in all material respects with all applicable Environmental Laws, (b) has obtained and possesses all Permits required under Environmental Laws except for any such Permits, the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (c) has not received any written notices from any Governmental Entity alleging any violation of any applicable Environmental Law or in respect of any Claim with respect to any Liability for remediation or otherwise under any Environment Law, (d) is not the subject of any Order arising under any Environmental Law, and (e) has not generated, emitted, discharged, transported, stored, released or disposed of any Hazardous Substance other than in material compliance with Environmental Laws.  Notwithstanding any other provision of this Agreement, this Section 3.20 (Environmental Matters) constitutes the sole representation and warranty of the Sellers with respect to any environmental, health and safety matters, including matters arising under Environmental Laws.

SECTION 3.21                       Insurance

Schedule 3.21(a) contains a list of all material policies of title, property, fire, casualty, liability, key man or corporate owned, life, vehicular, workmen’s compensation, and other forms of insurance in force with respect to each of the Sold Entities (true, correct and complete copies of which have been provided to Buyer).  All such insurance policies: (a) are in full force and effect and (b) to the Knowledge of the Sellers and the Blocker Sellers, are valid and enforceable.  The premiums due and payable under such insurance policies have been paid.  None of the Sold Entities has received or given written notice of cancellation with respect to any of such insurance policies (other than, in the case of any notices received more than two years prior to the date hereof, any such notices of matters that have been resolved).  None of the Sold Entities is in default of a material provision with respect to such insurance policies.  Schedule 3.21(b) contains a list of all ongoing claims for which coverage was denied or with respect to which the applicable insurer has reserved its rights, in each case, under any policy listed on Schedule 3.21(a).

SECTION 3.22                       Affiliate Transactions

Except as set forth in Schedule 3.22, there are no contracts, transactions or Liabilities between a Sold Entity, on the one hand, and any other Sold Entity, any Seller, any Blocker Seller or any current or former officer, director, 1% or greater shareholder or member or Affiliate of any Sold Entity or any of their respective Subsidiaries or any Affiliate of any such officer, director, 1% or greater shareholder or member or Affiliate, on the other hand, other than employment arrangements between the Company or any of its Subsidiaries, on the one hand, and any of its officers, on the other hand, entered into in the ordinary course of business consistent with past practice.  Except as set forth in Schedule 3.22, each of the Sold Entities does not provide, receive or cause to be provided or received any assets, services or facilities to any such current or former officer, director, shareholder, member or Affiliate, other than services provided to such Person in the ordinary course of business and on arms-length terms.

SECTION 3.23                       Dealers

(a)         (i) Schedule 3.23(a)(i) sets forth a true, correct and complete copy (including all amendments or supplements thereto) of each of the Company’s current forms of Alarm Monitoring Purchase Agreements (which forms may have been provided by delivering an executed agreement of any such form) (each, a “Form AMPA”), one of which has formed the basis of each Alarm Monitoring Purchase Agreement executed by the Company or any of its Subsidiaries since January 1, 2008.  One of the Form AMPAs forms the basis for no less than 95% of all Alarm Monitoring Purchase Agreements to which the Company or any of its Subsidiaries is a party.  (ii) Except as set forth on Schedule 3.23(a)(ii), Schedule 3.23(a)(ii) sets forth a true, correct and complete list of each Alarm Monitoring Purchase Agreement (except that the identity of all Dealers party to the Alarm Monitoring Purchase Agreements have been redacted), together with (on a contract-by-contract basis), (A) the term of each Alarm Monitoring Purchase Agreement, (B) a designation of each Dealer whose Alarm Monitoring Purchase Agreement has been amended, modified or supplemented (whether in writing or orally) since its original execution date, together with a summary of the material terms of such amendments, modifications or supplements, and (C) a designation of each Alarm Monitoring Purchase Agreement that has been signed since October 1, 2012, together with a summary of the material terms thereof.  (iii)  The Company and each of its Subsidiaries have heretofore provided to Buyer a true, correct and complete copy of each Alarm Monitoring Purchase Agreement listed on Schedule 3.16(a)(ii) (except that the identity of all Dealers party to the Alarm Monitoring Purchase Agreements have been redacted).  (iv)  Each Alarm Monitoring Purchase Agreement is valid and in full force and effect and is a binding obligation of the Company or the Subsidiary of the Company party thereto and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity), and, except as set forth on Schedule 3.23(a)(iv), each Alarm Monitoring Purchase Agreement is in complete form.  (v) No Alarm Monitoring Purchase Agreement has been amended, modified or supplemented (whether in writing or orally), except as set forth on Schedule 3.23(a)(ii).

(b)         Except as set forth on Schedule 3.23(b), as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any electronic communication, in each case, from any Dealer that such Dealer has ceased or substantially reduced, or intends to cease or substantially reduce, its business activities with the Company or any of its Subsidiaries.

(c)          Notwithstanding the generality of the foregoing, as of the date hereof, to the Knowledge of the Sellers and the Blocker Sellers, as to the Dealers whose Alarm Monitoring Purchase Agreements are included on Schedule 3.16(a)(ii), except as set forth on Schedule 3.23(c), no facts or circumstances exist that would reasonably be expected to lead to a material reduction in RMR expected to be generated by Alarm Monitoring Agreements that may be acquired under such Alarm Monitoring Purchase Agreements during the period from the date hereof through June 30, 2014.

(d)         Except as set forth on Schedule 3.23(d), no Dealer has the right to terminate an Alarm Monitoring Purchase Agreement as a result (directly or indirectly) of the execution and delivery of this Agreement or the consummation of the Transactions.

(e)          Schedule 3.23(e) sets forth a true, correct and complete list of any discounts or rebates offered to any Dealer by the Company or any of its Subsidiaries (other than those offered pursuant to an express provision in the applicable Alarm Monitoring Purchase Agreement or any amendment or addendum thereto which has been described on

Schedule 3.23(a)(ii)), together with a description of the Company’s or its Subsidiaries’ policies and/or practices with regard to the offering of discounts and rebates to Dealers, in each case, since January 1, 2013.

(f)           (i) Schedule 3.23(f)(i) sets forth a true, correct and complete list of the aggregate RMR purchased from each Dealer or former Dealer per month for the past thirty-six (36) months, the aggregate purchase price paid each month for such RMR and the aggregate amounts held back from such purchase price each month, applicable to each Dealer or former Dealer, together with a description of the guaranty periods applicable to each Dealer or former Dealer.  (ii) Except as set forth on Schedule 3.23(f)(ii), no loans, advances, or similar payments have been made to any Dealer, and neither the Company nor any of its Subsidiaries is under any obligation (whether written or oral) to make any future loans, advances or similar payments to any Dealer, in each case, including through the release of any portion of the holdback amount applicable to any Dealer prior to the expiration of the guaranty period with respect to such holdback amount.

(g)          Except as set forth on Schedule 3.23(g), there are no disputes, whether actual, pending or threatened with any Dealer or former Dealer involving an amount in excess of $50,000.

(h)         Except as set forth on Schedule 3.23(h), with respect to each Alarm Monitoring Purchase Agreement set forth on Schedule 3.23(a)(ii), each Dealer is subject to a guaranty period of at least the first twelve (12) calendar months immediately following the month in which the applicable installation is complete.  To the Knowledge of the Sellers and the Blocker Sellers, each Dealer is in compliance in all material respects with its obligations under the guaranty provisions applicable to it under the terms of its Alarm Monitoring Purchase Agreement.

(i)             (i) Except as set forth on Schedule 3.23(i)(i), neither the Company nor any Subsidiary is in default under any material Alarm Monitoring Purchase Agreement, no event has occurred that with or without notice, lapse of time or both would constitute a default by the Company or any of its Subsidiaries under the provisions of any material Alarm Monitoring Purchase Agreement and neither the Company nor any of its Subsidiaries has received any notice of any such default (other than notices of matters that have been resolved), in each case, which would reasonably be expected to give rise to a right of termination by the applicable Dealer under the Alarm Monitoring Purchase Agreement, and (ii) except as set forth on Schedule 3.23(i)(ii), to the Knowledge of the Sellers and the Blocker Sellers, the Form AMPA upon which each material Alarm Monitoring Purchase Agreement was based contained such terms and provisions as are required by and consistent in all material respects with the Laws of the applicable jurisdiction in which alarm monitoring services are being provided under Alarm Monitoring Agreements acquired pursuant to each such Alarm Monitoring Purchase Agreement.

(j)            To the Knowledge of the Sellers and the Blocker Sellers, each Dealer with which the Company or any of its Subsidiaries has entered into an Alarm Monitoring

Purchase Agreement holds all material permits, licenses, approvals, certificates, accreditations and other authorizations from all Governmental Entities necessary for such Dealer to originate alarm monitoring agreements.

(k)         To the Knowledge of the Company, each Dealer maintains at least the minimum amount of insurance coverage required by its respective Alarm Monitoring Purchase Agreement.

SECTION 3.24                       Alarm Monitoring Agreements

(a)         The Company or one of its Subsidiaries is in possession of an original written or electronic copy (containing the subscriber signature thereto) of each Alarm Monitoring Agreement with respect to no less than 95% of the Alarm Monitoring Agreements to which the Company or any of its Subsidiaries is a party.  One of the Form AMAs forms the basis for no less than 90% of all Alarm Monitoring Agreements to which the Company or any of its Subsidiaries is a party.  Except as set forth on Schedule 3.24(a), since October 27, 2010, the Company or one of its Subsidiaries is a party to each Alarm Monitoring Agreement acquired by the Company or its Subsidiaries.

(b)         Schedule 3.24(b) sets forth a true, correct, and complete list (except that the identity of each customer party thereto has not been included) of each Alarm Monitoring Agreement as of the date hereof, including, with respect to each Alarm Monitoring Agreement, (A) a list of the dates on which each such Alarm Monitoring Agreement was first entered into the billing system maintained by the Company and its Subsidiaries, (B) the term of each Alarm Monitoring Agreement, (C) the RMR with respect to each Alarm Monitoring Agreement, (D) whether the customer under such Alarm Monitoring Agreement is a residential or commercial subscriber, (E) the credit score associated with each Alarm Monitoring Agreement (to the extent that such contract has a credit score assigned) (such credit scores have been provided on a no-name and confidential basis) and (F) except for Alarm Monitoring Agreements entered into within the last 60 days, a description of the telecommunications systems used to transmit signals from the residence or business location covered by such Alarm Monitoring Agreement (and if transmitted over cellular, the carrier and network used (such as 2G or 3G)).  Each Alarm Monitoring Agreement is valid and in full force and effect and is a binding obligation of the Company or the Subsidiary of the Company party thereto and enforceable in accordance with its terms.  No Alarm Monitoring Agreement has been amended, modified or supplemented (whether in writing or orally), except as set forth on Schedule 3.24(b).

(c)          (i) Except as set forth on Schedule 3.24(c)(i), neither the Company nor any Subsidiary is in default under any Alarm Monitoring Agreement, no event has occurred that with or without notice, lapse of time or both would constitute a default by the Company or any of its Subsidiaries under the provisions of any Alarm Monitoring Agreement and neither the Company nor any of its Subsidiaries has received any notice of any such default (other than notices of matters that have been resolved), in each case, which would reasonably be expected to give rise to a right of termination by the applicable subscriber under the Alarm Monitoring Agreement, and (ii) except as set forth on Schedule 3.24(c)(ii), to the Knowledge of the Sellers and the Blocker Sellers, the Form AMA upon which each Alarm Monitoring Agreement was based contained such terms and provisions as are required by and consistent in all material respects with the Laws of the applicable jurisdiction in which alarm monitoring services are being provided under such Alarm Monitoring Agreement.

(d)         Schedule 3.24(d) contains a true, correct and complete list of all telephone lines relating to the Alarm Monitoring Agreements (such telephone lines have been provided on a no-name and confidential basis).  With respect to all Alarm Monitoring Agreements listed on Schedule 3.24(b), the Company or one of its Subsidiaries has the sole right to use all of the telephone lines and numbers applicable to the monitoring of its customer accounts.

(e)          All agreements between the Company or any of its Subsidiaries, on the one hand, and any subscriber, on the other hand, are entirely subsumed in the applicable Alarm Monitoring Agreement, and there are no other agreements between the Company or any of its Subsidiaries, on the one hand, and any subscriber, on the other hand, related to the alarm monitoring services, other than described on Schedule 3.24(e).

(f)           Except as set forth on Schedule 3.24(f) (which Schedule shall not include the identity and address of each customer party to such Alarm Monitoring Agreement), none of the Alarm Monitoring Agreements relates to any alarm system that includes or controls any sprinkler systems or that requires periodic inspection under applicable Law or that requires a certificate, whether or not renewable periodically, to operate, maintain or monitor such alarm system.

(g)          Each subscriber party to an Alarm Monitoring Agreement is billed through the Company’s billing system.

(h)         Schedule 3.24(h) sets forth a report of all accounts receivable of the Company or any of its Subsidiaries derived from the Alarm Monitoring Agreements (including a detailed aging report including amount due by aging bucket and amount over ninety (90) days past due and over one hundred twenty (120) days past due for each such customer, in each case from the due date of the earliest unpaid invoice) as of two (2) Business Days prior to the date of this Agreement.  All of such accounts receivable arose and will arise from bona fide transactions in the ordinary course of business consistent with the Company’s or any of its Subsidiaries’ past practices.

(i)             Schedule 3.24(i) contains a true, correct and complete description of the RMR of the Company and its Subsidiaries as of the close of business on the last day of each full calendar month from and including October 2012 through the last completed calendar month prior to the date hereof.

SECTION 3.25                       Security Systems; Monitoring Centers

(a)         To the Knowledge of the Sellers and the Blocker Sellers, all Equipment installed by Dealers or former Dealers for customer accounts purchased by or assigned to the Company or any of its Subsidiaries under each Alarm Monitoring Agreement are in working order and condition, and have been installed, inspected, tested and maintained in accordance in all material respects with practices prevailing in the security alarm industry in the United States and in accordance in all material respects with any applicable specifications and standards of Underwriters Laboratories and local governmental authorities at the time of installation and currently other than (x) in each case, with respect to customers whose service has been suspended, and (y) as would not, constitute a Material Adverse Effect.

(b)         The Company and each of its Subsidiaries do not operate or own any central monitoring centers other than those described on Schedule 3.25(b).  Each such monitoring station holds Underwriters Laboratories listings as protective signaling services stations and, to the Knowledge of the Sellers and the Blocker Sellers, except as otherwise described on Schedule 3.25(b), there are no material deficiencies with respect to the specifications for such listings.

(c)          Each Alarm Monitoring Agreement listed on Schedule 3.24(b) is monitored by the central monitoring centers listed on Schedule 3.25(b).

SECTION 3.26                       Foreign Corrupt Practices and International Trade Sanctions

None of the Sold Entities nor, to the Knowledge of the Sellers and the Blocker Sellers, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as has not resulted in and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.27                       Bank Accounts

Schedule 3.27 contains a true, correct and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Sold Entity has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true, correct and complete list and description of each such account, box and relationship, (c) the name of every Person authorized to draw thereon or having access thereto and (d) any lockbox agreement to which a Sold Entity is a party.

SECTION 3.28                       Expenses

Any expenses attributable to or incurred by any of the Sellers, any of the Blocker Sellers, any of the Sold Entities or any of their Affiliates in connection with this Agreement or the Transactions contemplated hereby (including all legal and accounting expenses (other than accounting expenses incurred at the request of Buyer in connection with Buyer’s efforts to obtain the Financing and pursuant to Section 2.3(d) (Working Capital; Closing Date RMR)) and any severance payments arising pursuant to Section 5.14 (Labor and Employment Matters; WARN)) will be paid by Sellers or the Blocker Sellers on or prior to the Closing from the Payment Fund, or otherwise.  No such expenses will be attributable to or payable by any of the Sold Entities after the Closing.

SECTION 3.29                       Private Placement

If and to the extent that the Sellers and the Blocker Sellers receive the Ascent Shares, as of the Closing Date:

(a)         Each Seller and each Blocker Seller is acquiring such Ascent Shares solely for the purpose of investment for its own account, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities Laws of the United States of America or any state thereof.  No Seller or Blocker Seller has any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the Ascent Shares which such Seller or Blocker Seller may receive.  Each Seller and each Blocker Seller understands that the Ascent Shares have not been registered under the 1933 Act by reason of a specific exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein;

(b)         each Seller and each Blocker Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in any Ascent Shares which each Seller and each Blocker Seller may receive and each Seller and each Blocker Seller is capable of bearing the economic risks of such investment; and

(c)          each Seller and each Blocker Seller understands that any Ascent Shares which such Seller or Blocker Seller may receive may not be sold, transferred to or otherwise disposed of without registration under the 1933 Act, or the availability of any exemption therefrom.

SECTION 3.30                       Exclusivity of Representations

The representations and warranties made by the Sellers and the Blocker Sellers in this Article III (Representations and Warranties of the Sellers and the Blocker Sellers) (as modified by the Schedules) and Section 9.9 (Fund Indemnity) are in lieu of and are exclusive of all other representations and warranties, whether at law or in equity, including (i) any implied warranties, (ii) claims of inducement to enter into the Transactions and (iii) as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Sold Entities (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to Buyer or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.  Notwithstanding anything to the contrary herein, (i) neither PCP nor BNY make any representations or warranties with respect to the business or operations of the Sold Entities (or any Subsidiary thereof) which, for the avoidance of doubt, shall include those representations and warranties set forth in Section 3.5 (Organizational Documents) and Sections 3.7 (Drag Along Rights) through 3.27 (Bank Accounts) inclusive or any representation or warranty with respect to any other Seller or any Blocker Seller and (ii) no Seller other than the Oak Hill Entities and the Blocker Sellers make any representations or warranties with respect to the Blockers and the Blocker Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND ASCENT

Buyer, except as to Section 4.7 (Ascent Reports and Financial Statements), 4.8 (Ascent Capital Stock) and 4.9(a) (Share Authorization; Ownership), and Ascent, except as to Sections 4.6 (Solvency), 4.10 (Certain Acknowledgements), and 4.11 (Taxes), each hereby represent and warrant to the Sellers and the Blocker Sellers, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.1                              Organization and Qualification

Each of Buyer and Ascent is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  Each of Buyer and Ascent is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to so qualify, individually and in the aggregate, would not reasonably be expected to prevent, or materially delay, the consummation of the Transactions contemplated by this Agreement.  Each of Buyer and Ascent has the requisite corporate power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except where the failure of Buyer or Ascent to have any of the foregoing does not, and would not reasonably be expected to, prevent or materially delay the consummation of the Transactions or otherwise prevent Buyer or Ascent from performing its obligations under this Agreement in any material respect.

SECTION 4.2                              Authority

Each of Buyer and Ascent has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions contemplated hereby.  Ascent has the necessary corporate power and authority to issue, sell and deliver the Ascent Shares.  The execution, delivery and performance of this Agreement by each of Buyer and Ascent and the consummation by each of Buyer and Ascent of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings or approvals on the part of Buyer or Ascent are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly executed and delivered by each of Buyer and Ascent and, assuming its due authorization, execution, delivery and performance by each other party hereto, constitutes a legal, valid and binding obligation of each of Buyer and Ascent, enforceable against Buyer and Ascent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 4.3                              No Conflict; Required Filings and Consents

(a)         The execution, delivery and performance of this Agreement by each of Buyer and Ascent do not, and the performance by each of Buyer and Ascent of its obligations under this Agreement will not, (i) conflict with or violate, result in a breach of, or constitute a default under, the certificate of incorporation or bylaws of Buyer or Ascent, (ii) subject to compliance with the requirements of the HSR Act, conflict with or violate any Law applicable to Buyer or Ascent or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Buyer or Ascent or their respective Subsidiaries pursuant to (A) any material contract to which Buyer or Ascent or their respective Subsidiaries, or their assets or properties may be bound or subject, or (B) any permit of Buyer or Ascent or their respective Subsidiaries except, in each case, for any such conflicts, violations, breaches, defaults, accelerations or occurrences that in the aggregate would not and would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

(b)         Except as required under the HSR Act and as set forth in Schedule 4.3(b), no Consents are necessary to be obtained, made or given by Buyer or Ascent in connection with the execution, delivery and performance by Buyer or Ascent of this Agreement, the performance by Buyer or Ascent of its obligations hereunder and the consummation of the Transactions, except for where the failure to obtain such Consents would not prevent or materially delay the consummation of the Transactions or otherwise prevent Buyer or Ascent from performing its obligations under this Agreement in any material respect.

SECTION 4.4                              Absence of Litigation

There are (a) no Actions pending or threatened in writing or, to the knowledge of Buyer or Ascent, otherwise threatened against or affecting Buyer or Ascent or their respective Subsidiaries, relating to the Transactions contemplated by this Agreement, by or before any Governmental Entity, that challenge or seek to prevent, enjoin, alter or materially delay the Transactions, and (b) no Orders outstanding against Buyer or Ascent or any of their respective Subsidiaries relating to the Transactions contemplated by this Agreement, in each case of clause (a) and (b) other than any such Action or Order that would not and would not reasonably be expected to prevent or materially delay the consummation of the Transactions.  For the avoidance of doubt, the knowledge of Buyer or Ascent shall be the actual knowledge of William Fitzgerald, William Niles, John Orr, Michael Haislip and Michael Meyers

SECTION 4.5                              Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or Ascent or any of their respective Affiliates or Representatives, other than the fees or commissions associated with the Financing, which are the sole obligations of Buyer and Ascent.

SECTION 4.6                              Solvency

After giving effect to the Transactions, Buyer will be able to pay its debts as such debts become due, will have capital sufficient to carry out its business as now contemplated, and will own property having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay its Indebtedness and other obligations as the same mature and become due.

SECTION 4.7                              Ascent Reports and Financial Statements

The Ascent Commission Filings constitute all of the documents (other than preliminary materials) that Ascent was required to file with the SEC since December 31, 2010 to the date of this Agreement.  As of their respective dates, each of the Ascent Commission Filings complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the rules and regulations promulgated under each of the 1933 Act and the 1934 Act, and, at the time filed, none of the Ascent Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the SEC, the financial statements included in the Ascent Commission Filings were prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of Ascent and its consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments.

SECTION 4.8                              Ascent Capital Stock

The authorized capital stock of Ascent conforms as to legal matters to the description thereof contained in the Registration Statement on Form 8-A of Ascent filed on September 17, 2008, as amended or supplemented to the date hereof.  Schedule 4.8 sets forth a true and correct statement of the authorized shares of each class or series of capital stock of Ascent, the number of shares outstanding of each such class or series as of April 26, 2013, and the number of shares of each class or series of capital stock issuable upon the exercise, exchange or conversion of outstanding rights, warrants, or convertible or exchangeable securities which are exercisable or exchangeable for, or convertible into, capital stock of Ascent.

SECTION 4.9                              Share Authorization; Ownership

(a)         The Ascent Shares have been duly authorized and, if and when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any Encumbrances other than any restrictions on transfer imposed by applicable securities Laws, and any issuance of such Ascent Shares will not be subject to any preemptive or similar rights.

(b)         Ascent will transfer and deliver at the Closing valid title to the Ascent Shares, free and clear of any Encumbrance, other than restrictions arising under applicable Law, arising under this Agreement, or created by the Sellers’ Representative, any Seller, any Blocker Seller or any of their respective Affiliates.

SECTION 4.10                       Certain Acknowledgments

(a)         Buyer expressly acknowledges and agrees that it understands that the representations and warranties made in Article III (Representations and Warranties of the Sellers and the Blocker Sellers) (as modified by the Schedules) and Section 9.9(e) (Fund Indemnity) are in lieu of and are exclusive of all other representations and warranties, whether at law or in equity, including (i) any implied warranties, (ii) claims of inducement to enter into the Transactions and (iii) as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Sold Entities (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to Buyer or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

(b)         In making the decision to enter into this Agreement and to consummate the Transactions, other than reliance on the representations and warranties set forth in Article III (Representations and Warranties of the Sellers and the Blocker Sellers) (as modified by the Schedules) and Section 9.9(e) (Fund Indemnity) and the covenants and agreements of the Sellers and the Blocker Sellers expressly contained in this Agreement, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Sold Entities (including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in any information, documents or materials regarding the Sold Entities (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to Buyer or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

(c)          Buyer acknowledges that none of the Sellers, the Blocker Sellers, the Company or its Subsidiaries or any of their respective Affiliates has made or shall be deemed to have made, and that Buyer has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries (including the business of the Company and its Subsidiaries) or the Transactions, other than the representations and warranties set forth in Article III (Representations and Warranties of the Sellers and the Blocker Sellers) (as modified by the Schedules) and Section 9.9 (Fund Indemnity) and the covenants and agreements of the Sellers and the Blocker Sellers expressly contained in this Agreement.

SECTION 4.11                       Taxes

As a result of the Transactions, the Blockers will become members of Buyer’s U.S. consolidated group on the date immediately following the Closing Date.  Accordingly, the taxable year of each Blocker that began on January 1, 2013 shall end on the Closing Date.

ARTICLE V

COVENANTS

SECTION 5.1                              Access and Information

(a)         Between the date of this Agreement and the Closing Date, the Sellers and the Blocker Sellers shall give, and shall cause each Sold Entity to give, Buyer and its Representatives, at reasonable times during regular business hours and with reasonable prior written notice (which may be electronic), access to the books and records and senior executives of each Sold Entity and relating to the business of the Company and its Subsidiaries and will furnish to Buyer and its Representatives such information regarding each Sold Entity and the business of the Company and its Subsidiaries as Buyer or its Representatives may reasonably request; provided, that, the rights of Buyer hereunder shall not be exercised in such a manner as to unreasonably interfere with the operations of the Company’s and its Subsidiaries’ business.  All information received pursuant to this Section 5.1 (Access and Information) shall be governed by the terms of Section 5.2 (Confidentiality).  Buyer shall treat all information obtained pursuant hereto which is non-public as Confidential Information (as such term is defined in the Confidentiality Agreement) and Buyer shall continue to honor, and cause Buyer’s Representatives to honor, its obligations thereunder.  Notwithstanding the foregoing, none of the Sellers or the Sold Entities shall be required to provide access to or to disclose information which would be reasonably expected to (i) be prohibited under applicable Law, or (ii) cause any of the Sellers or the Sold Entities to waive its attorney-client privilege.

(b)         Subject to Section 9.12 (Tax Audits and Contests; Cooperation), following the Closing Date, for so long as such information is retained by Buyer (which shall be for a period of time equal to the later of (a) period required by applicable Law or (b) at least five (5) years), Buyer shall permit the Sellers’ Representative and its Affiliates and Representatives (collectively, the “Sellers’ Representative Parties”) to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to the books, records and personnel relating to each of the Sold Entities and the business of the Company and its Subsidiaries, to the extent that such access may be reasonably required in connection with (i) any Action relating to the Sold Entities or the operation of the business of the Company and its Subsidiaries prior to the Closing Date, (ii) any regulatory filing or matter, or (iii) any matter relating to this Agreement or the Transactions, including any claim or controversy arising hereunder; provided, that, any such Sellers’ Representative Party shall reimburse Buyer for all reasonable out-of-pocket fees, costs, expenses and disbursements incurred by Buyer in connection with providing such access or duplication.  Buyer shall use its reasonable best efforts to maintain such books and records in reasonably accessible format and at reasonably accessible locations.

(c)          Following the Closing Date, Buyer shall, at any Seller’s or Blocker Seller’s reasonable request, cooperate with such Seller or Blocker Seller as may be reasonably required in connection with the investigation and defense of any Action relating to the Sold Entities or the business of the Company and its Subsidiaries that is brought against such Seller or Blocker Seller or any of its Affiliates at any time after the Closing Date; provided, however, that such Seller or Blocker Seller shall reimburse the Buyer promptly for all reasonable out-of-pocket fees, costs, expenses and disbursements incurred by the Buyer (on a consolidated basis) in connection with any such request.

SECTION 5.2                              Confidentiality

(a)         Buyer and Ascent each agree that until the Closing it shall, and shall use its reasonable best efforts to cause its Representatives to, (i) hold in strict confidence all data and information obtained by them from the Sellers or the Blocker Sellers (unless such information is or otherwise becomes (through no breach of this Section 5.2(a) (Confidentiality)) public or readily ascertainable from public or published information or trade sources) and (ii) use all such data and information solely for the purpose of consummating the Transactions and, except as required by applicable Law, stock exchange regulation or legal process, shall not, and shall use its reasonable best efforts to ensure that such Representatives do not, disclose such information to others without the prior written consent of the Sellers or the Blocker Sellers.  For the avoidance of doubt, Buyer and Ascent shall be liable for the breach of this Section 5.2 (Confidentiality) by any of their respective Representatives.  All information received by Buyer hereunder shall be governed by the terms of the Confidentiality Agreement, which agreement shall terminate simultaneously with the Closing.

(b)         Except as expressly permitted by Section 5.2(d) (Confidentiality), the Sellers and the Blocker Sellers agree to (i) hold in strict confidence all data and information obtained by the Sellers and the Blocker Sellers from Buyer (unless such information is or otherwise becomes (through no breach of this Section 5.2(b) (Confidentiality)) public or readily ascertainable from public or published information) and (ii) use all such data and information solely for the purpose of consummating the Transactions contemplated hereby and, except as required by applicable Law or legal process, shall not, and shall use their reasonable best efforts to ensure that such officers, employees and authorized Representatives do not, disclose such information to others without the prior written consent of Buyer.  For the avoidance of doubt, the Sellers and the Blocker Sellers shall be liable for the breach of this Section 5.2 (Confidentiality) by any of their respective Representatives.

(c)          In the event this Agreement is terminated pursuant to Article VIII (Termination), each Seller and each Blocker Seller, on the one hand, and Buyer, on the other, agree to (i) if so requested by the other party, return promptly or destroy (such destruction to be evidenced by a certificate of an officer of the applicable party) each and every document furnished to it by the other party or any associate or Affiliate of such other party, in connection with the Transactions and any copies thereof which may have been made and to cause its Representatives and any Representatives of others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made, other than documents that are publicly available; provided, that, the Sellers and the Blocker Sellers shall be permitted to retain copies of such documents required to be retained for regulatory purposes or internal record-keeping policies and, in connection with the foregoing purposes, on back-up information systems, and (ii) refrain, and to use its reasonable best efforts to cause its officers, employees and Representatives to refrain, from using any of the data or information referred to in Section 5.2(a) or (b) (Confidentiality), as the case may be, for any purpose.

(d)         For a period of three (3) years following the Closing, the Sellers’ Representative, and each Seller and each Blocker Seller shall hold, and shall use its reasonable best efforts to cause its Affiliates and its and their respective directors, officers, employees, and Representatives to hold, in confidence, all confidential information received from, on behalf of or regarding each of the Sold Entities as a result of or in connection with its equity interest in the Sold Entities or, if applicable, its role as Sellers’ Representative; provided, that the foregoing confidentiality obligation shall not apply to information (i) required or requested (under the terms of an Order or a subpoena, civil investigative demand, or other legal or investigative process) or otherwise required by applicable Law to be disclosed, or requested by any governmental or other regulatory authority (ii) already available to the public, or hereafter becoming available to the public, other than as a result of a breach of this Section 5.2(d) (Confidentiality), or (iii) disclosed in connection with the exercise of any remedies provided in this Agreement or any suit, action or proceeding relating to this Agreement or the defense or enforcement of rights thereunder; provided, further, that the foregoing confidentiality obligation shall not prevent the Sellers’ Representative, any Seller, any Blocker Seller, and any of their respective Affiliates and its and their respective direct and indirect shareholders, members, equityholders, employees, officers, directors, and Representatives from disclosing such information to its Affiliates and its and their respective direct and indirect shareholders, members, equityholders, employees, officers, directors, and Representatives (x) who have a need to know the information (i) to perform obligations under this Agreement and any other agreement or document delivered hereunder or (ii) to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns in respect of periods ending on or prior to December 31, 2013 and (y) for reporting of financial results in the ordinary course of such Person’s business in respect of periods ending on or prior to the Closing.

(e)          For a period of five (5) years following the Closing Date, the Sellers and the Blocker Sellers shall not, and shall not permit any of their respective employees, officers, managers, Subsidiaries or Affiliates to, directly or indirectly, in any capacity (which shall include through their respective employees, officers, managers, Subsidiaries and Affiliates), sell, convey or provide access to any customer lists of the Company or its Subsidiaries.

SECTION 5.3                              Operation of Business — Affirmative Covenants

(a)         From the date hereof to and including the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with its terms, each Seller and each

Blocker Seller shall cause each Sold Entity to (i) conduct its operations in the ordinary course of business consistent with past practice and in accordance with this Agreement and (ii) use its reasonable best efforts to (A) preserve intact its business organization, goodwill and Permits, (B) keep available the services of its officers and key employees and (C) maintain existing relationships with customers, Dealers, subscribers, agents and others having material business dealings with any of them, in each case, consistent with past practice, (D) maintain insurance coverages and its books, records and accounts in the usual manner consistent with past practice, (E) comply in all respects with all material Laws, statutes, ordinances, rules and regulations of Governmental Entities applicable to it, (F) maintain and keep its material properties and Equipment in good repair, working order and condition, normal wear and tear excepted, and (G) perform its material obligations under all Material Contracts to which it is a party.  Notwithstanding anything to the contrary set forth herein, the Company and its Subsidiaries may make payments to Dealers on the Closing Date for Alarm Monitoring Agreements received by the Company or its Subsidiaries up to (and including) the Business Day immediately preceding the Closing Date which are qualified to be purchased by the Company or its Subsidiaries no later than such immediately preceding Business Day in the ordinary course of business consistent with past practice.

(b)         Without limiting the generality of Section 5.3(a) (Operation of Business — Affirmative Covenants), between the date hereof and the Closing Date, each Seller, each Blocker Seller, and each Sold Entity shall, and shall cause its respective Affiliates to:

(i)                                     maintain in full force and effect its insurance policies set forth on Schedule 3.21(a), with proof of such insurance to be provided to Buyer concurrently with the execution of this Agreement, and deliver written notice to Buyer at least ten (10) Business Days prior to any termination, cancellation or modification of such insurance policy (provided, that, no such termination, cancellation or modification shall be consented to or effected by the Company or any of its Subsidiaries, without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and, provided, further, that, no such consent shall be required from Buyer in the event such insurance policy is automatically renewable on substantially the same terms and conditions);

(ii)                                  calculate the Company’s and its Subsidiaries’ Month End RMR, together with the total subscribers at month end (including the number of accounts purchased and the number of accounts attrited during such month), promptly following any month end and provide notice to Buyer thereof no later than the tenth (10th) Business Day following the end of the month to which such calculations apply;

(iii)                               notify Buyer promptly (and in any event within two (2) Business Days) (x) following the receipt by the Company or any of its Subsidiaries of any written (including electronic communications) or, to the Knowledge of the Company, oral notice, in each case, from any Dealer that such Dealer has ceased or substantially reduced, or intends to cease or substantially reduce its business activities with the Company or any of its Subsidiaries or (y) after any individual listed in the definition of Knowledge of the Company obtains actual knowledge of the development of any facts or circumstances that would reasonably be expected to lead to a material reduction in RMR expected to be generated under the Alarm Monitoring Purchase Agreements set forth on Schedule 3.16(a)(ii); and

(iv)                              continue to implement and maintain in all material respects the Company Policies and Procedures in the ordinary course of business consistent with past practice.

SECTION 5.4                              Operation of Business — Negative Covenants

From the date hereof to and including the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with its terms, without the prior written consent of Buyer, each Seller, each Blocker Seller and each Sold Entity shall not, and shall cause its respective Affiliates not to:

(a)         amend or modify any of its respective certificates or articles of incorporation or formation, bylaws, operating agreements or other organizational documents;

(b)         authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance, exercise or granting of options, warrants, call, commitments, subscriptions, rights to purchase or otherwise (including any Target Options)) any class or series of capital stock, limited liability company interest, partnership interest or any other equity interest, or any bonds, debentures, notes, surplus notes, debt instruments, evidences of Indebtedness or other securities of any kind, including any options, warrants, stock appreciation rights or any securities convertible into or exchangeable or exercisable for any of the foregoing, in any Sold Entity;

(c)          split, combine or reclassify any shares of its capital stock, limited liability company interests or partnership interests, as the case may be, or declare, pay or set aside any sum for any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its capital stock, or redeem, purchase or otherwise acquire (or agree to redeem, purchase or otherwise acquire) any class or series of its capital stock, limited liability company interests or partnership interests, as the case may be, or any other equity securities of any Sold Entity (including upon exercise or exchange of any security convertible into or exchangeable or exercisable for any such security);

(d)         adopt a plan of complete or partial liquidation, dissolution, rehabilitation, merger, consolidation, restructuring, recapitalization, redomestication or other reorganization;

(e)          make any change in its accounting or reserving methods or practices or make any change in its depreciation or amortization practices or rates, except as (i) may be required under applicable changes in (A) Tax Law or (B) GAAP or (ii) made in connection with the Target Tax Audit, in which case the Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed) will be applicable only to the extent that such action is reasonably likely to increase the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period; provided, that such Buyer’s prior written consent is not required with respect to any change described in this paragraph

(e) if such change affects only the amount of the Aggregate Blocker Attributes or changes the relative amounts of the Blocker Closing Date NOLs or the Blocker Closing Date Aggregate Basis (including, for the avoidance of doubt, by requiring capitalization of amounts deducted by Target on a Tax Return for any Pre-Closing Tax Period);

(f)           make, change or revoke, or permit to be made, changed or revoked, any election or method of accounting with respect to Taxes affecting or relating to any of the Sold Entities, except as (i) may be required under applicable changes in (A) Tax Law or (B) GAAP or (ii) made in connection with the Target Tax Audit, in which case the Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed) will be applicable only to the extent that such action is reasonably likely to increase the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period; provided, that such Buyer’s prior written consent is not required with respect to any matter described in this paragraph (f) if such matter affects only the amount of the Aggregate Blocker Attributes or changes the relative amounts of the Blocker Closing Date NOLs or the Blocker Closing Date Aggregate Basis (including, for the avoidance of doubt, by requiring capitalization of amounts deducted by Target on a Tax Return for any Pre-Closing Tax Period);

(g)          enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to any of the Sold Entities, except as (i) may be required under applicable changes in Tax Law or (ii) made in connection with the Target Tax Audit, in which case the Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed) will be applicable only to the extent that such action is reasonably likely to increase the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period; provided, that such Buyer’s prior written consent is not required with respect to any matter described in this paragraph (g) if such matter affects only the amount of the Aggregate Blocker Attributes or changes the relative amounts of the Blocker Closing Date NOLs or the Blocker Closing Date Aggregate Basis (including, for the avoidance of doubt, by requiring capitalization of amounts deducted by Target on a Tax Return for any Pre-Closing Tax Period);

(h)         make or change any election or take any action that would cause the classification of any of the Sold Entities to change for U.S. federal income tax purposes;

(i)             make, authorize or commit to make any capital expenditures other than those in the ordinary course of business consistent with past practice which do not exceed $150,000 per month; provided, however, that all Liabilities resulting from such capital expenditures are due and payable within twelve (12) months of the authorization thereof or commitment thereto;

(j)            settle or compromise any Actions, other than any Actions for which the sole remedy is monetary damages in an amount less than $50,000;

(k)         take any action with respect to the Specified Litigation, other than consistent with the obligations set forth on Schedule 5.4(k) (Operation of Business — Negative Covenants);

(l)             amend, modify, terminate, transfer, sell, assign or otherwise dispose of (A) any Alarm Monitoring Purchase Agreement other than in the ordinary course of business consistent with past practice, or (B) any Alarm Monitoring Agreement, other than in the case of this clause (B) as a result of any disconnection of service to a subscriber whose account (i) is delinquent, (ii) will expire in accordance with its terms or (iii) will be terminated based on the request of the subscriber, each in accordance with the ordinary course of business consistent with past practice;

(m)     make any loans, advances or similar payments to any Dealer or former Dealer (including the release of any portion of a holdback amount to any Dealer or former Dealer prior to the expiration of the applicable guaranty period thereunder), other than consistent with the obligations set forth on Schedule 3.23(f)(ii); provided, however, that the Company will provide Buyer with prompt notice of any request by a Dealer (and in any event prior to approving or declining such request) for any loan, advance or similar payment (including any such early release of a holdback amount) following the date hereof and prior to the Closing Date;

(n)         sell, license, lease, transfer, or otherwise dispose of any material properties or assets related to the alarm monitoring services, other than as contemplated by Section 5.4(l) (Operation of Business — Negative Covenants), in the ordinary course of business consistent with past practice or where such property or asset is unnecessary or obsolete;

(o)         modify or amend in any material respect, or cancel, waive or compromise any material right under or relating to any Material Contract; provided, that, the Company shall renew the Lease, dated June 1, 2010, with 3223 Commerce Place, LLC, for the property located at 3223 Commerce Place, West Palm Beach, Florida for automatically renewing successive one month terms, with an option to terminate the Lease by providing notice to the landlord no later than six (6) months prior to the end of the final term;

(p)         enter into any contract which if entered into on or prior to the date hereof would have been treated hereunder as a Material Contract (other than Alarm Monitoring Purchase Agreements entered into in the ordinary course of business consistent with past practice);

(q)         create, assume or permit to exist any Contractual Encumbrance (other than Permitted Encumbrances) on any Alarm Monitoring Agreement, any Alarm Monitoring Purchase Agreement, or any other property or assets related to the alarm monitoring services (other than in the ordinary course of business consistent with past practice), except for Contractual Encumbrances that will, in each case, terminate or be discharged, as applicable, as of the Closing;

(r)            waive, cancel or compromise (x) any debts or claims, individually in excess of $50,000 or in the aggregate in excess of $100,000, with respect to any Alarm Monitoring Purchase Agreement, (y) any debts or claims with respect to any Alarm Monitoring Agreement (other than in the ordinary course of business consistent with past practice) or

(z) any other material claims or rights with respect to the business of the Company or any of its Subsidiaries;

(s)           directly or indirectly through any of their respective Affiliates or Representatives or otherwise, solicit or execute an alarm monitoring purchase agreement with a dealer who is party to an alarm monitoring purchase agreement to which Buyer or an Affiliate of Buyer is a party;

(t)            take any action, which either alone or in the aggregate, would create any obligations upon or liabilities under the WARN Act or other similar applicable Laws;

(u)         increase the compensation of any of the officers or other employees of each Sold Entity, except for such increases as are required under existing written agreements with any such Person or are required by applicable Law;

(v)         adopt or modify any Benefit Plan, except modifications required by any applicable Law; or

(w)       agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 5.5                              Cooperation and Reasonable Best Efforts

From the date hereof to and including the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with its terms, and subject to the terms and conditions hereof, (a) each of the parties hereto shall cooperate with each other, and each of the Sellers and each of the Blocker Sellers shall cause the Sold Entities to cooperate with the Buyer and Ascent, in connection with consummating the Transactions, and (b) each of the parties hereto agrees to, and each of the Sellers and each of the Blocker Sellers shall cause each of the Sold Entities to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions.  Each Seller and each Blocker Seller shall, and shall cause its Affiliates to and shall use its reasonable best efforts to cause its Representatives and its Affiliates’ Representatives to, reasonably cooperate in connection with the arrangement of the Financing as may be requested by Buyer, including as contemplated by Section 5.10 (Interim Financial Statements).  Buyer shall, promptly upon request by the Sellers, the Blocker Sellers or any of their Affiliates, reimburse the Sellers or the Blocker Sellers for any reasonable out-of-pocket costs incurred by the Sellers or the Blocker Sellers or any of their Affiliates or Representatives in connection with its cooperation in connection with the arrangement of the Financing.  For purposes of this Section 5.5 (Cooperation and Reasonable Best Efforts), the covenant of the parties to use their “reasonable best efforts” shall not require any party to (i) incur any expenses (A) except as specifically provided in this Agreement, (B) except that the Sellers and the Blocker Sellers shall pay any and all amounts required to be paid to the applicable lenders in connection with obtaining the Payoff Letters, and (C) unless the party requesting the action resulting in such expense agrees to reimburse such other party for such expenses, (ii) agree to limit the conduct of its business in any material respect or (iii) divest itself of, or hold separate, any material assets or properties, in each case except as otherwise expressly contemplated hereunder, and shall not require the Buyer to accept any Financing that is not acceptable to it in its sole discretion.  For the avoidance of doubt, other than as set forth in the prior sentence, the Sellers and the Blocker Sellers shall not be required to incur any expenses in connection with obtaining any necessary Consents as provided in this Agreement.

SECTION 5.6                              Consents and Approvals

As soon as reasonably practicable after the date hereof, each of the parties hereto shall, and the Sellers and the Blocker Sellers shall cause each of the Sold Entities to, use its reasonable best efforts in connection with the Transactions to obtain any necessary Consents from, and make any filing with or give any notice to, any Governmental Entities and other Persons as are required to be obtained, made or given by such party to consummate the Transactions.  Buyer, on the one hand, and the Sellers and Blocker Sellers, on the other hand, shall each pay half of the filing fee required to be paid under the HSR Act.  The parties acknowledge that on June 25, 2013, Ascent and OHCP III each filed a Notification and Report Form pursuant to the HSR Act with respect to the Transactions.  Without limiting the generality of the foregoing, each of the parties hereto shall use its reasonable best efforts to (a) respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the Transactions; and (b) avoid the imposition of any Order or the taking of any action that would restrain, alter or enjoin the Transactions; and in the event any Governmental Order adversely affecting the ability of the parties to consummate the Transactions has been issued, to have such Governmental Order vacated or lifted; provided, that, notwithstanding the foregoing, this Section 5.6 (Consents and Approvals) shall not require Buyer to take any action on the part of Buyer that would reasonably result in a requirement for Buyer to dispose of, or hold separate, the Ultimate Interests, the Blocker Interests or any material asset of the Buyer.

SECTION 5.7                              Notification of Certain Matters

Between the date of this Agreement and the Closing, the Sellers and the Blocker Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Sellers and the Blocker Sellers, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to delay or prohibit the consummation of the Transactions, (ii) of any Action (whether civil, criminal or administrative) commenced relating to or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, and (iii) if such party becomes aware of any fact, circumstance or event (A) that would reasonably be expected to constitute a Material Adverse Effect or cause a material breach of any representation, warranty or covenant set forth herein or (B) which would reasonably be expected to result in any condition set forth in Articles VI (Conditions Precedent to Obligations of Buyer) or VII (Conditions Precedent to Obligations of the Sellers and the Blocker Sellers) not being able to be satisfied at Closing.  Notwithstanding the foregoing, it is understood and agreed that neither the delivery of any notice pursuant to this Section 5.7 (Notification of Certain Matters) nor any disclosures provided thereby shall affect any of the rights, remedies or obligations of the parties hereunder.

SECTION 5.8                              Further Assurances

In the event that after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement, in their respective capacities as such, shall use its reasonable best efforts to take all such actions.

SECTION 5.9                              Alternative Transactions

(a)         The Sellers, the Blocker Sellers, each of the Sold Entities and each of their respective Subsidiaries and their respective Affiliates and their respective officers, directors, employees, Representatives and agents shall immediately cease any existing discussions, communications or negotiations, if any, with any Persons (“Prior Bidders”), other than the Buyer and its Representatives, conducted heretofore with respect to any direct or indirect acquisition of all or any significant portion of the assets or properties of, or any limited liability company interest or shares of capital stock (including the Ultimate Interests and the Blocker Interests) or other equity interest in, the Sold Entities or any business combination with the Sold Entities (whether by merger, consolidation or otherwise) or any other transaction inconsistent with the consummation of, or similar in whole or in part to, the Transactions contemplated herein (any of the foregoing, an “Alternative Transaction”), and shall not, directly or indirectly, solicit, encourage, facilitate, participate in or initiate any proposals or discussions or negotiations with, or enter into any understandings, arrangements or agreements with, or provide any information or documents to, or otherwise cooperate in any way with, any Person (other than the Buyer and its Representatives) concerning any Alternative Transaction.  Effective at the Closing, the Sellers and the Blocker Sellers shall assign to the Buyer the non-exclusive right to enforce the rights, if any, of the Sellers and the Blocker Sellers and their Affiliates under any and all confidentiality agreements entered into with Prior Bidders and other prospective acquirors of each of the Sold Entities, and to the extent any such rights are not so assignable to Buyer, the Sellers and the Blocker Sellers shall, following the Closing, use their reasonable best efforts to cause all confidential or proprietary materials relating to each of the Sold Entities previously furnished to Prior Bidders or other Persons in connection with an Alternative Transaction to be promptly returned to the Company or destroyed.

(b)                                 The parties acknowledge that there may be no adequate remedy at law for a breach of Section 5.9(a) (Alternative Transactions) and that money damages may not be an adequate remedy for breach of such Section.  Therefore, the parties agree that the Buyer shall have the right, in addition to the other rights it may have, to seek injunctive relief and specific performance of Section 5.9(a) (Alternative Transactions) in the event of any breach of such Section.  The remedies set forth in the preceding two (2) sentences are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

SECTION 5.10                       Interim Financial Statements

(a)         Each of the Sellers and each of the Blocker Sellers agrees to, and to cause each of the Sold Entities to, reasonably cooperate with Buyer and KPMG LLP, and to cause the Company’s existing auditors to reasonably cooperate with Buyer and KPMG LLP, with respect to KPMG LLP reviewing, preparing or, at the expense of Buyer, taking any other action reasonably requested by Buyer relating to any quarterly or annual consolidated financial statements of any Sold Entity, in connection with the Financing and the provision of comfort or similar letters required to be delivered in order to complete the Financing.  Buyer agrees to reasonably cooperate with the Sellers, the Blocker Sellers, the Sold Entities, KPMG LLP and the Company’s existing auditors in connection with the performance of the covenants set forth in this Section 5.10 (Interim Financial Statements) and to use its reasonable best efforts to cause KPMG LLP to complete its review as promptly as reasonably practicable of the financial statements required to be delivered under this Section 5.10 (Interim Financial Statements).  Buyer agrees to pay all fees and expenses incurred by KPMG LLP in the performance of the services contemplated by this Section 5.10 (Interim Financial Statements).

(b)         The Sellers and the Blocker Sellers shall provide to Buyer no later than July 22, 2013, true, correct and complete copies of the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flow of the Company and its Subsidiaries as of and for the three- (3) and six- (6) month period ended June 30, 2013 (the “Company Second Quarter Financial Statements”) and of each other Sold Entity as of and for the three- (3) and six- (6) month period ended June 30, 2013 (the “Other Sold Entity Second Quarter Financial Statements”).  The Company Second Quarter Financial Statements and the Other Sold Entity Second Quarter Financial Statements will (i) be prepared based on the books and records of the applicable Sold Entity and in accordance with GAAP, except for any absence of required footnotes and except for normal year-end adjustments, (ii) fairly present in all material respects the financial position of the applicable Sold Entity as of the date indicated and the results of operations, changes in stockholder’s equity and cash flows for the period indicated, each in accordance with GAAP, and (iii) in the case of the Company Second Quarter Financial Statements, be prepared on a basis consistent with the Accounting Methodology.

(c)          In the event that the Termination Date is extended in accordance with Section 8.1(c) (Events of Termination), as soon as practicable after they become available (and in any event within twenty two (22) days after the end of each calendar quarter (other than the quarters ended March 31, 2013 and ended June 30, 2013)), the Sellers and the Blocker Sellers shall deliver to the Buyer true, correct and complete copies of the quarterly or annual consolidated balance sheets and related consolidated statements of income and cash flow of each of the Sold Entities, which will (i) be prepared based on the books and records of the applicable Sold Entity and in accordance with GAAP, except for any absence of required footnotes and except for normal year-end adjustments, (ii) fairly present in all material respects the financial position of the applicable Sold Entity as of the date indicated and the results of operations, changes in stockholder’s equity and cash flows for the respective periods indicated, each in accordance with GAAP, and (iii) in the case of financial statements relating to the Company and its Subsidiaries, be prepared on a basis consistent with the Accounting Methodology, for each quarterly or annual period ending on or after the date hereof.

(d)         Without limiting the generality of the foregoing, from the date hereof until the Closing Date, within twenty two (22) days after the end of each calendar month, the Sellers and the Blocker Sellers shall deliver to the Buyer a consolidated balance sheet and the related unaudited consolidated statements of income and cash flow, for the applicable month, of each Sold Entity, which will (i) be prepared based on the books and records of the applicable Sold Entity and in accordance with GAAP, except for any absence of required footnotes and except for normal year-end adjustments, (ii) fairly present in all material respects the financial position of the applicable Sold Entity as of the date indicated and the results of operations, changes in stockholder’s equity and cash flows for the respective periods indicated, each in accordance with GAAP, and (iii) in the case of financial statements relating to the Company and its Subsidiaries, be prepared on a basis consistent with the Accounting Methodology.

SECTION 5.11                       Instruments

Any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing by any of the Sellers or the Blocker Sellers or their Affiliates in payment of any amounts due to any of the Sold Entities shall be held in trust therefor and, forthwith after receipt by such Seller or such Blocker Seller or such Affiliates thereof, be transferred and delivered by such Seller or such Blocker Seller or such Affiliate to the Buyer or the Sold Entities, as appropriate, and any such instruments made payable to such Seller or such Blocker Seller or such Affiliates when so delivered shall bear all endorsements required to effectuate the transfer of the same to the Buyer or the Sold Entities, as the case may be.

SECTION 5.12                       Dealer Communication

(a)         Not more than two (2) Business Days after the date hereof, the Company shall provide Buyer with a list setting forth the identity of each of the Dealers party to each Alarm Monitoring Purchase Agreement set forth on Schedule 3.23(a)(ii), together with the name and contact information of a representative of such Dealer.  During the period between such date and the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to Section 8.1 (Events of Termination), Buyer may communicate (including by e-mail, recorded message, telephone, or in person) with the Dealers in connection with the Transactions in accordance with the provisions hereof (“Dealer Communications”).  Buyer shall (x) ensure that the substance of all such Dealer Communications is coordinated with the Company or its Subsidiaries, (y) ensure that an authorized Representative of the Company either participates in or authorizes each Dealer Communication and (z) promptly (and in any event within two (2) Business Days) notify any of Richard Perry, Wiesenfeld or Perry if it receives any unsolicited Dealer Communication.  In the event that Buyer receives any unsolicited Dealer Communication, Buyer shall not respond to or otherwise engage in any further substantive communication with such Dealer prior to consulting with the Company on the substance of such response unless it provides a response that was previously approved by the Company.

(b)         During the period between the date hereof and the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to Section 8.1 (Events of Termination), Buyer shall not take any action (A) to knowingly (x) initiate any material Dealer

Communication without the approval of any of Richard Perry, Wiesenfeld or Perry or (y) during any Dealer Communication, adversely affect the existing business relationships between the applicable Dealer and the Company or its Subsidiaries or (B) during any Dealer Communication, that would reasonably be expected to lead to a material reduction in RMR expected to be generated under the applicable Alarm Monitoring Purchase Agreement.

(c)          All information received pursuant to this Section 5.12 (Dealer Communication) shall be governed by the terms of Section 5.2 (Confidentiality).  Buyer shall treat all information obtained pursuant hereto which is non-public as Confidential Information (as such term is defined in the Confidentiality Agreement) and Buyer shall continue to honor, and cause Buyer’s Representatives to honor, its obligations thereunder.

(d)         For the avoidance of doubt, Buyer shall be liable for any breach of this Section 5.12 (Dealer Communication) by any of its or Ascent’s Representatives.

SECTION 5.13                       Public Announcements

Subject to Section 5.5 (Cooperation and Reasonable Best Efforts), Buyer and Ascent, on the one hand, and the Sellers’ Representative, on the other hand, shall consult with each other prior to issuing any press release or otherwise making any public statements with respect to this Agreement and the Transactions and neither party shall issue any such press release or make any such public statement without the other party’s approval, except as may be required by Law (including the United States federal securities Laws and any stock exchange regulations), in which case the other party shall be advised and the parties shall use reasonable best efforts to cause a mutually agreeable release or announcement to be issued to the extent practicable, it being understood that the final form and content of any such release or public statement shall be at the final discretion of the disclosing party (but shall in any event be limited to such disclosure as is so required by Law, including the United States federal securities Laws and any stock exchange regulations).

SECTION 5.14                       Labor and Employment Matters; WARN

(a)         (i) On or prior to the Closing Date, the Sold Entities shall terminate the employment of the Person listed on Schedule 5.14(a).  (ii) Any severance payments due to the Person listed on Schedule 5.14(a) as a result of his termination regardless of when due shall be paid by the Sellers at or prior to Closing.

(b)         Buyer shall cause each Sold Entity not to, at any time prior to the sixty first (61st) day following the Closing Date, without fully complying with the notice and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of any Sold Entity, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of any Sold Entity.

(c)          If Buyer, any Sold Entity, or any of their respective Subsidiaries takes any action within one hundred eighty (180) days after the Closing Date which independently, or in connection with any reduction in the size of any Sold Entity’s work force occurring within the ninety (90) day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, Buyer shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs, if any, which may result from any failure to provide such notice.

(d)         Except as contemplated by Section 5.14(d) (Labor and Employment Matters; WARN), to the extent that any obligations, liability, expense or notice arises under the WARN Act (“WARN Obligations”) on or prior to the Closing Date, the Sellers and the Blocker Sellers shall be responsible for such WARN Obligations.

(e)          Buyer shall pay to each of Wiesenfeld, Franklyn, John J. O’Brien and, if applicable, Kurt Becker the severance amounts referenced in clause (iv) of the definition of Closing Working Capital, in each case, in accordance with the terms of the Amended Employment Agreement of such individual (as in effect immediately after the Closing) in connection with the termination of the employment of such individual.  For the avoidance of doubt, Buyer covenants and agrees that the aggregate amount of severance payments made by Buyer pursuant to this Section 5.14(e) (Labor and Employment Matters; WARN) shall in no event be an amount less than the aggregate amount included as a deduct in the calculation of the Closing Working Capital and/or the Final Closing Working Capital.

SECTION 5.15                       Ascent Funding; Ascent Shares

(a)         At the Closing, subject only to the availability of the Financing as of the Closing, Ascent shall provide to Buyer an amount not less than $90,000,000 (or such lesser amount as when combined with the proceeds of the Financing and the Ascent Shares will enable Buyer to fund the Purchase Price) in the form of debt or equity (the “Ascent Financing”).

(b)         Ascent shall issue and deliver the Ascent Shares pursuant to Section 2.2(c)(iii) (Closing), free and clear of all Encumbrances other than restrictions on transfer imposed under applicable securities Laws or this Agreement.

SECTION 5.16                       Target Options

The Sellers, the Blocker Sellers, the Sold Entities and each of their respective Subsidiaries shall take all actions necessary to ensure that, immediately prior to the Closing, all outstanding Target Options shall be cancelled and shall be of no further force or effect.  To the extent cancellation requires the Consent of any holder of Target Options, the Sellers and the Blocker Sellers shall provide the Buyer with documentation evidencing that all such Consents related to the Target Options have been obtained.

SECTION 5.17                       Drag Along Rights

To the extent necessary to consummate the purchase of the Seller Interests and the other Transactions contemplated by this Agreement, the Oak Hill Entities, the Blocker Sellers and the Blockers shall, pursuant to Section 9.7 of the Target LLC Agreement, deliver a Drag Along

Notice (as defined in the Target LLC Agreement) to each other Seller in order to validly exercise their Drag Along Rights in connection with the Transactions contemplated hereby, and take any and all other actions necessary to enforce the Drag Along Rights and cause the other Sellers to consummate the Transactions contemplated hereby (subject to the terms and conditions set forth herein).

SECTION 5.18                       Blocker Cooperation

(a)         From the date hereof to and including the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with its terms, each Blocker Seller shall cause each Blocker and its Representatives not to sell, transfer or otherwise dispose of the Blocker Ultimate Interests (or any beneficial or economic interest thereof) or grant a proxy or otherwise cease to possess the sole right to vote or direct the voting of such interests.

(b)         From the date hereof to and including the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with its terms, each Blocker Seller shall not, and shall cause each Blocker and its Representatives not to, (i) take any action to withdraw, rescind or modify any applicable approval of this Agreement and the Transactions, (ii) take any action to interfere with the Blocker Sellers’ execution, delivery and performance of this Agreement or the Transactions or (iii) take any action which would result in any breach of, or constitute a default (or an action which with notice, lapse of time or both would become a default) under, this Agreement by any Blocker Seller.

(c)          From the date hereof to and including the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with its terms, (i) each Blocker Seller shall reasonably cooperate with the other Blocker Seller, with each of the Blockers, with each of the Sellers and with Buyer, and shall cause each of the Blockers and the Sold Entities to reasonably cooperate with Buyer, in connection with consummating the Transactions, (ii) each Blocker Seller agrees to, and to cause each of the Blockers to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, and (iii) each Blocker Seller agrees not to, and to cause each of the Blockers not to, take any actions that would cause the Transactions to fail to occur or to be delayed in any material respect.

SECTION 5.19                       Indebtedness

(a)         At least three (3) Business Days prior to the Closing Date, the Company shall deliver or cause to be delivered to Buyer a payoff letter (such payoff letters collectively, the “Payoff Letters”) executed by each administrative agent or noteholder, as applicable, in respect of any outstanding Indebtedness of the Sold Entities, which pay-off letter shall indicate the total amount required to be paid to satisfy all obligations related to such Indebtedness as of the Closing Date (the aggregate amount set forth therein, the “Indebtedness Repayment Amount”).  Upon receipt of the applicable Indebtedness Repayment Amount at the Closing, such administrative agent or noteholder, as applicable, shall provide documentation evidencing the release, as of the Closing, of (i) the Sold Entities from its obligations under such Indebtedness and (ii) the liens created by such Indebtedness and related security agreements on the equity interests of the Sold Entities and all collateral owned by the Sold Entities.

(b)         At (and concurrently with) the Closing, Buyer, on behalf of the Sold Entities, shall pay the applicable Indebtedness Repayment Amount, by wire transfer of cash in immediately available funds, pursuant to the written instructions set forth in the Pay-Off Letter to which such Indebtedness Repayment Amount relates, to the administrative agent or noteholder, as applicable, under such outstanding Indebtedness of the Sold Entities.  For income Tax purposes, the parties agree to treat the payment by Buyer of the Indebtedness Repayment Amount as follows:  immediately after the Closing, (i) Buyer shall be treated as contributing the Indebtedness Repayment Amount directly to the Target and to the Blockers, where the contribution to each Blocker is equal to the product of the (x) number of limited liability company interests in the Target such Blocker owns divided by the number of Ultimate Interests and (y) Indebtedness Repayment Amount, (ii) each Blocker shall then be treated as making a capital contribution of the amounts deemed to be received by it pursuant to clause (i), to the Target, (iii) the Target shall then be treated as contributing the amount deemed to be received by Target pursuant to clauses (i) and (ii) to each of Intermediate and SN Holdings in proportion to the share each of Intermediate and Target has, respectively, in the liabilities of SN Holdings attributable to such Indebtedness immediately prior to the payment of such Indebtedness Repayment Amount (as determined in accordance with Code Section 752 and the Treasury Regulations thereunder), (iv) Intermediate shall then be treated as making a capital contribution to SN Holdings of the amount deemed to be received by Intermediate pursuant to clause (iii), (v) SN Holdings shall then be treated as making a capital contribution to the Company of the amounts deemed to be received by SN Holdings pursuant to clauses (iii) and (iv), and (vi) the Company shall then be treated as paying the Indebtedness Repayment Amount to the administrative agent or the noteholder, as applicable, for the account of the lenders of such Indebtedness.

SECTION 5.20                       Anti-Poaching

Between the date hereof and the Closing Date, without the prior written consent of the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers), Buyer shall not, and shall cause its Affiliates not to, directly or indirectly through any of their respective Affiliates or Representatives or otherwise, execute an alarm monitoring purchase agreement with a Dealer who is party to an Alarm Monitoring Purchase Agreement to which the Company or any of its Subsidiaries is a party.

SECTION 5.21                       Financing

Buyer acknowledges that none of the Sellers, the Sold Entities, their respective Affiliates, nor any of their respective Representatives shall be held liable for any Damages suffered or incurred in connection with the Financing or any assistance or activities provided in connection therewith, other than any such Damages arising from the gross negligence, willful breach or intentional misconduct of any Seller or any Blocker Seller or any of their respective Affiliates or

Representatives.  In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, Buyer shall indemnify, without limitation, and hold harmless the Sellers, the Sold Entities, their respective Affiliates, and any of their respective Representatives from and against any and all Damages suffered or incurred in connection with the Financing or any assistance or activities provided in connection therewith, other than any such Damages arising from the gross negligence, willful breach or intentional misconduct of any Seller or any Blocker Seller.

SECTION 5.22                       Registration Rights

(a)         Subject to the terms and conditions of this Agreement, Ascent covenants and agrees to prepare and file with the SEC, on the first Business Day following the conclusion of the Lock-Up Period or, if a Disadvantageous Condition exists on such day, as soon as practicable thereafter, a Shelf Registration Statement covering all Registrable Securities and use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective, and to keep such Shelf Registration Statement continuously effective and in compliance with the 1933 Act and the policies, rules and regulations of the SEC announced from time to time and usable for resale of the Registrable Securities by the Sellers and the Blocker Sellers for a period from the date of its initial effectiveness until the earlier of (i) the six- (6) month anniversary of the first Business Day following the effectiveness of the Shelf Registration Statement and (ii) such time as there are no Registrable Securities remaining (such period, the “Effectiveness Period”).  Ascent shall file the Shelf Registration Statement as an automatic shelf registration statement, subject to applicable Law.

(b)         Except as specifically provided herein, all Registration Expenses incurred in connection with the registration of the Registrable Securities shall be borne by Ascent, and all Selling Expenses shall be borne by the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers).

(c)          Whenever required to facilitate the distribution of Registrable Securities pursuant to the Shelf Registration Statement, Ascent shall, as expeditiously as reasonably practicable:

(i)                                                 Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities by a Seller or a Blocker Seller pursuant to the Shelf Registration Statement;

(ii)                                              Reasonably in advance of filing a prospectus supplement or Issuer Free Writing Prospectus with respect to a proposed offering of Registrable Securities by a Seller or a Blocker Seller with the SEC, furnish to the Seller’s Representative (on behalf of such Seller or such Blocker Seller) a copy of such prospectus supplement or Issuer Free Writing Prospectus as proposed to be filed (including documents to be incorporated by reference therein, to the extent not then available via the SEC’s EDGAR system, but only to the extent they expressly relate to any offering to be effected thereunder), and Ascent will not file such prospectus supplement or Issuer Free Writing Prospectus with respect to a proposed offering of Registrable Securities (or any such documents incorporated by reference) containing any statements with respect to any Seller or Blocker Seller or the plan of distribution to which the Sellers’ Representative shall reasonably object in writing;

(iii)                                           Furnish to each Seller or Blocker Seller such number of copies of the prospectus and the applicable prospectus supplement as the Sellers’ Representative may reasonably request in order to facilitate the disposition of its Registrable Securities owned or to be distributed by it;

(iv)                                          Give written notice to the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers):

(A)                               when the Shelf Registration Statement or any amendment thereto has been filed with the SEC;

(B)                               of any request by the SEC for amendments or supplements to the Shelf Registration Statement or the prospectus included therein or for additional information;

(C)                               of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose; and

(D)                               of the happening of any event (including due to a Disadvantageous Condition) that requires Ascent to make changes in the Shelf Registration Statement or the prospectus in order to correct an untrue statement of a material fact or include a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(v)                                 Use its reasonable best efforts to (i) prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement referred to in clause (iv)(C) above at the earliest practicable time and (ii) timely file all reports, statements and other documents required under the 1934 Act during the 12-month period beginning on the Closing Date.

(vi)                              Upon the occurrence of any event contemplated by clause (iv)(D) above or the determination of a Disadvantageous Condition pursuant to Section 5.22(d) (Registration Rights) below, Ascent will, as promptly as practicable (subject, in the case of a Disadvantageous Condition, to the determination of the board of directors (or the executive committee) of Ascent that such Disadvantageous Condition no longer exists), prepare a post-effective amendment to the Shelf Registration Statement or a supplement to the related prospectus or file any other required document with the SEC under the 1933 Act so that, as thereafter delivered to the Sellers and the Blocker Sellers, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If Ascent notifies the Sellers and the Blocker

Sellers in accordance with clause (iv)(D) above or Section 5.22(d) (Registration Rights) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Sellers and the Blocker Sellers shall suspend use of such prospectus pending receipt of the corrected prospectus.

(vii)                           Use reasonable best efforts to procure the cooperation of Ascent’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Sellers and the Blocker Sellers.

(viii)                        Make available for inspection by the Sellers’ Representative, at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of Ascent, in each case reasonably requested by the Sellers’ Representative in connection with such Shelf Registration Statement as shall be reasonably necessary to enable the Sellers and the Blocker Sellers to exercise their due diligence responsibility; provided, that in no event shall Ascent be required to make available to any of the Sellers or the Blocker Sellers, or the Sellers’ Representative, any information which Ascent believes is competitively sensitive.

(ix)                              comply with the provisions of the 1933 Act to enable the disposition of all Registrable Securities covered by the Shelf Registration Statement during the Effectiveness Period in accordance with the intended method or methods of distribution by the sellers thereof set forth or to be set forth in the Shelf Registration Statement or supplement to the Prospectus;

(x)                                 if requested by the Sellers’ Representative, promptly incorporate in the Shelf Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as the Sellers’ Representative may reasonably request to have included therein, including, without limitation, information relating to the plan of distribution;

(xi)                              furnish to the Sellers’ Representative without charge, at least one copy of the Shelf Registration Statement, as first filed with the SEC, and of each amendment thereto, including financial statements and schedules, all documents incorporated by reference therein and all exhibits (excluding exhibits incorporated therein by reference);

(xii)                           deliver to the Sellers’ Representative, without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as the Sellers’ Representative reasonably may request; except during a Blackout Period, Ascent hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the Sellers and the Blocker Sellers in connection with the offering and the sale of the Ascent Shares covered by the Prospectus or any amendment or supplement thereto;

(xiii)                        prior to any public offering of Registrable Securities, cooperate with the Sellers’ Representative and the counsel for the Sellers and the Blocker Sellers in connection with the registration and qualification of the Registrable Securities under the state securities or blue sky laws of such jurisdictions as the Sellers’ Representative may reasonably request and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Shelf Registration Statement; provided, however, that Ascent shall not be required to register or qualify as a foreign corporation where it is not then so qualified or to take any action that would subject it to the service of process in suits or to taxation in any jurisdiction where it is not then so subject;

(xiv)                       cooperate with the Sellers’ Representative to facilitate the timely preparation and delivery of certificates or book-entry shares representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the Sellers’ Representative may reasonably request at least two Business Days prior to any sale of Registrable Securities; and

(xv)                          during the effectiveness of the Shelf Registration Statement, provide promptly to the Sellers’ Representative upon written request each document filed with the SEC pursuant to the requirements of Section 13 and Section 15 of the 1934 Act after the effective date of the Shelf Registration Statement, unless such document is available through the SEC’s EDGAR system.

(d)         If the board of directors (or the executive committee) of Ascent shall determine, in its good faith judgment, that (x) to file the Shelf Registration Statement pursuant to Section 5.22(a) (Registration Rights) or (y) to permit the continued offer and sale of Registrable Securities under the Shelf Registration Statement would (i) require the public disclosure of material non-public information concerning any transaction or negotiations involving Ascent or any of its Affiliates that would materially interfere with such transaction or negotiations, or (ii) otherwise require premature disclosure of material non-public information, in either case that would be significantly disadvantageous to Ascent or any of its Affiliates (a “Disadvantageous Condition”), Ascent may, for a reasonable period of time, but not more than the period that the board of directors (or the executive committee) of Ascent determines that the Disadvantageous Condition continues to exist, notify the Sellers’ Representative in writing that (A) the Shelf Registration Statement will not be filed on the first Business Day following the conclusion of the Lock-Up Period or (B) the Shelf Registration Statement is unavailable for use, as the case may be.  Upon receipt of any such notice under clause (B) of the immediately preceding sentence, the Sellers and the Blocker Sellers shall forthwith discontinue use of the prospectus (or any prospectus supplement) contained in the Shelf Registration Statement until notified that the Disadvantageous Condition no longer exists.  The total number of days that the initial filing of the Shelf Registration Statement may be delayed together with the total number of days that the Shelf Registration Statement may be unavailable for use pursuant to this Section 5.22(d) (Registration Rights) shall not exceed sixty (60) days in the aggregate (each period during which the Shelf Registration Statement (once filed) is unavailable for use, a “Blackout Period”).

(e)          No Seller or Blocker Seller shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of Ascent.

(f)           It shall be a condition precedent to Ascent’s obligation to file the Shelf Registration Statement or any prospectus supplement with the SEC that the Sellers’ Representative shall first furnish to Ascent such information regarding the Sellers and the Blocker Sellers, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities under the 1933 Act.

(g)          The aggregate amount of Registrable Securities that may be sold by the Sellers and the Blocker Sellers, collectively, pursuant to the Shelf Registration Statement shall not exceed 10,000 Ascent Shares (as adjusted for stock splits, combinations, recapitalizations, exchange or readjustment of shares after the date hereof) per Trading Day; provided, that, the Sellers’ Representative, on behalf of the Sellers and the Blocker Sellers, may effect a total of ten (10) Block Sales.  Offers and sales pursuant to the Shelf Registration Statement may only be made in open market transactions.

(h)         Indemnification.

(i)                                     Ascent agrees to indemnify and hold harmless each Seller and Blocker Seller and each Person, if any, that controls such Seller or such Blocker Seller within the meaning of the Section 15 of the 1933 Act (each a “controlling person”) and the respective officers, directors, stockholders, partners, members and Affiliates of each Seller, Blocker Seller and controlling person (each, a “Registration Rights Indemnitee”), to the fullest extent lawful, from and against any and all Damages, directly or indirectly caused by, relating to, arising out of, based upon or in connection with (i) any untrue statement of material fact contained in the Disclosure Package, the Shelf Registration Statement, the Prospectus, any Free Writing Prospectus, or in any amendment or supplement thereto, or (ii) any omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus, or in any amendment or supplement thereto, any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that Ascent shall not be liable to such Registration Rights Indemnitee to the extent that any such Damage is directly caused by an untrue statement or omission made in such Disclosure Package, Shelf Registration Statement, Prospectus, Free Writing Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to Ascent by such Registration Rights Indemnitee and approved expressly for use therein. This indemnity agreement shall be in addition to any Liability which Ascent may otherwise have.

(ii)                                  Each Seller and Blocker Seller agrees, severally and not jointly, to indemnify Ascent and its officers and directors and each Person, if any, that controls Ascent (each, an “Ascent Registration Rights Indemnitee”), against any and all Damages directly caused by any untrue statement of material fact contained in the Disclosure Package, the Shelf Registration Statement, the Prospectus, any Free Writing Prospectus

or any amendments or supplements thereto or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading, in each case, to the extent that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Ascent by the Sellers’ Representative or any Seller or Blocker Seller and approved expressly for use therein.

(iii)                               If the indemnification provided for in Section 5.22(h)(i) or (ii) (Indemnification) is unavailable to a Registration Rights Indemnitee or an Ascent Registration Rights Indemnitee, as applicable, with respect to any Damages referred to therein or is insufficient to hold the Registration Rights Indemnitee or Ascent Registration Rights Indemnitee, as applicable, harmless as contemplated therein, then Ascent or the Seller(s) or Blocker Seller(s), as applicable, in lieu of indemnifying such Registration Rights Indemnitee or Ascent Registration Rights Indemnitee, as applicable, shall contribute to the amount paid or payable by such Registration Rights Indemnitee or Ascent Registration Rights Indemnitee, as applicable, as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Registration Rights Indemnitee or the Ascent Registration Rights Indemnitee, as applicable, on the one hand, and Ascent or such Seller(s) or Blocker Seller(s), as applicable, on the other hand, in connection with the statements or omissions which resulted in such Damages as well as any other relevant equitable considerations. The relative fault of Ascent or the Seller(s) or Blocker Seller(s), as applicable, on the one hand, and of the Registration Rights Indemnitee or Ascent Registration Rights Indemnitee, as applicable, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by or on behalf of Ascent or by or on behalf of the Registration Rights Indemnitee, as applicable, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; Ascent and each Seller and Blocker Seller agrees that it would not be just and equitable if contribution pursuant to this Section 5.22(h)(iii) (Indemnification) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5.22(h)(i) (Indemnification).  No Registration Rights Indemnitee or Ascent Registration Rights Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from Ascent or any Seller or Blocker Seller, as applicable, if Ascent or such Seller or Blocker Seller, as applicable, was not guilty of such fraudulent misrepresentation.

(i)             Notice of Reg Rights Claim.

(i)                                     As used in this Section 5.22(i) (Notice of Reg Rights Claim), the term “Reg Rights Claim” means a claim for indemnification by any Ascent Registration Rights Indemnitee or any Registration Rights Indemnitee, as the case may be, for Damages under Section 5.22(h) (Indemnification) (such Person making a Reg Rights Claim, an “Indemnified Person”).  An Ascent Registration Rights Indemnitee or a Registration Rights Indemnitee may give notice of a Reg Rights Claim under this Agreement (and in the case of a Registration Rights Indemnitee whether for its own Damages or for Damages incurred by any other Registration Rights Indemnitee) pursuant to a written notice of such Reg Rights Claim executed by Ascent or the Sellers’ Representative, as applicable (a “Notice of Reg Rights Claim”), and delivered to the other of them (such receiving party, the “Indemnifying Person”), within twenty (20) days after such Indemnified Person becomes aware of the existence of any potential claim by such Indemnified Person for indemnification under Section 5.22(h) (Indemnification), arising out of or resulting from any item indemnified pursuant to the terms of Section 5.22(h)(i) or Section 5.22(h)(ii) (Indemnification); provided, that, the failure to timely give such notice shall not limit or reduce the Indemnified Person’s right to indemnification hereunder unless (and then only to the extent that) the Indemnifying Person’s defense of such Reg Rights Claim is materially and adversely prejudiced thereby.

(ii)                                  Each Notice of Reg Rights Claim shall: (A) state that the Indemnified Person has incurred or paid or, in good faith, believes that it is reasonably likely that it will have to incur or pay, Damages in an aggregate stated amount (where practicable) arising from such Reg Rights Claim (which amount may be the amount of damages claimed by a third party in an Action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under this Section 5.22(h) (Indemnification), or a good faith estimate, based on the information available to the Indemnified Person at such time, of Damages that the Indemnified Person believes that it is reasonably likely that it will have to incur or pay); and (B) contain a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Person), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person’s good faith belief and knowledge thereof, including the identity and address of any third party claimant (to the extent reasonably available to the Indemnified Person).

(iii)                               Following delivery of the Notice of Reg Rights Claim (or at the same time if the Indemnified Person so elects) the Indemnified Person shall deliver copies of any demand or complaint, the amount of Damages, the date each such item was incurred or paid, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

(j)            Defense of Third Party Reg Rights Claims.

(i)                                     Subject to the provisions hereof, the Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to defend and control the defense of any Third-Party Reg Rights Claim, and, as provided by Section 5.22(k) (Resolution of Claims), the costs and expenses incurred by the Indemnifying Person in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Person.  The Indemnified Person (unless itself controlling the Third-Party Reg Rights Claim in accordance with this Section 5.22(j) (Defense of Third-Party Reg Rights Claims)) may participate, through counsel of its own choice and, except as provided herein, at its own expense, in the defense of any Third Party Reg Rights Claim.

(ii)                                  The Indemnified Person shall give prompt written notice of any Third-Party Reg Rights Claim to the Indemnifying Person; provided, that the failure to timely give such notice shall not limit or reduce the Indemnified Person’s right to indemnity hereunder unless (and then only to the extent that) the Indemnifying Person’s defense of such Third-Party Reg Rights Claim is materially and adversely prejudiced thereby.  The Indemnifying Person shall be entitled to assume the control and defense thereof utilizing legal counsel reasonably acceptable to the Indemnified Person; provided, that the Indemnifying Person shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction against the Indemnified Person, to the extent that such defense relates to the claim for such injunction, or (C) the Indemnifying Person has elected to have the Indemnified Person defend, or assume the control and defense of, a Third-Party Reg Rights Claim in accordance with this Section 5.22(j) (Defense of Third Party Reg Rights Claims).

(iii)                               Any party controlling the defense of any Third-Party Reg Rights Claim pursuant hereto shall: (i) conduct the defense of such Third-Party Reg Rights Claim with reasonable diligence and keep the other parties reasonably informed of material developments in the Third-Party Reg Rights Claim at all stages thereof; (ii) as promptly as reasonably practicable, submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the other parties and their counsel to confer on the conduct of the defense thereof; and (iv) permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission.  Ascent and the Sellers’ Representative will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, that notwithstanding anything to the contrary in this Agreement, no party shall be required to disclose any information to the other party or its counsel, accountants or representatives, if doing so would be reasonably expected to violate any Law to which such Person is subject or could jeopardize (in the reasonable discretion of the disclosing party) any attorney-client privilege available with respect to such information.

(iv)                              If the Indemnifying Person controls the defense of and defends any Third-Party Reg Rights Claim under this Section 5.22(j) (Defense of Third Party Reg Rights Claims), the Indemnifying Person shall have the right to effect a settlement of such Third-Party Reg Rights Claim on the Indemnified Person’s behalf without the consent of the Indemnified Person; provided, that (A) such settlement does not involve any injunctive relief binding upon the Indemnified Person or any of its Affiliates, and (B) such settlement expressly and unconditionally releases the Indemnified Person and the other applicable Indemnified Persons (that is, each of the Ascent Registration Rights Indemnitees, if the Indemnified Person is an Ascent Registration Rights Indemnitee, and each of the Registration Rights Indemnitees, if the Indemnified Person is a Registration Rights Indemnitee) from all Liabilities with respect to such Third-Party Reg Rights Claim, without prejudice.  If the Indemnified Person controls the defense of and defends any Third-Party Reg Rights Claim under this Section 5.22(j) (Defense of Third Party Reg Rights Claims), the Indemnified Person shall have the right to effect a settlement of such

Third-Party Reg Rights Claim with the consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).  No settlement by the Indemnified Person of such Third-Party Reg Rights Claim shall limit or reduce the right of any Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third-Party Reg Rights Claim to the extent indemnified in Section 5.22(h) (Indemnification); provided, that such settlement is effected in accordance with this Section 5.22(j) (Defense of Third Party Reg Rights Claims).  As used in this Section 5.22 (Registration Rights), the term “settlement” refers to any consensual resolution of the claim in question, including by consent, decree or by permitting any judgment or other resolution of a claim to occur without disputing the same, and the term “settle” has a corresponding meaning.

(k)         Resolution of Claims.  Each Notice of Reg Rights Claim given by an Indemnified Person shall be resolved as follows:

(i)                                     Admitted Claims.  If, within twenty (20) Business Days after a Notice of Reg Rights Claim is delivered to the Indemnifying Person, the Indemnifying Person agrees in writing that liability for such Claim is indemnified under Section 5.22(h)(i) or Section 5.22(h)(ii) (Indemnification), as applicable, the full amount of the Damages specified in the Notice of Reg Rights Claim is agreed to, and that such Notice of Reg Rights Claim is timely, the Indemnifying Person (or the Sellers’ Representative on behalf of the Sellers if the Indemnified Person is an Ascent Registration Rights Indemnitee) shall be conclusively deemed to have consented to the recovery by the Indemnified Person of the full amount of Damages specified in the Notice of Reg Rights Claim, in each case subject to the limitations set forth in Article IX (Indemnification; Tax Matters), including, if the Indemnified Person is an Ascent Registration Rights Indemnitee, payment of funds from the Fund Indemnity equal to such Damages, and Ascent (on behalf of the Ascent Registration Rights Indemnitees) shall be authorized to deliver such agreement to the Fund Indemnifying Person instructing the Fund Indemnifying Person to make a wire transfer to Ascent (on behalf of the Ascent Registration Rights Indemnitees) in the amount of such Damages; provided, that, to the extent the full amount of Damages is not known at the time such Notice of Reg Rights Claim is delivered, payment by the Indemnifying Person under this Section 5.22(k)(i) (Admitted Claims) with respect to any speculative Damages shall not be due until the actual amount of such Damages is known.

(ii)                                  Contested Reg Rights Claims.  If the Indemnifying Person does not so agree in writing to such Notice of Reg Rights Claim or gives the Indemnified Person written notice contesting all or any portion of a Notice of Reg Rights Claim (a “Contested Reg Rights Claim”) within the twenty (20) Business Day period specified in Section 5.22(k)(i) (Admitted Claims), then such Contested Claim shall be resolved by a written settlement agreement executed by Ascent and the Sellers’ Representative.

(l)             For the avoidance of doubt, the Sellers’ Representative, on behalf of the Sellers and the Blocker Sellers, shall have the right to engage one or more brokers to effect any sale of the Ascent Shares.

(m)     To the extent that the Ascent Shares are tradable without restriction pursuant to Rule 144 of the 1933 Act, Ascent will cause the removal of any restrictive legends from the Ascent Shares.

SECTION 5.23           Lock-Up

(a)         During the period beginning on the Closing Date and ending on the date that is ninety (90) days from the date of the Closing Date (the “Lock-Up Period”), each Seller and each Blocker Seller shall not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Ascent Stock (including the Ascent Shares), or any securities convertible into or exchangeable or exercisable for Ascent Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or cause to be filed any registration statement in connection therewith, under the 1933 Act, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Ascent Stock or other securities, in cash or otherwise.  Notwithstanding anything to the contrary set forth in this Section 5.23 (Lock-Up), (x) the lock-up set forth herein shall not apply to any sale, tender or other transfer of Ascent Stock in connection with any merger, exchange or similar transaction that is approved by the board of directors of Ascent or any tender offer by any Person and (y) if any other Person subject to a lock-up agreement is released prior to the expiration thereof in whole or in part from such agreement at any time during the Lock-Up Period, each of the Sellers and the Blocker Sellers also shall be proportionally released from the lock-up set forth herein.

(b)         Notwithstanding Section 5.23(a) (Lock-Up), and subject to the conditions below, the Sellers and the Blocker Sellers may transfer the Lock-Up Securities, provided that (i) each donee, trustee, distributee, or transferee, as the case may be agrees to be bound by the obligations set forth in this Section 5.23 (Lock-Up), (ii) any such transfer shall not involve a disposition for value, (iii) such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the 1934 Act, and (iv) each Seller and each Blocker Seller does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)                                     as a bona fide gift or gifts; or

(ii)                                  to any trust for the direct or indirect benefit of any Natural Person Seller or the immediate family of such Natural Person Seller (for purposes of this Section 5.23 (Lock-Up), “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)                               as a distribution to limited partners or stockholders of such Seller or Blocker Seller; or

(iv)                              to such Seller or Blocker Seller’s Affiliates or to any investment fund or other entity controlled or managed by such Seller or Blocker Seller.

(c)          Each Seller and each Blocker Seller may sell shares of Ascent Stock purchased by such Seller or Blocker Seller on the open market following the Closing Date if and only if (i) such sales are not required to be reported in any public report or filing with the SEC, or otherwise and (ii) such Seller or Blocker Seller does not otherwise voluntarily effect any public filing or report regarding such sales.

(d)         Each Seller and each Blocker Seller agrees and consents to the entry of stop transfer instructions with Ascent’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with this Section 5.23 (Lock-Up).

SECTION 5.24                       Paul, Weiss and the Oak Hill Legal Department

Recognizing that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) and the Oak Hill Legal Department (the “Oak Hill Legal Department”) have acted as legal counsel to the Sellers and the Blocker Sellers, and may be deemed to have acted as legal counsel to the Sold Entities prior to the Closing, and that Paul Weiss and the Oak Hill Legal Department intend to act as legal counsel to the Sellers and the Blocker Sellers after the Closing, (a) Buyer hereby agrees to cause each of the Sold Entities to waive, any conflicts that may arise in connection with Paul Weiss and the Oak Hill Legal Department representing the Sellers and the Blocker Sellers after the Closing, (b) the Sellers and the Blocker Sellers agree to cause Paul Weiss and the Oak Hill Legal Department to put in place the customary screening procedures in connection with any such representation in order to preserve the privilege of the Sold Entities, if any, and (c) attorney-client communications between Paul Weiss or the Oak Hill Legal Department, on the one hand, and any of the Sellers, the Blocker Sellers or the Sold Entities, on the other hand, regarding the Transactions shall be property of the Sellers and the Blocker Sellers.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions, unless expressly waived by Buyer.

SECTION 6.1                              Governmental or Legal Action

There shall not be (i) in effect any statute, rule, regulation, order, decree, judgment, writ, injunction, stipulation or determination issued, promulgated or entered by any Governmental Entity having competent jurisdiction (a “Governmental Order”) prohibiting the consummation of the Transactions contemplated by this Agreement, or (ii) any Actions (other than any Actions that are or were brought by (or at the direction of) Ascent, Buyer or any of their respective Affiliates, officers or directors) pending against or affecting Buyer, any of the Sold Entities or any of their respective Subsidiaries that purport to prohibit or restrain the Transactions by or before any court, administrative, governmental, arbitration, mediation or regulatory authority or body, domestic or foreign.

SECTION 6.2                              HSR Act

The required waiting period applicable to the purchase and sale of the Seller Interests and the Blocker Interests under the HSR Act shall have expired or been earlier terminated.

SECTION 6.3                              Accuracy of Representations and Warranties

As to the representations and warranties of the Sellers and the Blocker Sellers set forth in Article III (Representations and Warranties of the Sellers and the Blocker Sellers) and Section 9.9(e) (Fund Indemnity) herein, each of the representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing as though made as of the Closing (other than representations and warranties that are made as of a specific date, which need be true and correct in all respects only as of the specified date), other than for such failures to be so true and correct (without any qualifications as to materiality, Material Adverse Effect or similar qualifications, other than in Section 3.12(a) (Absence of Certain Changes or Events) (Material Adverse Effect reference only)), that would not, individually or in the aggregate, be reasonably be expected to have a Material Adverse Effect.  Each Seller and each Blocker Seller shall have delivered to Buyer a certificate, executed by an officer of such Seller or Blocker Seller, dated as of the Closing Date, certifying to the foregoing.

SECTION 6.4                              Performance of Agreements

Each of the covenants and agreements of the Sellers and the Blocker Sellers set forth herein and to be performed on or prior to the Closing shall have been performed in all material respects, and each Seller and each Blocker Seller shall have delivered to Buyer a certificate, executed by an officer of such Seller or Blocker Seller, dated as of the Closing Date, certifying to such effect.

SECTION 6.5                              Deliveries

The Sellers’ Representative’s deliveries, set forth in Section 2.2(b) (Closing), other than deliveries set forth in Sections 2.2(b)(vi) (stock books, stock ledgers and minutes), (vii) (books and records), (xii) (FIRPTA - Target) and (xiii) (FIRPTA - Blockers), shall have been delivered to Buyer.

SECTION 6.6                              Consents

Any necessary Consents listed on Schedule 6.6 shall have been obtained by the Sellers and the Blocker Sellers, as applicable.

SECTION 6.7                              Financing

The proceeds of the Financing shall be available to Buyer.

SECTION 6.8                              Non-Competition and Non-Solicitation Agreements; Release; Amended Employment Agreements

(a)         Each of the Non-Solicitation and Non-Competition Agreements, delivered by each of the Persons set forth on Schedule 1.1(a) concurrently with the execution of this Agreement shall be valid and in full force and effect and be a binding obligation of each of the parties thereto as of the Closing, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity, and no amendment, modification, withdrawal or rescission shall have been made with respect thereto (other than any of the foregoing made with the consent of Buyer), in each case, except in the case of the death of such person.

(b)         Each of the Amended Employment Agreements delivered by each of the Persons set forth on Schedule 1.1(b) concurrently with the execution of this Agreement shall each be valid and in full force and effect and be a binding obligation of each of the parties thereto as of the Closing, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity, and no amendment, modification, withdrawal or rescission shall have been made with respect thereto (other than any of the foregoing made with the consent of Buyer), in each case, except in the case of the death of such person.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE BLOCKER SELLERS

The obligations of each Seller and each Blocker Seller under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions, unless expressly waived by such Seller or such Blocker Seller:

SECTION 7.1                              Governmental or Legal Action

There shall not be (i) in effect any Governmental Order prohibiting the consummation of the Transactions contemplated by this Agreement, or (ii) any Actions (other than any Actions that are or were brought by (or at the direction of) Seller, any Blocker Seller, any of the Sold Entities or any of their respective Affiliates, officers or directors), pending against or affecting any Seller, any Blocker Seller, any of the Sold Entities or any of their respective Subsidiaries that purport to prohibit or restrain the Transactions by or before any court, administrative, governmental, arbitration, mediation or regulatory authority or body, domestic or foreign.

SECTION 7.2                              HSR Act

The required waiting period applicable to the purchase and sale of the Seller Interests and the Blocker Interests under the HSR Act shall have expired or been earlier terminated.

SECTION 7.3                              Accuracy of Representations and Warranties

As to the representations and warranties of the Buyer set forth in Article IV (Representations and Warranties of Buyer and Ascent) herein, (a) each of the representations and warranties which are qualified as to materiality shall be true and correct in all respects as of the date hereof and as of the Closing as though made as of the Closing (other than representations and warranties that are made as of a specific date, which need be true and correct in all respects only as of the specified date), and (b) each of the representations and warranties not so qualified as to materiality shall be true and correct in all material respects as of the date hereof and as of the Closing as though made as of the Closing (other than representations and warranties that are made as of a specific date, which need be true and correct in all respects only as of the specified date), in each case, other than for such failures to be so true and correct (without any qualifications to materiality or similar qualifications) that would not reasonably be expected to prevent or materially delay the ability of the Buyer to consummate the Transactions contemplated hereby.  Buyer shall have delivered to the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers) a certificate, executed by an officer of Buyer, dated as of the Closing Date, certifying to the foregoing.

SECTION 7.4                              Performance of Agreements

Each of the covenants and agreements of each of Buyer and Ascent set forth herein and to be performed on or prior to the Closing shall have been performed in all material respects, and each of Buyer and Ascent shall have delivered to the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers) a certificate, executed by an officer of each of Buyer and Ascent, dated as of the Closing Date, certifying to such effect (which certificate may be prepared and executed jointly on behalf of Buyer and Ascent).

SECTION 7.5                              Deliveries

Buyer’s deliveries, set forth in Section 2.2(c) (Closing), shall have been delivered to the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers).

SECTION 7.6                              Ascent Stock Condition

The Ascent Shares shall have been accepted for listing and trading on the Stock Exchange.

ARTICLE VIII

TERMINATION

SECTION 8.1                              Events of Termination

This Agreement and the Transactions may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of Buyer and the Sellers’ Representative;

(b)         by either Buyer, on the one hand, or the Sellers’ Representative, on the other hand, if the consummation of this Agreement and the Transactions would violate any non-appealable final Governmental Order;

(c)          by either Buyer, on the one hand, or the Sellers’ Representative, on the other hand, if the Closing shall not have occurred on or prior to the Termination Date; provided, that, if the conditions precedent to the obligations of the parties to consummate the Closing set forth in (i) Section 6.2 (HSR Act) and Section 7.2 (HSR Act) are not satisfied on such date, then the right to terminate this Agreement pursuant to this Section 8.1(c) (Events of Termination) shall not be available to any party hereto, and the Termination Date shall be automatically extended until the earlier of (x) the date that is three (3) Business Days after the date upon which clearance is obtained under the HSR Act or the applicable waiting period under the HSR Act relating to the Transactions shall have expired and (y) the thirtieth (30th) day following the original Termination Date, or (ii) Section 6.1 (Governmental or Legal Action) and Section 7.1 (Governmental or Legal Action) are not satisfied on such date, then, either Buyer, on the one hand, or the Sellers’ Representative, on the other hand, may elect to extend the Termination Date until the earlier of (x) the date that is three (3) Business Days after the date upon which the applicable Governmental Order is lifted or pending Action is finally resolved such that it does not prohibit or restrain the Transactions and (y) the thirtieth (30th) day following the original Termination Date, and shall deliver notice of such election to the non-electing party on the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) (Events of Termination) shall not be available to any party (which, in the case of the Sellers’ Representative, shall mean all Sellers and all Blocker Sellers taken together as one party for such purpose and, in the case of Buyer, shall mean Buyer and Ascent taken together as one party for such purpose) whose breach of its representations, covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date;

(d)         by the Sellers’ Representative, if Buyer or Ascent breaches its representations or warranties or defaults in the performance of its covenants or other obligations contained in this Agreement, which breach or default would prevent any condition precedent to the obligations of the Sellers in Article VII (Conditions Precedent to Obligations of the Sellers and the Blocker Sellers) from being satisfied, and such breach or default is not cured prior to the Termination Date (the “Cure Period”), as long as any Seller or any Blocker Seller is not in breach or default in any material respect of any of their respective obligations under this Agreement, which breach or default would prevent any condition precedent to the obligations of Buyer in Article VI (Conditions Precedent to Obligations of Buyer) from being satisfied; provided, that the Cure Period shall not apply a breach of Buyer’s obligation to pay the Purchase Price at the Closing, and in the event of a breach of such obligation, the Sellers’ Representative may terminate this Agreement immediately by delivery of notice in accordance with this Agreement;

(e)          by Buyer, on the one hand, or by the Sellers’ Representative, on the other hand, if all the conditions to Closing set forth in Article VI (Conditions Precedent to Obligations of Buyer) (other than the condition set forth in Section 6.7 (Financing)) are satisfied (including that the Sellers and the Blocker Sellers are ready, willing and able to deliver the certificates contemplated by Sections 6.3 (Accuracy of Representations and Warranties) and 6.4 (Performance of Agreements) (and notice of same has been provided to Buyer)) (or are capable of being satisfied contemporaneously with the Closing) on the

Termination Date, but proceeds of the Financing contemplated by Section 6.7 (Financing) are not available to Buyer on or prior to the Termination Date; and

(f)           by Buyer, if any Seller or any Blocker Seller breaches its representations or warranties or defaults in the performance of its covenants or other obligations contained in this Agreement, which breach or default would prevent any condition precedent to the obligations of Buyer in Article VI (Conditions Precedent to Obligations of Buyer) from being satisfied, and such breach or default is not cured within the Cure Period, as long as Buyer or Ascent is not in breach or default in any material respect of its representations, warranties, covenants or agreements under this Agreement, which breach or default would prevent any condition to the obligations of the Sellers and the Blocker Sellers in Article VII (Conditions Precedent to Obligations of the Sellers and the Blocker Sellers) from being satisfied.

For all purposes of this Agreement, (i) the breach of any covenant or agreement by a Sold Entity hereunder prior to the Closing shall be treated as the breach of a covenant or agreement by the Sellers and the Blocker Sellers, (ii) the breach of any covenant or agreement by a Sold Entity hereunder following the Closing shall be treated as a breach of a covenant or agreement by the Buyer, (iii) it is accepted and agreed that each of the Buyer and Ascent shall not be deemed to be in breach of any of its representations, warranties or covenants set forth herein solely as a result of the failure of the condition set forth in Section 6.7 (Financing) and (iv) any breach of a representation, warranty, covenant or agreement by the Fund Indemnitor under Section 9.9(e) (Fund Indemnity) shall be treated as a breach of a representation, warranty, covenant or agreement of the Sellers and the Blocker Sellers, taken together.

SECTION 8.2                              Notice of Termination; Effect of Termination; Reverse Termination Fee

(a)                                 Notice of Termination.  The party desiring to terminate this Agreement pursuant to Section 8.1 (Events of Termination) shall give written notice of such termination to the other parties in accordance with Section 10.1 (Notices), specifying the provision hereof pursuant to which such termination is effected.  To the extent Buyer provides a notice of termination under Section 8.1(c) (Events of Termination), it will be a condition to such termination that Buyer concurrently provide evidence reasonably satisfactory to the Sellers’ Representative that the condition set forth in Section 6.7 (Financing) was capable of being satisfied at the Closing had the Closing occurred on the Termination Date.

(b)                                 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1 (Events of Termination), this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the provisions of this Section 8.2 (Notice of Termination; Effect of Termination; Reverse Termination Fee) and Article X (General Provisions) shall survive the termination hereof and (ii) nothing contained herein shall relieve any party from Liability for fraud, intentional misconduct or willful breach of any representation, warranty, covenant or agreement set forth in this Agreement.

(c)                                  Reverse Termination Fee.

(i)                                     In the event this Agreement is terminated pursuant to Section 8.1(d) (Events of Termination) or Section 8.1(e) (Events of Termination) (a “Qualifying Termination Event”), Buyer shall pay, or cause to be paid, to the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers) by wire transfer of immediately available funds within three (3) Business Days following such termination, a fee in the amount of $45,000,000 (the “Reverse Termination Fee”).

(ii)                                  Ascent (as primary obligor and not as surety only) irrevocably, absolutely and unconditionally promises to pay or cause Buyer to pay to the Sellers and the Blocker Sellers, the amounts that Buyer is obligated to pay pursuant to Sections 2.3(d) (Working Capital; Closing Date RMR), 2.3(e)(ii) (Working Capital; Closing Date RMR), 2.3(f)(ii) (Working Capital; Closing Date RMR) and/or, on the terms and subject to the conditions of this Section 8.2(c) (Reverse Termination Fee), the amounts that Buyer is obligated to pay pursuant to this Section 8.2(c) (Reverse Termination Fee).  Ascent hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against any Seller or Blocker Seller except for any defense available to Buyer that is provided for in this Agreement.  Ascent agrees to pay the reasonable costs and expenses of the Sellers and the Blocker Sellers in connection with the successful enforcement by the Sellers’ Representative of its rights under this Section 8.2(c) (Reverse Termination Fee).  The obligations of Ascent hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement; (ii) any furnishing or acceptance of security or any exchange or release of any security; (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Buyer; or (iv) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to Buyer.  Ascent’s obligations hereunder shall be binding upon Ascent, its successors and assigns and inure to the benefit of, and be enforceable by the Sellers’ Representative (on behalf of the Sellers and the Blocker Sellers).

(iii)                               The parties hereto acknowledge and agree that any amount payable pursuant to Section 8.2(c)(i) (Reverse Termination Fee) does not constitute a penalty but shall constitute liquidated damages to compensate the Sellers and the Blocker Sellers.  Payment of the Reverse Termination Fee (together with the reasonable costs and expenses of the Sellers’ Representative in connection with the successful enforcement by the Sellers’ Representative of its rights under this Section 8.2(c) (Reverse Termination Fee)) shall be the Sellers’ and the Blocker Sellers’ sole and exclusive remedy against Buyer and Ascent as a result of a Qualifying Termination Event.

(iv)                              Upon payment of the Reverse Termination Fee as set forth in Section 8.2(c)(i) (Reverse Termination Fee) (together with the reasonable costs and expenses of the Sellers’ Representative in connection with the successful enforcement by the Sellers’ Representative of its rights under this Section 8.2(c) (Reverse Termination Fee)), each of Buyer and Ascent shall have no further liability to any Seller or any

Blocker Seller or any of their respective Affiliates with respect to this Agreement or the Transactions contemplated hereby, or otherwise, except for liability arising out of fraud.

ARTICLE IX

INDEMNIFICATION; TAX MATTERS

SECTION 9.1                              Indemnification of Buyer

(a)         The Sellers and the Blocker Sellers agree that, after the Closing Date, Buyer, the Sold Entities, and their respective Affiliates (each, a “Buyer Indemnified Person”) shall, to the extent provided in this Article IX (Indemnification; Tax Matters), be indemnified and held harmless from and against, any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities, and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, court or arbitration costs, but specifically excluding consequential damages, lost profits, indirect damages, punitive damages, exemplary damages and any Taxes incurred as a result of any recovery received under this Article IX (Indemnification; Tax Matters) (any and all such amounts subject to indemnification hereunder, being hereinafter collectively referred to as “Damages”),

(i)                                     to the extent such Damages arise out of or result from:

(A)                               any inaccuracy or breach of any of the representations or warranties given or made by any Seller or any Blocker Seller in this Agreement, as qualified by the Schedules hereto; provided, however, that with respect to any inaccuracy or breach of any representation or warranty in Section 3.14(h) (Taxes), the Damages shall be determined in accordance with the principles set forth in Section 9.14 (Blocker Attributes) and limited to the amount payable pursuant thereto, or

(B)                               without duplication, any breach of any covenant or obligations of any Seller or any Blocker Seller set forth in this Agreement; or

(ii)                                  without duplication, to the extent provided in Section 9.8 (Tax Indemnification) and Section 9.14 (Blocker Attributes) (but only to the extent not covered by Section 9.1(a)(i)(A) (Indemnification of Buyer));

provided, that Damages shall also include amounts awarded to a third party in a Third-Party Claim as consequential damages, lost profits, indirect damages, punitive damages or exemplary damages (as the case may be).  Except as set forth in Section 9.1(a)(iii) and 9.1(b) (Indemnification of Buyer) below, all indemnification payments pursuant to Sections 9.1(a)(i) and (ii) (Indemnification of Buyer) hereof shall be paid solely from the Fund Indemnity;

(iii)                               to the extent that amounts payable by the Fund Indemnitor are not available (whether by reason of breach, depletion of funds or otherwise), each Oak Hill

Entity and each Blocker Seller, jointly and severally with respect to the obligations of the Oak Hill Entities and the Blocker Sellers hereunder, and each of the Natural Person Sellers, the Perry Companies, PCP and BNY, severally (based on such Person’s Transaction Percentage) and not jointly, shall be liable and obligated to pay the Buyer Indemnified Persons all amounts required to be paid pursuant to this Article IX (Indemnification; Tax Matters) or by reason of fraud, which amounts shall not be limited other than as described in Section 9.1(b) (Indemnification of Buyer); provided, that, that no Seller shall be liable for Damages in excess of the portion of the Purchase Price received by it, except that the Oak Hill Entities and the Blocker Sellers shall be collectively liable for Damages up to the aggregate amount of the Purchase Price received by all of the Oak Hill Entities and the Blocker Sellers.  For the avoidance of doubt, notwithstanding the fact that neither PCP nor BNY make any representations and warranties with respect to the business or operations of the Sold Entities under Article III, each of PCP and BNY shall have several (but not joint) liability (based on their respective Transaction Percentages) with respect to all amounts required to be paid (including those relating to Damages arising out of breaches of any such representations and warranties) to the Buyer Indemnified Persons pursuant to this Article IX.

(b)         Notwithstanding the foregoing provisions of this Section 9.1 (Indemnification of Buyer), (i) the indemnification provided for in Section 9.1(a)(i) (Indemnification of Buyer) shall not apply unless and until the aggregate Damages determined to be due for which the Buyer Indemnified Persons seek or have sought indemnification hereunder exceeds a cumulative aggregate amount equal to $5,000,000 (the “Deductible”), in which event the Buyer Indemnified Persons shall, subject to the other limitations herein, be indemnified for all Damages in excess of the Deductible and (ii) the Buyer Indemnified Persons shall not assert or be entitled to recover from the Sellers and the Blocker Sellers, in the aggregate, an amount more than the Cap for any and all claims for indemnity in respect of Damages arising under Section 9.1(a)(i) (Indemnification of Buyer); provided, however, that, neither the Deductible nor the Cap shall apply with respect to any Damages arising out of or based upon any (x) breach of any of the representations or warranties contained in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Authority), 3.4 (Brokers), 3.8 (Capitalization of the Seller Sold Entities), 3.9 (No Operations), 3.10(d) (Seller Sold Entity Financial Statements; No Undisclosed Company Liabilities; Indebtedness), 3.11(c) (Blocker Financial Statements; Blocker Indebtedness), 3.14 (Taxes), and 3.28 (Expenses), (collectively, the “Fundamental Reps”), or (y) breach of any covenant set forth in 5.4(a), 5.4(b), 5.4(c), 5.4(d), 5.4(g), 5.4(h), 5.4(k), 5.4(p), (Operation of Business — Negative Covenants), 5.14(a) (Labor and Employment Matters; WARN), 5.16 (Target Options), 5.22(h)(ii) (Registration Rights), 9.9 (Fund Indemnity) (provided, that Damages with respect to Section 9.9 (Fund Indemnity) shall exceed the Cap only to the extent that such excess relates to the costs and expenses incurred by the Buyer (on behalf of any Buyer Indemnified Person) in connection with the successful enforcement of the Fund Indemnity), 9.11(a) (Seller Tax Returns), or 9.11(c) (Amended Returns); provided, further, that, (I) the Cap (but not the Deductible) shall apply with respect to any Damages arising out of or based upon any breach of any covenant set forth in Section 5.11 (Instruments) and 5.23 (Lock-Up) and (II) the aggregate amount of all Damages recoverable against (x) any Seller (other than the Oak Hill Entities and the Blocker Sellers) hereunder shall not exceed the portion of the Purchase Price received by such Seller and (y) the Oak Hill Entities and the Blocker Sellers collectively hereunder shall not exceed the aggregate portion of the Purchase Price received by such Persons in the aggregate.

(c)          The amount to which the Buyer Indemnified Persons may become entitled under this Article IX (Indemnification; Tax Matters) shall be (x) less any actual recovery (which shall not include any Tax benefit, credit or refund received or realized by the Buyer Indemnified Persons or to which the Buyer Indemnified Persons may be entitled) received from any third parties (including any insurer) and (y) plus any out-of-pocket cost associated with receiving such recovery in respect of a claim.

(d)         For purposes of calculating the amount of Damages under this Article IX (Indemnification; Tax Matters), but not for purposes of determining whether a breach has occurred, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect or similar qualifications (other than in clause (x) of Section 3.1 (Organization and Qualification; Subsidiaries), clause (y) of Section 3.6 (Absence of Litigation), and Section 3.12 (Absence of Certain Changes or Events) (Material Adverse Effect reference only)).

(e)          Each Buyer Indemnified Person shall use its reasonable best efforts to mitigate any Damages which form the basis of an indemnification claim hereunder; provided, that, the failure of each Buyer Indemnified Person to mitigate such Damages shall not relieve Sellers, the Blocker Sellers or the Fund Indemnitor of its indemnification obligations under this Agreement except to the extent that the applicable of the Sellers, the Blocker Sellers or the Fund Indemnitor is materially and adversely prejudiced as a result of such failure to mitigate.

(f)           None of the Sellers, the Blocker Sellers or the Fund Indemnitor shall be obligated to indemnify the Buyer Indemnified Persons with respect to (i) any representation, warranty, covenant or condition with respect to which the Buyer has specifically waived in writing the Buyer Indemnified Persons’ rights to indemnification under this Article IX (Indemnification; Tax Matters) on or prior to the Closing, (ii) any Damages with respect to any matter if such matter was included in the calculation of the adjustment to the Estimated Purchase Price pursuant to Section 2.3 (Working Capital; Closing Date RMR) or (iii) any Damages for which a Notice of Claim was not duly delivered prior to the expiration of the survival period applicable to the breach to which the claim for Damages relates.

(g)          No Buyer Indemnified Person shall be entitled to indemnification pursuant to this Article IX (Indemnification; Tax Matters) with respect to any (i) claim of a breach of any representation, warranty or covenant under this Agreement of which Buyer had actual knowledge prior to the date of this Agreement, (ii) any Damages arising or resulting from any breach by Buyer, any of its Affiliates or their respective Representatives of the covenants and agreements set forth in Section 5.12 (Dealer Communication) and/or (iii) the Specified Litigation, including the settlement or defense thereof (provided that the Sellers, the Blocker Sellers and the Sold Entities are in

compliance in all material respects with their obligations set forth in Section 5.4(k) (Specified Litigation Covenant)).  For the avoidance of doubt, with respect to any claims made by a Buyer Indemnified Person, actual knowledge shall be the actual knowledge of William Fitzgerald, William Niles, John Orr, Michael Haislip and Michael Meyers.

SECTION 9.2                              Indemnification of the Sellers and the Blocker Sellers

(a)                                 Buyer agrees that, after the Closing Date, Buyer shall indemnify, defend and hold harmless each Seller, each Blocker Seller and their respective Affiliates (each a “Seller Indemnified Person”) from and against any and all Damages (i) arising out of or resulting from (A) any inaccuracy or breach of any representation or warranty made by Buyer or Ascent in this Agreement, (B) any breach by Buyer or Ascent of any covenant or obligation set forth in this Agreement or (C) fraud or (ii) to the extent provided in Section 9.8 (Tax Indemnification).

(b)                                 The amount to which a Seller Indemnified Person may become entitled under this Article IX (Indemnification; Tax Matters) shall be (x) less any actual recovery (which shall not include any Tax benefit, credit or refund received or realized by any Seller Indemnified Person or to which any Seller Indemnified Person may be entitled) received from a third party (including any insurer) and (y) plus any out-of-pocket cost associated with receiving such recovery in respect of a claim.

(c)                                  Each Seller Indemnified Person shall use its reasonable best efforts to mitigate any Damages which form the basis of an indemnification claim hereunder; provided, that, the failure of each Seller Indemnified Person to mitigate such Damages shall not relieve Buyer of its indemnification obligations under this Agreement except to the extent that Buyer is materially and adversely prejudiced as a result of such failure to mitigate.

(d)                                 Buyer shall not be obligated to indemnify the Seller Indemnified Persons with respect to (i) any representation, warranty, covenant or condition with respect to which Seller has specifically waived in writing the Seller Indemnified Persons’ rights to indemnification under this Article IX (Indemnification; Tax Matters) on or prior to the Closing, (ii) any Damages with respect to any matter if such matter was included in the calculation of the adjustment to the Estimated Purchase Price pursuant to Section 2.3 (Working Capital; Closing Date RMR) or (iii) any Damages for which a Notice of Claim was not duly delivered prior to the expiration of the survival period applicable to the breach to which the claim for Damages relates.

(e)                                  No Seller Indemnified Person shall be entitled to indemnification pursuant to this Article IX (Indemnification; Tax Matters) with respect to any claim of a breach of any representation, warranty or covenant under this Agreement of which any Seller Indemnified Person had actual knowledge prior to the date of this Agreement.  For the avoidance of doubt, with respect to any claims made by a Seller Indemnified Person, actual knowledge shall be the actual knowledge of the individuals listed in the definition of Knowledge of the Sellers and the Blocker Sellers.

SECTION 9.3                              Notice of Claim

(a)         As used in this Article IX (Indemnification; Tax Matters), the term “Claim” means a claim for indemnification by any Buyer Indemnified Person or any Seller Indemnified Person, as the case may be, for Damages under this Article IX (Indemnification; Tax Matters) (such Person making a Claim, an “Indemnitee”).  A Buyer Indemnified Person or a Seller Indemnified Person may give notice of a Claim under this Agreement (and in the case of a Seller Indemnified Person whether for its own Damages or for Damages incurred by any other Seller Indemnified Person) pursuant to a written notice of such Claim executed by Buyer or the Sellers’ Representative, as applicable (a “Notice of Claim”), and delivered to the other of them (such receiving party, the “Indemnitor”), within twenty (20) days after such Indemnitee becomes aware of the existence of any potential claim by such Indemnitee for indemnification under this Article IX (Indemnification; Tax Matters), arising out of or resulting from:

(i)                                                 any item indemnified pursuant to the terms of Sections 9.1 (Indemnification of Buyer) or 9.2 (Indemnification of the Sellers and the Blocker Sellers); or

(ii)                                              the assertion, whether orally or in writing, against any Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”) that arises out of or results from any item indemnified pursuant to the terms of Sections 9.1 (Indemnification of Buyer) or 9.2 (Indemnification of the Sellers and the Blocker Sellers);

provided, that, the failure to timely give such notice shall not limit or reduce the Indemnitee’s right to indemnification hereunder unless (and then only to the extent that) the Indemnitor’s defense of such Claim is materially and adversely prejudiced thereby.

(b)         Each Notice of Claim shall:

(i)                                     state that the Indemnitee has incurred or paid or, in good faith, believes that it is reasonably likely that it will have to incur or pay, Damages in an aggregate stated amount (where practicable) arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnitee based on alleged facts, which if true, would give rise to liability for Damages to such Indemnitee under this Article IX (Indemnification; Tax Matters), or a good faith estimate, based on the information available to the Indemnitee at such time, of Damages that the Indemnitee believes that it is reasonably likely that it will have to incur or pay); and

(ii)                                  contain a brief description, in reasonable detail (to the extent reasonably available to the Indemnitee), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnitee’s good faith belief and knowledge thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnitee).

Following delivery of the Notice of Claim (or at the same time if the Indemnitee so elects) the Indemnitee shall deliver copies of any demand or complaint, the amount of Damages, the date each such item was incurred or paid, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

SECTION 9.4                              Defense of Third-Party Claims

(a)         Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right to elect to defend and control the defense of any Third-Party Claim, and, as provided by Section 9.5 (Resolution of Notice of Claim), the costs and expenses incurred by the Indemnitor in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnitor.  At any time the Sellers’ Representative may elect to have Buyer defend, or assume control of the defense of, any Third-Party Claim against Buyer, in which case Buyer shall have available to it the Fund Indemnity to fund its reasonable and documented out-of-pocket expenses incurred in connection with the defense of such Third-Party Claim, and Buyer and the Sellers’ Representative shall from time to time execute and deliver joint written instructions to the Fund Indemnitor directing disbursements from the Fund Indemnity for such purpose.  The Indemnitee (unless itself controlling the Third-Party Claim in accordance with this Section 9.4(a) (Defense of Third-Party Claims)) may participate, through counsel of its own choice and, except as provided herein, at its own expense, in the defense of any Third-Party Claim.

(b)         Subject to Section 9.12 (Tax Audits and Contests; Cooperation), the Indemnitee shall give prompt written notice of any Third-Party Claim to the Indemnitor; provided, that the failure to timely give such notice shall not limit or reduce the Indemnitee’s right to indemnity hereunder unless (and then only to the extent that) the Indemnitor’s defense of such Third-Party Claim is materially and adversely prejudiced thereby.  The Indemnitor shall be entitled to assume the control and defense thereof utilizing legal counsel reasonably acceptable to the Indemnitee; provided, that the Indemnitor shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction against the Indemnitee, to the extent that such defense relates to the claim for such injunction, or (C) the Indemnitor has elected to have the Indemnitee defend, or assume the control and defense of, a Third-Party Claim in accordance with Section 9.4(a) (Defense of Third-Party Claims).

(c)          Any party controlling the defense of any Third-Party Claim pursuant hereto shall: (i) conduct the defense of such Third-Party Claim with reasonable diligence and keep the other parties reasonably informed of material developments in the Third-Party Claim at all stages thereof; (ii) as promptly as reasonably practicable, submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the other parties and their counsel to confer on the conduct of the defense thereof; and (iv) permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission.  Buyer and the Sellers’ Representative will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, that notwithstanding anything to the contrary in this Agreement, no party shall be required to disclose any information to the other party or its counsel, accountants or representatives, if doing so would be reasonably expected to violate any Law to which such Person is subject or could jeopardize (in the reasonable discretion of the disclosing party) any attorney-client privilege available with respect to such information.

(d)         If the Indemnitor controls the defense of and defends any Third-Party Claim under this Section 9.4 (Defense of Third-Party Claims), the Indemnitor shall have the right to effect a settlement of such Third-Party Claim on the Indemnitee’s behalf without the consent of the Indemnitee; provided, that (A) such settlement does not involve any injunctive relief binding upon the Indemnitee or any of its Affiliates, and (B) such settlement expressly and unconditionally releases the Indemnitee and the other applicable Indemnified Persons (that is, each of the Buyer Indemnified Persons, if the Indemnitee is a Buyer Indemnified Person, and each of the Seller Indemnified Persons, if the Indemnitee is a Seller Indemnified Person) from all Liabilities with respect to such Third-Party Claim, without prejudice.  If the Indemnitee controls the defense of and defends any Third-Party Claim under this Section 9.4 (Defense of Third-Party Claims), the Indemnitee shall have the right to effect a settlement of such Third-Party Claim with the consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed).  No settlement by the Indemnitee of such Third-Party Claim shall limit or reduce the right of any Indemnitee to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third-Party Claim to the extent indemnified in this Article IX (Indemnification; Tax Matters) (including the limitations set forth in herein); provided, that such settlement is effected in accordance with this Article IX (Indemnification; Tax Matters).  As used in this Article IX (Indemnification; Tax Matters), the term “settlement” refers to any consensual resolution of the claim in question, including by consent, decree or by permitting any judgment or other resolution of a claim to occur without disputing the same, and the term “settle” has a corresponding meaning.

SECTION 9.5                              Resolution of Notice of Claim

Each Notice of Claim given by an Indemnitee shall be resolved as follows:

(a)         Admitted Claims.  If, within twenty (20) Business Days after a Notice of Claim is delivered to the Indemnitor, the Indemnitor agrees in writing that liability for such Claim is indemnified under Section 9.1 (Indemnification of Buyer) or Section 9.2 (Indemnification of Sellers and the Blocker Sellers), as applicable, the full amount of the Damages specified in the Notice of Claim is agreed to, and that such Notice of Claim is timely, the Indemnitor (or the Sellers’ Representative on behalf of the Sellers if the Indemnitee is a Buyer Indemnified Person) shall be conclusively deemed to have consented to the recovery by the Indemnitee of the full amount of Damages specified in the Notice of Claim, in each case subject to the limitations set forth in this Article IX

(Indemnification; Tax Matters), including, if the Indemnitee is a Buyer Indemnified Person, payment of funds from the Fund Indemnity equal to such Damages, and Buyer (on behalf of the Buyer Indemnified Persons) shall be authorized to deliver such agreement to the Fund Indemnitor instructing the Fund Indemnitor to make a wire transfer to Buyer (on behalf of the Buyer Indemnified Persons) in the amount of such Damages; provided, that, to the extent the full amount of Damages is not known at the time such Notice of Claim is delivered (such as in the case of a Third-Party Claim which is subject to an unresolved dispute between the claimant and the Indemnitee, with respect to amounts claimed by the claimant), payment by the Indemnitor under this Section 9.5(a) (Admitted Claims) with respect to any speculative Damages shall not be due until the actual amount of such Damages is known.

(b)         Contested Claims.  If the Indemnitor does not so agree in writing to such Notice of Claim or gives the Indemnitee written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the twenty (20) Business Day period specified in Section 9.5(a) (Admitted Claims), then such Contested Claim shall be resolved by a written settlement agreement executed by Buyer and the Sellers’ Representative.

(c)          Payment to Buyer.  If a Buyer Indemnified Person is entitled to the recovery of Damages pursuant to any Claim that is agreed to pursuant to Section 9.5(a) (Admitted Claims), Buyer (on behalf of the Buyer Indemnified Persons) shall be entitled under the terms of Section 9.9 (Fund Indemnity) to receive from the Fund Indemnity the amount of Damages arising out of or resulting from such Claim as so determined pursuant to this Article IX (Indemnification; Tax Matters) (or, if less, the entire Fund Indemnity) in accordance with Section 9.9 (Fund Indemnity) of this Agreement.  To the extent that amounts payable by the Fund Indemnitor are not available (whether by reason of breach, depletion of funds or otherwise), Buyer (on behalf of the Buyer Indemnified Persons) shall be entitled to seek such shortfall from the Sellers and the Blocker Sellers pursuant to Section 9.1(a)(iii) (Indemnification of Buyer), in each case subject to all applicable limitations to such recovery set forth in this Article IX (Indemnification; Tax Matters).

SECTION 9.6                              Survival of Covenants, Representations and Warranties

(a)         All representations and warranties of the Sellers contained in this Agreement, as qualified by the Schedules hereto, shall remain operative and in full force and effect until the eighteen (18) month anniversary of the Closing Date, except that (i) the Fundamental Reps (other than Section 3.14 (Taxes)) shall survive until the expiration of the applicable statute of limitations period, (ii) the representations and warranties set forth in Section 3.6 (Absence of Litigation) shall survive until the thirty-six (36) month anniversary of the Closing Date and (iii) the representations and warranties set forth in Section 3.14 (Taxes) and the indemnity set forth in Section 9.8(a) (Tax Indemnification) shall survive until the six (6) year anniversary of the Closing Date.  All representations and warranties of Buyer contained in this Agreement, as qualified by the Schedules hereto, shall remain operative and in full force and effect until the eighteen (18) month anniversary of the Closing Date, except that the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority), 4.5 (Brokers), 4.8 (Ascent Capital Stock) and 4.9 (Share Authorization; Ownership) shall survive until the expiration of the applicable statute of limitations period.  All covenants of the parties to be performed prior to the Closing shall survive until the eighteen (18) month anniversary of the Closing Date, Section 9.8 (Tax Indemnification) and Section 9.14 (Blocker Attributes) shall survive until the six (6) year anniversary of the Closing Date, and all other covenants requiring performance after the Closing shall survive for the period specified therein and, if not specified, until the expiration of the applicable statute of limitations period.  Notwithstanding anything to the contrary contained herein, if any unresolved Claims under Article IX (Indemnification; Tax Matters) exist, with respect to any such representations, warranties or covenants, such specific representations, warranties or covenants underlying such Claims shall survive until the day on which such Claims are finally and fully resolved.

(b)         Except as expressly set forth in Article IV (Representations and Warranties of Buyer) hereto, neither Buyer nor any other Person makes any representation or warranty, expressed or implied, at law or in equity in respect of Buyer, or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

(c)          Notwithstanding anything to the contrary herein, except in connection with a dispute under Section 2.3 (Working Capital; Closing Date RMR) (which shall be governed exclusively by Section 2.3 (Working Capital; Closing Date RMR)), fraud, the enforcement of any covenant requiring performance following the Closing or claims for equitable relief, the indemnification provisions of Article IX (Indemnification; Tax Matters) shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the Transactions contemplated hereby.

SECTION 9.7                              Appointment of Sellers’ Representative

Each Seller and each Blocker Seller agrees as follows:

(a)         The Sellers’ Representative is designated as the attorney-in-fact and agent for and on behalf of each Seller and each Blocker Seller and their respective heirs, successors and assigns with respect to (i) the post-Closing adjustments contemplated by Sections 2.3 (Working Capital; Closing Date RMR) and 2.4 (Payment; Escrow; Payment Procedures), (ii) claims for indemnification under this Article IX (Indemnification; Tax Matters), (iii) determining whether the conditions to Closing in Article VI (Conditions Precedent to Obligations of Buyer) have been satisfied and supervising the Closing, including waiving any conditions, as determined by the Sellers’ Representative in its sole discretion, (iv) the registration rights pursuant to Section 5.22 (Registration Rights), and (v) the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by or on behalf of any Seller and any Blocker Seller under this Agreement and the Escrow Agreement, including the exercise of the power to: (A) authorize the release or delivery to Buyer of all or any portion of (x) the Escrow Funds in satisfaction of the obligations (if any) with respect to the post-Closing adjustments contemplated by Sections 2.3 (Working Capital; Closing Date RMR) and 2.4 (Payment;

Escrow; Payment Procedures) and (y) the Fund Indemnity in satisfaction of the obligations (if any) with respect to indemnification claims by Buyer pursuant to this Article IX (Indemnification; Tax Matters); (B) agree to, negotiate, enter into settlements and compromises of, and comply with Orders of courts with respect to, such indemnification claims; (C) litigate, resolve, settle or compromise any claim for indemnification made pursuant to this Article IX (Indemnification; Tax Matters); (D) take any action that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article VIII (Termination); (E) accept notices on behalf of the Sellers and the Blocker Sellers in accordance with Section 10.1 (Notices); and (F) take all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.  The Sellers’ Representative shall have no authority or power to act on behalf of the Sellers and the Blocker Sellers except as expressly provided in this Agreement.  The Sellers and the Blocker Sellers shall be bound by all actions taken and documents executed by the Sellers’ Representative hereunder, including in connection with Sections 2.3 (Working Capital; Closing Date RMR) and 2.4 (Payment; Escrow; Payment Procedures) and this Article IX (Indemnification; Tax Matters), and Buyer shall be entitled to rely on any action or decision of the Sellers’ Representative.  In performing the functions specified in this Agreement, the Sellers’ Representative may act upon any instrument or other writing believed by the Sellers’ Representative in good faith to be genuine and to be signed or presented by the proper Person.  Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement, and to consent to any amendment hereof or thereof (solely to the extent such amendment (I) does not treat any Seller or Blocker Seller different than any other Seller or Blocker Seller, (II) is consistent with this Agreement, (III) does not increase (1) the pro rata indemnification obligations of any Seller or Blocker Seller, (2) the Cap, and (3) the limitations that PCP’s or BNY’s indemnification obligations hereunder shall not exceed the portion of the Purchase Price received by such Seller hereunder, and (IV) does not provide for any amendments or other modifications to the representations, warranties or covenants of the Sellers or Blocker Sellers in a manner that adversely affects any Seller or Blocker Seller), on behalf of all the Sellers and their respective heirs, successors and assigns.  Upon the request of any Seller or any Blocker Seller, the Sellers’ Representative shall keep such Seller or such Blocker Seller reasonably informed as to the status of any actions being taken by the Sellers’ Representative under this Agreement or the Escrow Agreement.

(b)         Each Seller and each Blocker Seller hereby appoints and constitutes the Sellers’ Representative the true and lawful attorney-in-fact of such Seller and such Blocker Seller, with full power in their name and on their behalf to act according to the terms of this Agreement and the Escrow Agreement and in general to do all things and to perform all acts including executing and delivering the Escrow Agreement any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement; provided, that, the foregoing shall not entitle the Sellers’ Representative to execute any non-solicitation, non-competition or similar restrictive covenant on behalf of any Seller or any Blocker Seller without the consent of such Seller or such Blocker Seller. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller or any Blocker Seller, by operation of law, whether by such person’s death, disability, protective supervision or any other event.  Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Seller and each Blocker Seller shall be deemed to have waived and renounced its, his or her right to renounce this power of attorney unilaterally any time before the expiration of the longest survival period provided by Section 9.6 (Survival of Covenants, Representations and Warranties) (as the same may be extended until any applicable Claim has been fully and finally resolved).  Subject to Section 9.7(d), Each Seller and each Blocker Seller shall be deemed to have waived any and all defenses that may be available to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement or the Escrow Agreement.  Notwithstanding the power of attorney granted in this Section 9.7 (Appointment of Sellers’ Representative), no agreement, instrument, acknowledgement or other act or document shall be ineffective as to any Seller or any Blocker Seller solely by reason of such Seller or such Blocker Seller (instead of the Sellers’ Representative) having signed or given the same directly.

(c)          At the Closing, Ascent will issue and deliver the Ascent Shares to the Sellers’ Representative (for the benefit of the Sellers and the Blocker Sellers).  The Sellers’ Representative shall hold the Ascent Shares for the benefit of the Sellers and the Blocker Sellers.  For the avoidance of doubt, the Sellers’ Representative shall hold such Ascent Shares merely for convenience and ease of administration, but the Sellers and the Blocker Sellers (pro rata based on the percentage of the Purchase Price paid to the Sellers and the Blocker Sellers at the Closing) shall be the owners of such Ascent Shares.  Subject to the lock-up provisions set forth in Section 5.23 (Lock-Up), the Sellers’ Representative shall have the right, at any time and from time to time, to sell such number of Ascent Shares as it shall determine and the proceeds from each such sale shall be distributed to the Sellers and the Blocker Sellers on a pro rata basis (based on the percentage of the Purchase Price paid to the Sellers and the Blocker Sellers at the Closing).  Each Seller and Blocker Seller further acknowledges and agrees that the Sellers’ Representative shall use its reasonable judgment with respect to the timing and manner of disposition of the Ascent Shares and the Sellers’ Representative does not guarantee any outcome with respect thereto.

(d)         Except for fraud on its part, willful misconduct on its part or a breach of this Agreement or the Seller-Blocker Agreement by the Sellers’ Representative, the Sellers’ Representative shall have no Liability to any other Seller or any Blocker Seller under this Agreement, the Seller-Blocker Seller Agreement or any other documents related to the Transactions for any action or omission by the Sellers’ Representative on behalf of the other Sellers and/or the Blocker Sellers.

SECTION 9.8                              Tax Indemnification

(a)         Seller and Blocker Seller Tax Indemnification.  Each Oak Hill Entity and each Blocker Seller, jointly and severally, and each of the Natural Person Sellers, the Perry Companies, PCP and BNY, severally and not jointly, shall indemnify the Sold Entities, Buyer and their respective Affiliates, and hold them harmless from and against, without duplication, (i) any and all Taxes (or the non-payment thereof) of the Sold Entities for any Pre-Closing Tax Period (consistent with the principles of Section 9.10 (Straddle Period)) in excess of the amount of Taxes which are included as current liabilities in Closing Working Capital, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Sold Entities (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) any and all Taxes of any Person (other than the Sold Entities) imposed on the Sold Entities as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any and all Transfer Taxes required to be borne by the Sellers and the Blocker Sellers pursuant to Section 9.13 (Certain Taxes and Fees); provided, however, that the Sellers and Blocker Sellers shall not be responsible for, and shall have no obligation to indemnify or hold harmless the Sold Entities, Buyer and their respective Affiliates for, any Taxes arising out of a breach by Buyer of any of its covenants or obligations in this Agreement or any Tax loss attributable to any action taken on the Closing Date after the Closing by any Sold Entity, the Buyer or any of their Affiliates (other than any such action expressly required by applicable law or by this agreement).

(b)         Buyer Tax Indemnification.  The Buyer shall indemnify the Sellers, Blocker Sellers and their Affiliates against, and hold them harmless from and against, without duplication, (i) any and all Taxes (or the non-payment thereof) of the Sold Entities for any Post-Closing Tax Period (consistent with the principles of Section 9.10 (Straddle Period)), and (ii) any and all Transfer Taxes required to be borne by the Buyer pursuant to Section 9.13 (Certain Taxes and Fees); provided, however, that Buyer shall not be responsible for, and shall have no obligation to indemnify or hold harmless Sellers, Blocker Sellers and their Affiliates for, any Taxes arising out of a breach by any Seller or Blocker Seller of (x) any of its representations and warranties set forth in Section 3.14 (Taxes), or (y) any of its covenants or obligations in this Agreement.

SECTION 9.9                              Fund Indemnity

(a)         The Fund Indemnitor (as primary obligor and not as surety only) irrevocably, absolutely and unconditionally promises to pay to Buyer, on the terms and subject to the conditions of this Section 9.9 (this “Fund Indemnity”) all Damages which shall be due and owing by the Sellers and the Blocker Sellers to Buyer (on behalf of the Buyer Indemnified Persons) in respect of the Sellers’ and the Blocker Sellers’ obligations under this Article IX (Indemnification; Tax Matters) or in respect of fraud (collectively the “Fund Indemnity Obligations”) strictly in accordance with the terms hereof but in no event to exceed an aggregate amount of $25,000,000 (the “Cap”).

(b)         The Fund Indemnitor hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against any Buyer Indemnified Person except for any defense available to any Seller or Blocker Seller that is provided for in this Agreement.  The Fund Indemnitor agrees to pay the reasonable costs and expenses incurred by the Buyer (on behalf of the Buyer Indemnified Persons) in connection with the successful enforcement of this Fund Indemnity from and after the final determination that Damages are due and owed by the Sellers and the Blocker Sellers to the Buyer Indemnified Persons in respect of the Sellers’ and the Blocker Sellers’ obligations under this Article IX (Indemnification; Tax Matters) or as a result of fraud.  The Fund Indemnitor agrees to pay the reasonable costs and expenses of the Buyer Indemnified Persons in connection with the successful enforcement by Buyer (on behalf of the Buyer Indemnified Persons) of their rights under this Section 9.9 (Fund Indemnity).

(c)          The obligations of the Fund Indemnitor hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement; (ii) any furnishing or acceptance of security or any exchange or release of any security; (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to any Seller or Blocker Seller or any change in the structure of any Seller or Blocker Seller; or (iv) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to any Seller or Blocker Seller.

(d)         This Fund Indemnity shall be binding upon the Fund Indemnitor, its successors and assigns and inure to the benefit of, and be enforceable by, Buyer and its successors and permitted assigns.

(e)          The Fund Indemnitor represents and warrants to each Buyer Indemnified Person as follows:  the Transactions contemplated hereby, including the Fund Indemnity, do not conflict in any respect with any of the provisions of such organizational documents; and the provisions of this Section 9.9 (Fund Indemnity) constitute a binding obligation of the Fund Indemnitor, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

(f)           Each Buyer Indemnified Person agrees that that the Fund Indemnitor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Agreement other than as expressly set forth in this Section 9.9 (Fund Indemnity).  Except as contemplated by Section 9.1(c) (Indemnification of Buyer), with respect to any costs and expenses incurred by the Buyer (on behalf of any Buyer Indemnified Person) in connection with the successful enforcement of the Fund Indemnity, the Fund Indemnity Obligations shall in no event exceed the Cap.

(g)          Each Buyer Indemnified Person acknowledges that in the event it has any unsatisfied Fund Indemnity Obligations, payment of such Fund Indemnity Obligations by the Fund Indemnitor (or by any other Person on behalf of the Fund Indemnitor) shall constitute satisfaction in full of the Fund Indemnitor’s obligations with respect thereto and the Sellers and Blocker Sellers shall be relieved of all liability under the Agreement in connection therewith.

(h)         OHCP III agrees to comply with its obligations set forth on Schedule 9.9(h).

SECTION 9.10                       Straddle Period

For purposes of this Agreement, in the case of any Taxes attributable to a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), such Taxes shall be allocated between the portion of the Straddle Period that is a Pre-Closing Tax Period and the portion of the Straddle Period that is a Post-Closing Tax Period as follows:  (i) in the case of Taxes that are either (x) based on or measured by income, receipts, or payroll of the Sold Entities or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Sold Entity holds a beneficial interest shall be deemed to terminate at such time), and (ii) in the case of other Taxes that are imposed on a periodic basis with respect to the business or assets of the Sold Entities, based upon the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period or the Post-Closing Tax Period (as applicable) and the denominator of which is the number of days in such Straddle Period.

SECTION 9.11                       Responsibility for Filing Tax Returns and Payment of Taxes

(a)         Seller Tax Returns.

(i)                                     The Sellers and the Blocker Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Sold Entities with respect to any taxable period ending on or before the Closing Date and shall remit to the applicable Sold Entity or Governmental Entity any Taxes due in respect of such Tax Returns.  All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and the provisions of this Agreement.  For purposes of this Agreement, with respect to any Sold Entity, the U.S. federal and state income tax deductions resulting from any payments in respect of Options, any severance payments to non-continuing employees, any other compensatory payments, any financing costs and other transaction expenses arising as a result of the Transactions (including write-off of unamortized financing costs and other similar items) shall be treated as accruing in the Pre-Closing Tax Period of such Sold Entity.

(ii)                                  Unless the applicable Partnership Sold Entity has in effect a valid election under Code Section 754 and the Treasury Regulations promulgated thereunder (a “Section 754 Election”), the Sellers and Blocker Sellers shall cause each Partnership Sold Entity to make a Section 754 Election in accordance with Treasury Regulations Section 1.754-1(b) for the taxable year of such Partnership Sold Entity during which the Transactions occur pursuant to this Agreement.  Sellers shall not cause any Partnership Sold Entity to revoke any Section 754 Election.  If any Section 754 Election will be made for the taxable year of such Partnership Sold Entity in which the Transactions occur, then, prior to the filing of such Partnership Sold Entity’s IRS Form 1065 for the taxable year during which the Transactions occur, Sellers’ Representative shall provide to Buyer a draft of such IRS Form 1065 (and any accompanying statements necessary to make the Section 754 Election) for Buyer’s review and approval (such review and approval limited to matters regarding the Section 754 Election), and upon such approval Sellers’

Representative shall timely file, or cause to be filed, an IRS Form 1065 (together with any such accompanying statements) consistent with such approved draft.

(b)         Buyer Tax Returns.  Buyer shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns for the Sold Entities with respect to any taxable period ending after the Closing Date and shall remit (or cause the Sold Entities to remit) any Taxes due in respect of such Tax Returns.  With respect to Tax Returns that are required to be filed by or with respect to any Sold Entity for a Straddle Period (“Straddle Returns”), such Straddle Returns shall be prepared by Buyer in a manner consistent with past practice (unless otherwise required by applicable Law), and the Sellers or the Blocker Sellers, as applicable, shall be responsible for Taxes with respect to any Pre-Closing Tax Period due in respect of such Straddle Returns.  The Buyer shall notify the Sellers’ Representative of any amounts due from the applicable Seller or Blocker Sellers, in respect of any Straddle Return no later than ten (10) Business Days prior to the date on which such Straddle Return is due, and the Sellers’ Representative or the applicable Seller or Blocker Seller shall remit such payment to the Buyer no later than five (5) Business Days prior to the date such Straddle Return is due.  The Buyer shall deliver any Straddle Return to the Sellers’ Representative for its review at least thirty (30) days prior to the date on which such Tax Return is required to be filed.  If the Sellers’ Representative disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Sellers’ Representative and the Buyer.  The fees and expenses of such accounting firm shall be borne equally by the Sellers’ Representative and the Buyer.

(c)          Amended Returns.  Neither the Buyer nor any of its Affiliates shall (or shall cause or permit any Sold Entity to) amend, refile or otherwise modify any Tax Return relating in whole or in part to a Sold Entity with respect to any Pre-Closing Tax Period (or with respect to any Straddle Period) without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, if such amendment, refiling or modification is required by applicable Law or is not likely to increase the Tax liability of any Seller or Blocker Seller or any of their Affiliates for any Pre-Closing Tax Period or to give rise to a payment under this Agreement by any Seller or Blocker Seller or any of their Affiliates.  Notwithstanding the foregoing, in the event any audit or other proceeding is pending relating to Taxes for which the Sellers or the Blocker Sellers or Buyer might have an indemnification obligation pursuant to this Article IX (Indemnification; Tax Matters), and any Tax Return of the Sold Entities must be amended as a result of and based upon the resolution of such audit or proceeding, the Buyer agrees to amend (or cause the Sold Entities to amend) such Tax Return solely to reflect the resolution of such audit or proceeding and the Sellers’ Representative shall not withhold its consent to such amendment.  The Sellers and Blocker Sellers shall not (and shall not cause or permit any Sold Entity to) amend, refile or otherwise modify any Tax Return relating in whole or in part to a Sold Entity with respect to any Pre-Closing Tax Period without the written consent of Buyer if such amendment, refiling or modification is reasonably likely to increase the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period, except that, if such amendment, refiling, or modification of a Tax Return occurs in connection with the Target Tax Audit or otherwise required by applicable Law, such written consent of Buyer is only necessary to the extent that such amendment, refiling or modification is reasonably likely to increase the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period, and such consent in such circumstances shall not be unreasonably withheld or delayed; provided, that such Buyer’s prior written consent is not required if such amendment, refiling, or modification of a Tax Return affects only the amount of the Aggregate Blocker Attributes or changes the relative amounts of the Blocker Closing Date NOLs or the Blocker Closing Date Aggregate Basis (including, for the avoidance of doubt, by requiring capitalization of amounts deducted by Target on a Tax Return for any Pre-Closing Tax Period).

(d)         Refunds.  Except to the extent reflected as an asset in the calculation of Closing Working Capital, the Sellers or the Blocker Sellers, as applicable, will be entitled to any credits or refunds of Taxes (including amounts credited against Taxes otherwise payable) of any Sold Entity in respect of any Pre-Closing Tax Period; provided, however, that Sellers and Blocker Sellers shall not be entitled to any refund or credit of Taxes to the extent such Taxes were not (i) paid by any Sold Entity prior to the Closing or by the Sellers or Blocker Sellers (including through the Fund Indemnity) or (ii) included as a current liability in Closing Working Capital.  With respect to any credits or refunds of Taxes of any Sold Entity in respect of any Post-Closing Tax Period, Buyer or such Sold Entity, as applicable, will be entitled to such credits or refunds of Taxes (including amounts credited against Taxes otherwise payable).  The Buyer shall cause the amount of any refund or credit to which the Sellers and the Blocker Sellers are entitled to receive pursuant this Section 9.11(d) (Refunds) to be paid to the Sellers’ Representative on behalf of the Sellers and Blocker Sellers promptly after such refund or credit is received, allowed or applied against any Tax liability by the Buyer or any Sold Entity following the Closing.  If any Seller or Blocker Seller receives any refund or credit of Tax of any Sold Entity (other than any refund or credit of Tax which the Sellers and Blocker Sellers are entitled to receive pursuant to this Section 9.11(d) (Refunds)), the Sellers’ Representative will cause the amount of such refund or credit to be paid to Buyer promptly after such refund or credit is received, allowed or applied against any Tax liability.  Buyer shall not claim (or cause any Sold Entity to claim) any credit or refund of Tax by carrying back any loss, credit or other Tax benefit from any Post-Closing Tax Period to any Pre-Closing Tax Period.

SECTION 9.12           Tax Audits and Contests; Cooperation

(a)         Notice.  After the Closing, each party to this Agreement shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which such other party is liable pursuant to this Article IX (Indemnification; Tax Matters); provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article IX (Indemnification; Tax Matters), except to the extent that such party is actually prejudiced thereby.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of any such asserted Tax liability.

(b)         Contest.  (i) Subject to (iii) below, in the case of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to any Sold Entity (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) after the Closing Date that relates solely to Taxes for which Buyer is indemnified under this Article IX (Indemnification; Tax Matters), the Sellers’ Representative shall control the conduct of such Contest, but Buyer shall have the right to participate in such Contest at its own expense, and the Sellers’ Representative shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to increase the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period, without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, if such settlement, compromise or concession affects only the amount of the Aggregate Blocker Attributes or changes the relative amounts of the Blocker Closing Date NOLs or the Blocker Closing Date Aggregate Basis (including, for the avoidance of doubt, by requiring capitalization of amounts deducted by Target on a Tax Return for any Pre-Closing Tax Period), such Buyer’s written consent shall not be required.

(ii)                                  Subject to (iii) below, in the case of a Contest after the Closing Date that relates both to Taxes for which Buyer is indemnified under this Article IX (Indemnification; Tax Matters) and Taxes for which Buyer is not indemnified under this Article IX (Indemnification; Tax Matters), Buyer and the Sellers’ Representative shall jointly control the conduct of such Contest, and neither Buyer nor the Sellers’ Representative shall settle, compromise and/or concede such Contest without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

(iii)                               In the case of the Target Tax Audit, the Sellers’ Representative shall control the conduct of such Contest, but Buyer shall have the right to participate from and after the Closing Date in such Contest at its own expense, and after the date hereof Sellers’ Representative shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to increase the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period, without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, if such settlement, compromise or concession affects only the amount of the Aggregate Blocker Attributes or changes the relative amounts of the Blocker Closing Date NOLs or the Blocker Closing Date Aggregate Basis (including, for the avoidance of doubt, by requiring capitalization of amounts deducted by Target on a Tax Return for any Pre-Closing Tax Period), such Buyer’s written consent shall not be required.

(c)          Cooperation.  Buyer, the Sellers and the Blocker Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.12 (Tax Audits and Contests; Cooperation) and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to the filing of any Tax Returns or the preparation, prosecution, defense or conduct of any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Sellers, the Blocker Sellers and the Buyer agree to cause the Sold Entities (A) to retain all books and records with respect to Tax matters pertinent to the Sold Entities relating to any taxable period beginning before the Closing Date until the later of (i) the expiration of the statute of limitations (and, to the extent notified by Buyer, the Sellers or the Blocker Sellers, any extensions thereof) of the respective taxable periods and (ii) the tenth (10th) anniversary of the Closing, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Sold Entities, the Sellers or the Blocker Sellers, as the case may be, shall allow the other party to take possession of such books and records.  Buyer, the Sellers and the Blocker Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions contemplated hereby).

SECTION 9.13           Certain Taxes and Fees

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (the “Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by the Sellers and the Blocker Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand, when due, and the Sellers and the Blocker Sellers will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation.  The expense of such filings shall be paid fifty percent (50%) by the Sellers and the Blocker Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand.

SECTION 9.14           Blocker Attributes

(a)         Promptly following the later of (i) the date that the Target Tax Audit is concluded and (ii) the date that each Blocker’s U.S. federal income Tax Return has been filed for the 2013 Short Year, the Sellers’ Representative shall compute both (x) the Blocker Closing Date NOLs, and (y) the Blocker Closing Date Aggregate Basis, applying any adjustments described below.  For purposes of the foregoing computation, the Sellers’ Representative shall (i) take into account any audit adjustments resulting from the Target Tax Audit in determining items of income, gain, deduction, loss and credit of Target that are allocable to each Blocker for the 2011 and 2012 taxable years, and (ii) make corresponding adjustments to any items of income, gain, deduction, loss and credit of Target that are allocable to each Blocker for the 2013 Short Year based upon the manner in which such Tax items were required to be adjusted or determined pursuant to the Target Tax Audit (for example, if as a result of the Target Tax Audit, the IRS requires

Target and its Subsidiaries to amortize rather than expense costs related to certain of their contracts for the 2011 or 2012 taxable year, then Target’s items of income, gain, deduction, loss and credit allocable to each Blocker for the 2013 Short Year shall be adjusted to equal the amount that would have been allocable to each Blocker for such year if Target and its Subsidiaries had amortized costs related to those contracts and any similar contracts for the 2013 Short Year) (collectively, the adjustments in clauses (i) and (ii), the “Blocker Adjustments”).  The Sellers’ Representative shall deliver a notice to Buyer (an “Attribute Notice”) of its computation of the Blocker Closing Date NOLs and Blocker Closing Date Aggregate Basis (together with a reasonably detailed schedule setting forth the Sellers’ Representative’s calculation thereof), as determined by the Sellers’ Representative in good faith pursuant to this Section 9.14 (Blocker Attributes).  The Blocker Closing Date NOLs and the Blocker Closing Date Aggregate Basis, as described in the Attribute Notice delivered by the Sellers’ Representative will become final, binding and conclusive upon Buyer and the Blocker Sellers (A) on the sixtieth (60th) day following the Buyer’s receipt thereof, unless the Sellers’ Representative receives from Buyer on or prior to such sixtieth (60th) day written notice of the Buyer’s disagreement (an “Attribute Dispute Notice”) with any account or determination set forth in the Attribute Notice or (B) on such earlier date as Buyer notifies the Sellers’ Representative that it does not dispute the Attribute Notice.  If Buyer timely delivers the Attribute Dispute Notice, the Sellers’ Representative and Buyer shall resolve any disagreement set forth therein in accordance with the principles set forth on Schedule 3.14(h), utilizing the procedures set forth in Section 2.3(c) (Working Capital; Closing Date RMR).  Within five (5) Business Days following the final determination of the Blocker Closing Date NOLs and the Blocker Closing Date Aggregate Basis, if the Aggregate Blocker Attributes is less than $68,000,000, the Blocker Sellers shall pay to Buyer an aggregate amount of cash equal to 23% multiplied by the amount by which $68,000,000 exceeds the Aggregate Blocker Attributes.

(b)         If as the result of a Final Determination with respect to any Sold Entity for any Pre-Closing Tax Period, either the Blocker Closing Date NOLS or the Blocker Closing Date Aggregate Basis are adjusted, then the Sellers’ Representative shall recompute the Aggregate Blocker Attributes promptly following such Final Determination taking into account any adjustments required to be made as a result of such Final Determination (the “Redetermined Aggregate Blocker Attributes”).  For the avoidance of doubt, in the event that any Blocker Adjustments previously made are inconsistent with any adjustments required to be made by a Final Determination, the adjustments required by the Final Determination shall be applied in lieu of such inconsistent Blocker Adjustments in computing the Redetermined Aggregate Blocker Attributes.  If there is more than one Final Determination that affects either the Blocker Closing Date NOLs or the Blocker Closing Date Aggregate Basis, then the Sellers’ Representative shall compute the Redetermined Aggregate Blocker Attributes promptly following each such Final Determination.  Pursuant to such Final Determination, the Sellers’ Representative shall deliver a notice to the Buyer (the “Redetermination Notice”) of its computation of the Redetermined Aggregate Blocker Attributes (together with a reasonably detailed schedule setting forth the Sellers’ Representative’s calculation thereof), as determined by the Sellers’ Representative in good faith pursuant to this Section 9.14 (Blocker Attributes).  The Blocker Closing Date NOLs

and the Blocker Closing Date Aggregate Basis, as described in the Redetermination Notice delivered by the Sellers’ Representative, will become final, binding and conclusive upon Buyer and the Blocker Sellers (A) on the sixtieth (60th) day following the Buyer’s receipt thereof, unless the Sellers’ Representative receives from Buyer on or prior to such sixtieth (60th) day an Attribution Dispute Notice with any account or determination set forth in the Redetermination Notice or (B) on such earlier date as Buyer notifies the Sellers’ Representative that it does not dispute the Redetermination Notice.  If Buyer timely delivers the Attribute Dispute Notice, the Sellers’ Representative and Buyer shall resolve any disagreement set forth therein in accordance with the procedure set forth in Section 9.14(a) (Blocker Attributes).

If Redetermined Aggregate Blocker Attributes were not previously determined pursuant to this Section 9.14 (Blocker Attributes) as a result of a prior Final Determination, then within five (5) Business Days following the final determination of the Redetermined Aggregate Blocker Attributes, payments shall be made between the parties as follows:

(i)                                     if the Aggregate Blocker Attributes were not less than $68,000,000 and the Redetermined Aggregate Blocker Attributes are less than $68,000,000, then the Blocker Sellers shall pay to Buyer an aggregate amount of cash equal to 23% multiplied by the amount by which $68,000,000 exceeds the Redetermined Aggregate Blocker Attributes;

(ii)                                  if the Aggregate Blocker Attributes were less than $68,000,000 and the Redetermined Aggregate Blocker Attributes are less than the Aggregate Blocker Attributes, then the Blocker Sellers shall pay to Buyer an aggregate amount of cash equal to 23% multiplied by the amount by which the Aggregate Blocker Attributes exceed the Redetermined Aggregate Blocker Attributes; and

(iii)                               if the Aggregate Blocker Attributes were less than $68,000,000 and if the Redetermined Aggregate Blocker Attributes are more than the Aggregate Blocker Attributes, then the Buyer shall pay to the Blocker Sellers an aggregate amount of cash equal to 23% multiplied by the amount by which the Redetermined Aggregate Blocker Attributes exceed the Aggregate Blocker Attributes; provided, however, that the Buyer shall not be required to pay any amount to a Blocker Seller which is greater than the total amount previously received by Buyer from such Blocker Seller pursuant to this Section 9.14 (Blocker Attributes), reduced by any payments previously made by Buyer to such Blocker Seller pursuant to this Section 9.14 (Blocker Attributes).

If Redetermined Aggregate Blocker Attributes were previously determined pursuant to this Section 9.14 (Blocker Attributes) as a result of a prior Final Determination (the immediately preceding computation of Redetermined Aggregate Blocker Attributes, the “Preceding Redetermined Aggregate Blocker Attributes”), then within five (5) Business Days following the final determination of the Redetermined Aggregate Blocker Attributes, payments shall be made between the parties as follows:

(i)                                     if the Preceding Redetermined Aggregate Blocker Attributes were not less than $68,000,000 and the Redetermined Aggregate Blocker Attributes are less than $68,000,000, then the Blocker Sellers shall pay to Buyer an aggregate amount of cash equal to 23% multiplied by the amount by which $68,000,000 exceeds the Redetermined Aggregate Blocker Attributes;

(ii)                                  if the Preceding Redetermined Aggregate Blocker Attributes were less than $68,000,000 and the Redetermined Aggregate Blocker Attributes are less than the Preceding Redetermined Aggregate Blocker Attributes, then the Blocker Sellers shall pay to Buyer an aggregate amount of cash equal to 23% multiplied by the amount by which the Preceding Redetermined Aggregate Blocker Attributes exceed the Redetermined Aggregate Blocker Attributes; and if the Preceding Redetermined Aggregate Blocker Attributes were less than $68,000,000 and if the Redetermined Aggregate Blocker Attributes are more than the Preceding Redetermined Aggregate Blocker Attributes, then the Buyer shall pay to the Blocker Sellers an aggregate amount of cash equal to 23% multiplied by the amount by which the Redetermined Aggregate Blocker Attributes exceed the Preceding Redetermined Aggregate Blocker Attributes; provided, however, that the Buyer shall not be required to pay any amount to a Blocker Seller which is greater than the total amount previously received by Buyer from such Blocker Seller pursuant to this Section 9.14 (Blocker Attributes), reduced by any payments previously made by Buyer to such Blocker Seller pursuant to this Section 9.14 (Blocker Attributes).

(c)          All payments required to be made by the Blocker Sellers to the Buyer pursuant to this Section 9.14 (Blocker Attributes) shall be paid to Buyer in immediately available funds by wire transfer to an account designated in writing by Buyer.  All payments required to be made by the Buyer to the Blocker Sellers pursuant to this Section 9.14 (Blocker Attributes) shall be paid to the Sellers’ Representative (on behalf of such Blocker Sellers) in immediately available funds by wire transfer to an account designated in writing by the Sellers’ Representative.

SECTION 9.15           Tax Treatment of Payments

To the extent permitted by relevant Law, Buyer, the Sellers and the Blocker Sellers shall treat all payments made pursuant to this Article IX (Indemnification; Tax Matters) and any adjustments made pursuant to Section 2.3 (Working Capital; Closing Date RMR) as adjustments to the Purchase Price for all relevant Tax purposes.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1           Notices

All notices, consents, approvals, demands, requests and other communications given or made pursuant hereto shall be in writing delivered either in person, by Federal Express or other reliable overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed given (i) upon receipt, if delivered personally or by Federal

Express (or other reliable overnight courier), with overnight delivery and with acknowledgement of receipt requested, (ii) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) to the address specified below for the recipient party, or (iii) on the Business Day the transmission is made, when transmitted by facsimile or electronic mail (provided, that the same is sent by Federal Express or other reliable overnight courier service for delivery on the next succeeding Business Day, with acknowledgement of receipt requested) (or, in each case, at or to such other address or telecopier number for the recipient party as shall be specified by notice from such party given pursuant to this Section 10.1 (Notices)):

(a)         If to any Seller, or to the Sellers’ Representative, to such party at its address on Exhibit G hereto, with, in each case, a copy to the Sellers’ Representative at the following address:

Oak Hill Capital Partners III, L.P.

201 Main Street, Suite 1018

Fort Worth, Texas 76102

Fax No.:

Attention:                       Kevin G. Levy

                                                                              John R. Monsky

E-mail:

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Fax No.:

Attention:                       Angelo Bonvino

E-mail:

(b)         If to the Blocker Sellers:

Oak Hill Capital Partners III (AIV I), L.P.

Oak Hill Capital Partners III (AIV II), L.P.

c/o Oak Hill Capital Partners III, L.P.

201 Main Street, Suite 1018

Fort Worth, Texas 76102

Fax No.:

Attention:                       Kevin G. Levy

John R. Monsky

E-mail:

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Fax No.:

Attention:                       Angelo Bonvino

E-mail:

(c)          If to the Fund Indemnitor:

Oak Hill Capital Partners III, L.P.

201 Main Street, Suite 1018

Fort Worth, Texas 76102

Fax No.:

Attention:                       Kevin G. Levy

John R. Monsky

E-mail:

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Fax No.:

Attention:                       Angelo Bonvino

E-mail:

(d)         If to Buyer:

Monitronics International, Inc.

P.O. Box 814530

Dallas, TX 75381-4530

Fax No.:

Attention:                       Michael Meyers,

Vice President and Chief Financial Officer

E-Mail:

With a copy (which shall not constitute notice) to:

Ascent Capital Group, Inc.

5251 DTC Parkway, Suite 1000

Greenwood Village, CO 80111

Fax No.:

Attention:                       William E. Niles

Executive Vice President, General Counsel, and Secretary

E-Mail:

With a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10012-4498

Fax No.:

Attention:                       Renee L. Wilm

E-Mail:

(e)          If to Ascent:

Ascent Capital Group, Inc.

5251 DTC Parkway, Suite 1000

Greenwood Village, CO 80111

Fax No.:

Attention:                       William E. Niles

Executive Vice President, General Counsel, and Secretary

E-Mail:

With a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10012-4498

Fax No.:

Attention:                       Renee L. Wilm

E-Mail:

SECTION 10.2           Headings; Interpretation

(a)         The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)          As all parties to this Agreement have participated in the drafting of this Agreement, no ambiguity shall be construed against any party as the drafter.

(d)         The use of the words “include”, “includes” and “including” herein shall be deemed to be followed by the words “without limitation” or “but not limited to” unless otherwise specified.

(e)          The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(g)          If any deliverable hereunder is due on a day which is not a Business Day, such deliverable shall be due on the immediately succeeding Business Day.

(h)         Reference to any law or Law means such law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(i)             All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

(j)            When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(k)         A parenthetical description following a reference to an Article, Section, paragraph, Exhibit or Schedule in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In the case of a conflict between an Article, Section, paragraph, Exhibit or Schedule number and the parenthetical description following it, the Article, Section, paragraph, Exhibit or Schedule number shall control.

(l)             For the avoidance of doubt, references to OHCP III by name, as a Seller, as the Sellers’ Representative or as the Fund Indemnitor shall be read to apply to such entity in its capacity as each of the foregoing.

SECTION 10.3           Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.4           Entire Agreement

This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 10.5           Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that, any party (a) may assign this Agreement to an Affiliate by providing notice of such assignment to the other parties; provided, that, (i) such assignment shall not be permitted without the consent of the other parties if such assignment would impair, hinder or delay the consummation of the Transactions contemplated hereby; (ii) any additional costs and expenses that arise due to any assignment by a party to an Affiliate shall be the sole responsibility of such party; and (iii) such party shall remain liable for its obligations under this Agreement; and (b) Buyer may collaterally assign its rights hereunder to one or more of its sources of Financing, but (i) no such assignment shall relieve Buyer of any of its obligations hereunder and (ii) in no event shall any such assignment increase the obligations of the Sellers or the Blocker Sellers under this Agreement or otherwise.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their permitted successors and assigns.

SECTION 10.6           No Third-Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted successors and assigns, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.7           Expenses

Except as otherwise expressly provided herein, all expenses incurred by the parties hereto shall be borne solely by the party that has incurred such expenses.

SECTION 10.8           Specific Performance

Each party agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or state court located in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity; provided, that, in no event shall the Sellers or the Blocker Sellers be entitled to any injunction or specific enforcement of the terms of this Agreement to require Buyer to consummate the Transactions.

SECTION 10.9           Waiver

This Agreement or any of its provisions may not be waived except in writing.  The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

SECTION 10.10                Amendments

This Agreement may only be amended by an instrument in writing signed by each of the parties hereto.

SECTION 10.11                Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

(a)         Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws thereof that could cause the laws of any other jurisdiction to be applied.  Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the courts of the State of Delaware or Federal Courts of the United States of America, in each case, located in the State of Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement.  Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts.  Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by notice given in accordance with the provisions of Section 10.1 (Notices), such service being hereby acknowledged by the parties to be effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

(b)         WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 10.11(b) (WAIVER OF JURY TRIAL) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11(b) (WAIVER OF JURY TRIAL) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

SECTION 10.12                Schedules

Any matter, information, item or other disclosure disclosed pursuant to any Schedule hereto (whether or not an explicit cross-reference is included) in respect of one provision of this Agreement shall be deemed to be disclosed to Buyer in respect of any other provision of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such matters, information, item or other disclosure in such Schedule is relevant to such other provisions.  The inclusion of any matter, information, item or other disclosure set forth in any section of the Schedules shall not be deemed to constitute an admission of any liability of the Sellers or the Blocker Sellers or otherwise imply that such matter, information, item or other disclosure is material or is required to be referred to or disclosed under this Agreement.  The information contained in the Schedules is disclosed solely for purposes of this Agreement and no disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties to establish whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.

SECTION 10.13                Counterparts

This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this SECURITIES PURCHASE AGREEMENT to be executed and delivered as of the date first written above.

BUYER:

MONITRONICS INTERNATIONAL, INC.

By:	/s/ Michael R. Haislip
Name:	Michael R. Haislip
Title:	CEO and President

SELLERS:

OAK HILL CAPITAL PARTNERS III, L.P., as a Seller, the Sellers’ Representative and the Fund Indemnitor acting on behalf of itself and its co-investment entities

By:	OHCP GenPar III, L.P.
its General Partner

By:	OHCP MGP Partners III, L.P.
its General Partner

By:	OHCP MGP III, Ltd.
its General Partner

By:	/s/ John R. Monsky
Name:	John R. Monsky
Title:	Officer

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P.
its General Partner

By:	OHCP MGP Partners III, L.P.
its General Partner

By:	OHCP MGP III, Ltd.
its General Partner

By:	/s/ John R. Monsky
Name:	John R. Monsky
Title:	Officer

PCP SN HOLDINGS, INC.

By:	/s/ Sean Flynn
Name:	Sean Flynn
Title:	Director

BNY MELLON-ALCENTRA MEZZANINE PARTNERS III, L.P.

By:	/s/ Scott Gold
Name:	Scott Gold
Title:	GP

PERRY COMPANIES, INC.

By:	/s/ Richard W. Perry
Name:	Richard W. Perry
Title:	President

CHARLES MAY

By:	/s/ Charles May

KEN WIESENFELD

By:	/s/ Ken Wiesenfeld

GARY FRANKLYN

By:	/s/ Gary Franklyn

NICHOLAS PERRY

By:	/s/ Nicholas Perry

BLOCKER SELLERS:

OAK HILL CAPITAL PARTNERS III (AIV I), L.P.

By:	OHCP GenPar III, L.P.
its General Partner

By:	OHCP MGP Partners III, L.P.
its General Partner

By:	OHCP MGP III, Ltd.
its General Partner

By:	/s/ John R. Monsky
Name:	John R. Monsky
Title:	Officer

OAK HILL CAPITAL PARTNERS III (AIV II), L.P.

By:	OHCP GenPar III, L.P.
its General Partner

By:	OHCP MGP Partners III, L.P.
its General Partner

By:	OHCP MGP III, Ltd.
its General Partner

By:	/s/ John R. Monsky
Name:	John R. Monsky
Title:	Officer

Solely for the purposes of the provisions hereof
pertaining to Ascent:

ASCENT CAPITAL GROUP, INC.

By:	/s/ William Niles
Name:	William Niles
Title:	Executive Vice President

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Securities Purchase Agreement, dated as of July 10, 2013, by and among Monitronics International, Inc., a Texas corporation, Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership, Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership, PCP SN Holdings, Inc., a Delaware corporation, BNY Mellon-Alcentra Mezzanine Partners III, L.P., a Delaware limited partnership, Perry Companies, Inc., a Florida corporation, Charles May, Ken Wiesenfeld, Gary Franklyn and Nicholas Perry, Oak Hill Capital Partners III (AIV I), L.P., a Cayman Islands exempted limited partnership, Oak Hill Capital Partners III (AIV II), L.P., a Cayman Islands exempted limited partnership, and Ascent Capital Group, Inc., a Delaware corporation, have not been provided herein:

EXHIBITS

Exhibit A	Ultimate Interests

Exhibit B-1	Non-Solicitation and Non-Competition Agreement (Oak Hill Entities)

Exhibit B-2	Non-Solicitation and Non-Competition Agreement (Richard Perry)

Exhibit B-3	Non-Solicitation and Non-Competition Agreement (Ken Wiesenfeld)

Exhibit C	[Reserved]

Exhibit D-1	Amended Employment Agreement (Gary Franklyn)

Exhibit D-2	Amended Employment Agreement (Ken Wiesenfeld)

Exhibit D-3	Amended Employment Agreement (John J. O’Brien)

Exhibit D-4	Amended Employment Agreement (Richard Perry)

Exhibit D-5	Amended Employment Agreement (Nicholas Perry)

Exhibit D-6	Amended Employment Agreement (Kurt Becker)

Exhibit E-1	Closing Working Capital

Exhibit E-2	Closing Working Capital Illustrative Calculation

Exhibit F	Form of Escrow Agreement

Exhibit G	Notices

SCHEDULES

1.1(a)	Non-Solicitation and Non-Competition Agreements

1.1(b)	Amended Employment Agreements

1.1(c)	Litigation Reserve

2.3(g)	Policies

3.1	Subsidiaries

3.3(a)	Conflicts

3.3(b)	Consents

3.6	Actions

3.8(a)(i)	Target Capitalization

3.8(a)(ii)	Target Holders

3.8(a)(iii)	Target Options; Voting Agreements

3.8(b)(i)	Intermediate Capitalization

3.8(b)(ii)	Intermediate Voting Agreements

3.8(c)(i)	SN Holdings Capitalization

3.8(c)(ii)	SN Holdings Holders

3.8(c)(iii)	SN Holdings Voting Agreements

3.8(d)(i)	Company Capitalization

3.8(e)(i)	Company Subsidiaries’ Capitalization

3.8(e)(ii)	Company Subsidiaries’ Holders

3.8(e)(iii)	Company Subsidiaries’ Voting Agreements

3.8(f)(i)	Blocker Capitalization

3.8(f)(ii)	Blocker Holders

3.10(a)	Seller Sold Entity Financial Statements

3.10(b)(iii)	Company Liabilities

3.10(b)(iv)	Liability Thresholds

3.10(c)	Seller Sold Entities Consolidated First Quarter Financial Statements

3.10(d)	Indebtedness of Seller Sold Entities

3.11(a)	Blocker Financial Statements

3.11(b)	Blocker First Quarter Financial Statements

3.12(a)	Changes in Operations

3.12(b)(ii)	Indebtedness

3.13(a)	Permits

3.13(b)	Compliance with Laws

3.13(c)	Alarm Monitoring Claims

3.14(a)	Taxes

3.14(b)	Tax Audits

3.14(c)	Changes in Taxable Income

3.14(d)	Distribution or Controlled Corporation Status

3.14(e)	Foreign Residency Issues

3.14(f)	Listed Transactions

3.14(g)	Agreements with Taxing Authorities

3.14(h)	Aggregate Blocker Attributes

3.14(i)	Intercompany Transactions

3.14(j)	Disregarded Entity Status

3.15(a)	Intellectual Property

3.15(b)	Rights to Use Intellectual Property

3.15(c)	Threatened or Pending Claims; Infringement

3.16(a)	Material Contracts

3.16(a)(ii)	Material Alarm Monitoring Purchase Agreements

3.16(b)	Defaults

3.17(a)	Employee Benefit Plans

3.17(m)	Employee Plan Liability

3.18(b)	Leased Real Property

3.19(a)	Employees

3.20	Compliance with Environmental Laws

3.21(a)	Insurance Policies

3.21(b)	Denial of Coverage; Reservation of Rights

3.22	Affiliate Transactions

3.23(a)(i)	Form Alarm Monitoring Purchase Agreements

3.23(a)(ii)	Alarm Monitoring Purchase Agreements

3.23(a)(iv)	Incomplete Alarm Monitoring Purchase Agreements

3.23(b)	Cessation or Reduction of Dealer Business

3.23(c)	RMR Reductions

3.23(d)	Termination of Alarm Monitoring Purchase Agreements

3.23(e)	Dealer Discounts and Rebates

3.23(f)(i)	Aggregate RMR

3.23(f)(ii)	Dealer Loans

3.23(g)	Dealer Disputes

3.23(h)	Dealer Guaranty Period

3.23(i)(i)	Alarm Monitoring Purchase Agreement Defaults

3.23(i)(ii)	Form Alarm Monitoring Purchase Agreement Compliance with Laws

3.24(a)	Other Parties to Alarm Monitoring Agreements

3.24(b)	List of Alarm Monitoring Agreements

3.24(c)(i)	Alarm Monitoring Agreement Defaults

3.24(c)(ii)	Form Alarm Monitoring Agreement Compliance with Laws

3.24(d)	Telephone Lines

3.24(e)	Other Alarm Monitoring Agreements

3.24(f)	Sprinkler Systems, Inspections and Certificates

3.24(h)	Accounts Receivable

3.24(i)	RMR

3.25(b)	Central Monitoring Centers

3.27	Bank Accounts

4.3(b)	Buyer Consents

4.8	Ascent Capital Stock

5.4(k)	Competitor Litigation

5.14(a)	Employee Termination

6.6	Consents

9.9(h)	OHCP III Agreement

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.